EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

COOK INLET ENERGY, LLC

AND

PACIFIC ENERGY ALASKA OPERATING LLC

AND

PACIFIC ENERGY ALASKA HOLDINGS, LLC

Dated as of November 24, 2009

TABLE OF CONTENTS

Page

Exhibits and Schedules

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement"), dated as of November 24, 2009 (the "Execution Date"), is by and between COOK INLET ENERGY, LLC, an Alaska limited liability company with an address of P.O. Box 90834, Anchorage, Alaska 99509 ("Buyer"), PACIFIC ENERGY ALASKA OPERATING LLC, a Delaware limited liability company with an address of 111 W. Ocean Boulevard, Suite 1240, Long Beach, California 90802 ("PEAO"), and PACIFIC ENERGY ALASKA HOLDINGS, LLC, a Delaware limited liability company with an address of 111 W. Ocean Boulevard, Suite 1240, Long Beach, California 90802 ("PEAH"). PEAO and PEAH may each be referred to herein as a "Seller" and collectively as the "Sellers." Sellers and Buyer may each be referred to herein as a "Party" and collectively as the "Parties."

RECITALS:

A. Pursuant to an Asset Sales Agreement by and between Forest Oil Corporation and PERL (as defined below) and a Membership Interest Purchase Agreement by and among Forest Oil Corporation, Forest Alaska Holdings LLC, Forest Alaska Operating LLC and PERL, each dated May 24, 2007, as amended, Sellers acquired the Alaska Interests (as defined below), and PEAH acquired 100% of the membership interests in PEAO.

B. Sellers are debtors in possession under the protection of Chapter 11 of the United States Bankruptcy Code pursuant to jointly administered cases under Case Number 09-10785 (the "Bankruptcy Case") filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

C. On September 11, 2009, at Sellers' request, the Bankruptcy Court entered an order ("Abandonment Order") authorizing Sellers to (i) abandon certain of their interests in oil and gas properties located in Alaska outside Trading Bay, including the Alaska Interests (collectively, "Abandoned Assets"), pursuant to section 554 of the Bankruptcy Code (as defined below), and (ii) reject certain executory contracts relating to the Abandoned Assets, including the Contracts (as defined below) (collectively, the "Rejected Contracts"), pursuant to section 365 of the Bankruptcy Code. Sellers abandoned the Abandoned Assets and rejected the Rejected Contracts as contemplated in the Abandonment Order.

D. Buyer desires to purchase the Alaska Interests from Sellers, and Sellers desire to sell the Alaska Interests to Buyer, in each case effective as of the Effective Time (as defined below), and subject to the terms and conditions of this Agreement.

E. The transactions contemplated by this Agreement, including the purchase and sale of the Alaska Interests hereunder, are subject to approval by the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code (as defined below).

AGREEMENTS:

In consideration of their mutual promises under this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, when used in this Agreement, have the following definitions:

1.1 **AAC**. Alaska Administrative Code.

1.2 **Abandoned Assets**. Defined in the Recitals.

1.3 **Abandonment Obligations**. Defined in Section 10.7(a).

1.4 **Abandonment Order**. Defined in the Recitals.

1.5 **Affected Employees**. Defined in Section 13.1(a).

1.6 **Affiliates**. A Person's "Parent Companies" and "Affiliated Companies." "Parent Companies," "Affiliated Companies," and "Controlling Interest" shall have the following meanings:

(a) A Person's "Parent Companies" means any and all entities having a "Controlling Interest" in such Person;

(b) A Person's "Affiliated Companies" means any and all entities in which the Person or the Parent Companies of such Person have a direct or indirect "Controlling Interest"; and

(c) "Controlling Interest" means a legal or beneficial ownership of more than 50% of the voting stock or other voting rights in an entity.

1.7 **Agreement**. Defined in the preamble of this Agreement, as more particularly described in Section 18.19(c).

1.8 **Alaska Interest** or **Alaska Interests**. Except for the Excluded Items, and subject to the limitations and terms expressly set forth herein and in Exhibit A and Exhibit B, all of Sellers' right, title and interest in and to the following, to the extent that they pertain to the Properties:

(a) All Fee Interests, Leases and Lands, together with corresponding surface and subsurface interests in and to all the property and rights incident thereto, including any Units; all tenements and hereditaments belonging to the Leases and the Units; all production from the Units allocated to any such Lands; and all reversionary interests, carried interests, options, convertible interests, net profits interests, together with all rights that arise by operation of Applicable Laws or otherwise in all properties and land unitized, communitized or pooled with the Leases or Lands;

(b) All Easements;

(c) All Wells;

(d) All Tangible Assets;

(e) All Oil and Gas (or the proceeds from the sale of Oil and Gas) produced in connection with the Properties after the Effective Time;

(f) All Contracts;

(g) All unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of Governmental Entities) to the extent they relate to the Properties or the production of Oil and Gas therefrom;

(h) All Permits;

(i) All Records;

(j) All Royalty Interests;

(k) All partnership and joint venture interests (tax, state law or otherwise) affecting any Properties, Easements, Wells or Tangible Assets;

(l) To the extent assignable, all rights to indemnities (other than the Forest Indemnities) and releases from any Third Party relating to the Properties, Easements, Wells or Tangible Assets, in each case only to the extent such indemnities and releases relate to (i) activities occurring on or after the Effective Time or (ii) any Claim or Liability assumed by Buyer under this Agreement, provided that Sellers shall retain their interest in such representations, warranties, indemnities and releases to the extent Sellers may potentially remain liable for any such Claim or Liability;

(m) All operating revenues and accounts receivable relating to the period after the Effective Time, in each case associated with the Properties or the production of Oil and Gas attributable thereto;

(n) All leases or subleases of Tangible Assets as to which Sellers are (i) lessor or sublessor or (ii) lessee or sublessee, together with any options to purchase the underlying property;

(o) All leases for real property used by Sellers in connection with the operation of the Alaska Interests and the Properties (such as leases for office and warehouse space, but excluding the Leases);

(p) Sellers' geophysical and geological data, engineering and consulting reports, computer data, seismic data, together with any rights of Seller to such types of intellectual property owned or prepared by third parties and not subject to licensing arrangements requiring purchase of a proprietary license by each successor-user, all with respect to the Alaska Interests;

(q) Escrow accounts and bonds deposited with Governmental Entities solely with respect to the Alaska Interests;

(r) all surety bonds, plugging bonds, abandonment bonds, standby trust agreements, escrow accounts for plugging, abandonment, decommissioning, removal and restoration obligations, and other bonds posted by or at the request of Sellers, and security deposits and other security furnished by Sellers or their predecessors in interest, solely with respect to the Alaska Interests;

(s) all Imbalances owed to Sellers by a Third Party as of the Effective Time;

(t) all Oil and Gas in pipelines or in tanks (including in storage, line fill and tank bottoms) upstream of the sales custody transfer meter at the Effective Time that are fairly attributable to the Properties;

(u) all Oil and Gas held by or for the account of Sellers relating to the Alaska Interests (including Oil in storage, linefill and tank bottoms, other than Oil and Gas held by CIPL for the account of Sellers) at the Effective Time; and

(v) the portion of Sellers' RDI account relating to post-petition suspended royalties.

The Alaska Interests shall explicitly exclude the Excluded Items, which are not being transferred hereunder. It is understood and agreed that the Exhibits and Schedules to this Agreement describe assets intended to be conveyed and assigned to Buyer pursuant to this Agreement and that approvals by DNR or other regulatory agencies of such conveyances and assignments and of any overriding royalty interests that Buyer wishes to carve out of its working interest are beyond the scope of this Agreement.

1.9 **Alaska Interests Closing**. Defined in Section 7.1.

1.10 **Alaska Interests Closing Date**. Defined in Section 7.1.

1.11 **Alaska Interests Deposit**. Defined in Section 6.3.

1.12 **Alaska Interests Purchase Price**. Defined in Section 3.1(a).

1.13 **Applicable Laws**. Any and all federal, state, Native American, county, municipal or other federal, state or local laws, ordinances, regulations, rules, permits, or other regulatory requirements and any administrative, executive or judicial or court orders or judgments, as well as the common law, in each case which are applicable to any of the Parties or the Alaska Interests.

1.14 **Assignment and Bill of Sale**. An instrument substantially in the form of Exhibit C.

1.15 **Associated Parties**. As to each Party, its successors, assigns, members, shareholders, directors, officers, employees, agents, representatives and Affiliates.

1.16 **Assumed Liabilities**. The following Liabilities of Sellers, but in each case only to the extent directly related to and associated with the Alaska Interests:

(a) All Liabilities associated with, related to or arising from the ownership of the Alaska Interests after the Effective Time;

(b) All Liabilities associated with, related to or arising from the operation of the Properties after the Effective Time;

(c) All Environmental Liabilities with respect to the Alaska Interests;

(d) All accounts payable that accrue after the Effective Time;

(e) All royalty obligations associated with, relating to or arising from the Alaska Interests that accrue after the Effective Time, including those associated with, relating to or arising from the conveyance, transfer or assignment of overriding royalty interests of PERL and PEAO pursuant to Section 7.2(l); provided, however, that notwithstanding any other provision of this Agreement, upon the Alaska Interests Closing any and all overriding royalty interests created or put in place on or after August 24, 2007 (other than those associated with, relating to or arising from conveyance, transfer or assignment of overriding royalty interests of PERL and PEAO pursuant to Section 7.2(l)) shall be terminated and Buyer shall take the Alaska Interests and Properties free and clear of any and all such overriding royalty interests;

(f) All Claims arising out of the ownership or operation of the Alaska Interests after the Effective Time;

(g) All plugging, abandonment, decommissioning, removal and/or restoration Liabilities associated with, related to or arising from the Alaska Interests with respect to the periods prior to, on or after the Effective Time;

(h) Permitted Encumbrances;

(i) Imbalances owed by Sellers to a Third Party; and

(j) Post-petition suspended royalties maintained by RDI and as set forth on Schedule 4.

For purposes of clarity, Assumed Liabilities excludes any and all Liabilities not specifically referenced in this definition of Assumed Liabilities.

1.17 **Bankruptcy Case**. Defined in the Recitals of this Agreement.

1.18 **Bankruptcy Claim**. As defined in Section 101(5) of the Bankruptcy Code.

1.19 **Bankruptcy Code**. Title 11 of the United States Code, as amended.

1.20 **Bankruptcy Costs**. All costs and claims related to the Bankruptcy Case, including all administrative expenses and claims for administrative expenses pursuant to Section 503 of the Bankruptcy Code.

1.21 **Bankruptcy Court**. Defined in the Recitals of this Agreement.

1.22 **Business Day**. Any day on which the Bankruptcy Court is physically open to the public.

1.23 **Buyer**. Defined in the preamble of this Agreement.

1.24 **CERCLA**. The Comprehensive Environmental Response, Compensation and Liability Act, as amended.

1.25 **CIPL**. Cook Inlet Pipe Line Company, a Delaware corporation.

1.26 **Claim or Claims**. Collectively, any and all written or oral claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) asserted or, as applicable, filed by any Person.

1.27 **Confidentiality Agreement**. The Confidentiality Agreement, dated February 26, 2009, between PERL and Buyer.

1.28 **Consents**. Any approval, consent, ratification, waiver or other authorization from any Person (including any of the foregoing issued, granted, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Laws).

1.29 **Contracts**. All written contracts, contractual rights, interests and other written agreements and instruments covering or affecting any or all of the Alaska Interests or the production, handling or transportation of Oil and Gas attributable thereto or the use or ownership or operation of any of the Alaska Interests or the Oil, Gas, water or other substances produced therefrom, to be assigned to or assumed by Buyer under this Agreement, consisting of those certain contracts listed on Exhibit B and any Related Agreements listed on Schedule 5.

1.30 **Credit Agreements**. (i) The Senior Secured Super Priority Priming Debtor in Possession Credit and Guaranty Agreement, dated as of March 11, 2009, among PERL, Sellers, J. Aron, Silver Point and certain other lenders, guarantors and others party thereto, as amended, supplemented and modified from time to time, and (ii) the Second Lien Credit Agreement, dated August 24, 2007, among Sellers, J. Aron, Silver Point and certain other lenders, guarantors and others party thereto, as amended, supplemented and modified from time to time.

1.31 **Cure Amounts**. Defined in Section 6.1(a).

1.32 **Deposit Agreement**. Defined in Section 6.3.

1.33 **DNR**. Alaska Department of Natural Resources.

1.34 **Easements**. All easements, rights-of-way, rights-of-use, servitudes, licenses, authorizations, permits, and similar surface and other rights and interests applicable to, or used or useful in connection with, any or all of the Properties, as listed on Exhibit A.

1.35 **Effective Time**. 7:00 a.m. Pacific time on the Alaska Interests Closing Date.

1.36 **Environmental Laws**. Any and all Applicable Laws of any Governmental Entity whose purpose is to conserve or protect human health, the environment, wildlife or natural resources, including those Applicable Laws relating to storage, handling and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas. Without limiting the foregoing, Environmental Laws expressly includes the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Rivers and Harbors Act of 1899, as amended; the Safe Drinking Water Act, as amended; CERCLA; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Hazardous and Solid Waste Amendments Act of 1984, as amended; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; Title 46 of the Alaska Statutes; and Title 18 of the Alaska Administrative Code.

1.37 **Environmental Liabilities.** All Liabilities under Environmental Laws relating to, arising out of, in connection with, or attributable to ownership or operation of the Alaska Interests, whether associated with, related to or arising from the periods prior to, on or after the Effective Time.

1.38 **Escopeta**. Escopeta Oil Company, L.L.C., a Texas limited liability company.

1.39 **Excluded Items**. The (i) reservations, exceptions and exclusions, if any, listed on Exhibit A and Exhibit B, (ii) the items listed in Schedule 2, and (iii) the following:

(a) pipelines, fixtures, equipment, interests in land or any other property owned by any Third Party such as lessors, contractors, purchasers or transporters of Oil or Gas, including any of Sellers' Affiliates;

(b) Sellers' geological or geophysical data containing information not related to the Alaska Interests;

(c) Sellers' intellectual property (including, without limitation, their trade names and logos), not expressly included in the Alaska Interests;

(d) (i) cash located on or at the Properties, (ii) cash equivalents and (iii) deposits with Sellers' legal counsel; provided that, in the case of (i) and (ii) above, to the extent that such cash or cash equivalents were generated from transactions occurring prior to the Effective Time or to the extent such transactions do not relate to the Alaska Interests,

(e) items used, consumed or disposed of prior to the Alaska Interests Closing;

(f) all rights to representations, warranties, indemnities (including the Forest Indemnities) and releases from any Third Party, except indemnities and releases that are specifically included in the Alaska Interests pursuant to Section 1.8(l).

(g) all rights under insurance policies held by Sellers or any of their Affiliates covering any of the Alaska Interests;

(h) Tangible Assets currently in use in connection with the ownership or operation of other property not included in the Alaska Interests;

(i) Records that are subject to attorney-client privilege, work product immunity or other privileges against disclosure enjoyed by Sellers or any of their Associated Parties, including all privileged information and work product of Sellers and their Associated Parties from the period up to and including the Alaska Interests Closing;

(j) any interests, properties or assets owned by any Person other than Sellers;

(k) any and all Claims against operators or other third parties arising out of the operation of the Properties or Alaska Interests prior to the Effective Time;

(l) the Redoubt Interruption Claim;

(m) the Forest Indemnities;

(n) the shares of capital stock of CIPL owned by PEAH;

(o) all Contracts between a Seller or Sellers, on one hand, and PERL on the other;

(p) any and all Claims and rights arising under errors and omissions and directors and officers liability insurance policies of Sellers or any Affiliate of any Seller;

(q) any and all Claims and rights relating to litigation or other actions unrelated to the Alaska Interests, including any Claims and rights arising under Chapter 5 of the Bankruptcy Code or applicable state fraudulent transfer statutes; and

(r) the overriding royalty interests being transferred, conveyed, assigned and delivered by PERL and PEAO to Donkel Oil & Gas, LLC pursuant to Section 7.2(l).

1.40 **Excluded Liabilities**. Without limiting the definition of Assumed Liabilities or implying that Buyer is assuming any Liability other than the Assumed Liabilities, the following Claims against and Liabilities and obligations of Sellers are excluded and not assumed by Buyer:

(a) All Liabilities associated with, related to or arising from debt instruments to which one or both Sellers is a party, except for Liabilities that relate to Permitted Encumbrances;

(b) All accounts payable that have accrued prior to the Effective Time;

(c) All royalty obligations associated with, related to or arising from the Alaska Interests that have accrued prior to the Effective Time, except as set forth on Schedule 4;

(d) All Claims, except Environmental Claims and Abandonment Obligations, arising out of the ownership or operation of the Alaska Interests prior to the Effective Time; and

(e) All Bankruptcy Claims (except Environmental Claims and Abandonment Obligations) and Bankruptcy Costs (except Environmental Claims and Abandonment Obligations).

1.41 **Execution Date**. Defined in the preamble.

1.42 **Fee Interests**. All fee interests to the surface and in the Oil and Gas, including rights under grant deeds, mineral deeds, conveyances or assignments, as specifically listed on Exhibit A.

1.43 **Final Alaska Interests Purchase Price**. The actual Alaska Interests Purchase Price, as adjusted in accordance with Section 3.2 and Section 3.3, determined based on the Final Settlement Statement.

1.44 **Final Settlement Statement**. Defined in Section 10.9(a).

1.45 **Forest Indemnities**. Sellers' rights to indemnification provided by Forest Oil Corporation under the Asset Sales Agreement and Membership Interest Purchase Agreement, each as amended, referenced in the Recitals to this Agreement and under that certain indemnity letter dated January 29, 2008, as supplemented on November 6, 2008.

1.46 **GAAP**. Generally accepted accounting principles in Canada, as in effect from time to time.

1.47 **Gas**. Natural gas, including casinghead gas, gas-well gas and other hydrocarbon gases.

1.48 **Governmental Bonds**. All bonds or other forms of financial security (including all lease-specific abandonment bonds, areawide bonds, operator bonds, right of way bonds, supplemental bonds for abandonment accounts) required by the DNR or other Governmental Entities in connection with Buyer's acquisition and ownership of the Alaska Interests or Buyer's designation as an operator of the Properties or any Alaska Interest.

1.49 **Governmental Entity**. Any federal, state, Native American, county, municipal or other federal, state or local governmental entity or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental entity in any jurisdiction (domestic or foreign) having jurisdiction over any Party or any affected asset, or over any of the transactions contemplated by this Agreement.

1.50 **Hiring Period**. Defined in Section 13.1(a).

1.51 **Imbalances**. Over-production or under-production subject to an imbalance or make-up obligation with respect to Oil and Gas produced from or allocated to the Properties, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Applicable Laws.

1.52 **J. Aron**. J. Aron & Company.

1.53 **Lands**. All of the lands covered by the Leases or held by Sellers in fee simple or otherwise.

1.54 **Leases**. The Oil and Gas leases and subleases, and the surface and subsurface leasehold estates created thereby, as specifically listed on Exhibit A.

1.55 **Liability or Liabilities**. Collectively, all Claims, damages (including consequential and punitive damages), including damages for personal injury, death or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration or clean up of contamination, whether the injury, death or damage occurred or occurs on or off any of the Properties by migration, disposal or otherwise; losses; fines; penalties, expenses; costs to remove or modify facilities on or under any of the Properties; costs to recondition or repair the Tangible Assets; all Abandonment Obligations, including without limitation, plugging liabilities for all Wells, platforms, pipelines and other facilities; attorneys' fees; court and other costs incurred in defending a Claim; liens; and judgments; in each instance, whether any of the foregoing are foreseeable or unforeseeable, known or unknown.

1.56 **NORM**. Naturally occurring radioactive material.

1.57 **Oil**. Crude oil, distillate, drip gasoline, condensate and other liquid hydrocarbons.

1.58 **Organizational Documents**. With respect to any Person, its certificate of incorporation, formation or organization (or comparable) document, its by-laws, partnership agreement or any certificate of formation, limited liability company agreement or operating agreement, or any other similar organizational instrument or document governing such Person or applicable to ownership.

1.59 **ORRI Hydrocarbons**. Oil, gas and other minerals attributable to the PERL ORRI, the PEAO ORRI or the Post-Closing ORRI.

1.60 **Party or Parties**. Defined in the preamble of this Agreement.

1.61 **PEAH**. Defined in the preamble of this Agreement.

1.62 **PEAO**. Defined in the preamble of this Agreement.

1.63 **PEAO ORRI**. Defined in Section 7.2(l).

1.64 **PERL**. Pacific Energy Resources Ltd., a Delaware corporation, which is a debtor in possession under the Bankruptcy Case, owner of all of the issued and outstanding membership interests of PEAH and operator of certain Alaska Interests.

1.65 **PERL ORRI**. Defined in Section 7.2(l).

1.66 **Permits**. All transferable environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Properties, including credits or the right to create credits or other transferable rights relating to past or future emissions reductions.

1.67 **Permitted Encumbrances**. Any mortgage, deed of trust, lien, encumbrance, Claim, royalty, obligation or interest (i) related to one or more Assumed Liabilities or (ii) set forth on Exhibit A or Exhibit B.

1.68 **Person**. Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, estate, unincorporated organization, Governmental Entity or other entity.

1.69 **Post-Closing ORRI**. Defined in Section 10.14.

1.70 **Preliminary Alaska Interests Purchase Price**. An estimate of the Alaska Interests Purchase Price, as adjusted in accordance with Section 3.2 and Section 3.3, determined based on the Preliminary Settlement Statement.

1.71 **Preliminary Settlement Statement**. Defined in Section 10.8.

1.72 **Production Taxes.** All federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the Properties, including, without limitation, excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

1.73 **Property or Properties**. The real properties included within or covered by the Leases, Lands, Units and Fee Interests.

1.74 **Property Conditions**. The physical condition or any other aspect of the Properties and the Tangible Assets, including (a) the structural integrity of any improvements on the Properties or the Tangible Assets; (b) the conformity of improvements on the Properties or the Tangible Assets to any plans or specifications for such Properties or the Tangible Assets; (c) the conformity of the Properties or the Tangible Assets to past, current or future applicable zoning or building code requirements; (d) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides; (e) the sufficiency of any undershoring; (f) the sufficiency of any drainage; (g) whether the Properties or the Tangible Assets are located wholly or partially in a flood plain or a flood hazard boundary or similar area; (h) any other matter affecting the stability or integrity of the land, or any buildings or improvements situated on or as part of the Properties or the Tangible Assets; (i) the availability of public utilities and services for the Properties or the Tangible Assets; (j) the fitness or

suitability of the Properties or the Tangible Assets for any intended use; (k) the potential for further development of the Alaska Interests; (l) the existence of vested land use, zoning or building entitlements affecting the Alaska Interests or the Tangible Assets; or (m) the presence of toxic wastes, hazardous materials or friable asbestos in, on or about the Alaska Interests or the Tangible Assets.

1.75 **Property Taxes**. All federal, state or local taxes, assessments, levies or other charges, which are imposed upon the Properties or other real and personal property of Sellers that is acquired by Buyer hereunder, including, without limitation, ad valorem, property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

1.76 **Prospective Employees**. Defined in Section 13.1(a).

1.77 **RCA.** Regulatory Commission of Alaska.

1.78 **RDI Account**. Sellers' bank account held in the name of Royalty Distributors Inc. as described on Schedule 4.

1.79 **Records**. All books and records, files, data, correspondence, studies, surveys, reports, Oil and Gas sales contract files, gas processing files, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) in Sellers' possession and relating to the operation of the Properties, including all title records, prospect information, title opinions, title insurance reports, abstracts, property ownership reports, customer lists, supplier lists, sales materials, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, Third-Party licenses, promotional materials, operational records, technical records, reserve estimates and economic estimates; production and processing records, division order, lease, land and right-of-way files, accounting and financial files, tax records (other than income tax), and contract files (including all files regarding the Contracts and related files); provided, however, "Records" shall not include (a) Sellers' general corporate or limited liability company, accounting and financial books and records even if containing references to the Properties, provided that Sellers shall provide Buyer reasonable access to such books and records as reasonably necessary for the conduct of Buyers post closing business activities related to the Alaska Interests, (b) books, records (including seismic data) and files that may not be disclosed under the terms of any Third Party agreement (and consent to make disclosure has not been obtained) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyer) or cannot be disclosed under Applicable Laws, (c) information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions, which shall be included in the Records), and information relating to Excluded Items, (d) income tax information, (e) records relating to the acquisition or disposition (or proposed acquisition or disposition) of the Properties, including proposals received from or made to, and records of negotiations with, Persons other than Buyer and economic analyses associated therewith, (f) seismic data already owned or held by Buyer, and (g) Excluded Items.

1.80 **Redoubt Interruption Claim**. Any and all claims or rights of Sellers or their Affiliates relating to the business interruption arising from or related to the volcanic and seismic activity that began in March 2009.

1.81 **Rejected Contracts**. Defined in the Recitals.

1.82 **Related Agreements**. Defined in Section 6.1(a).

1.83 **Remaining Employees**. Defined in Section 13.1(a).

1.84 **Royalty Interests**. All royalties, overriding royalties, sliding scale royalties, shut-in royalties, rights to royalties in kind, or other interests in production of Oil and Gas, excluding working interests, as set forth on Exhibit A.

1.85 **Sale Order**. The sale order to be entered by the Bankruptcy Court approving the consummation of the purchase and sale of the Alaska Interests as contemplated by this Agreement.

1.86 **Seller** or **Sellers**. Defined in the preamble of this Agreement.

1.87 **Silver Point**. Silver Point Finance, LLC.

1.88 **Strict Liability**. Includes strict statutory liability, strict products liability and strict environmental liability.

1.89 **Successor Operator Approval**. Final, unconditional approval by the DNR and any other applicable Governmental Entity of Buyer as the successor operator for the Alaska Interests previously operated by PERL.

1.90 **Tangible Assets**. All pipelines, flowlines, plants, gathering and processing systems, buildings, vehicles, compressors, meters, tanks, machinery, tools, pulling machines, utility lines, personal property, all computer and automation equipment located in proximity to the Properties (including SCADA equipment and Rosemont transmitters, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters and central processing equipment that is used primarily in connection with the ownership or operation of the Properties), equipment, fixtures, furniture (other than furniture located in the Anchorage office), and improvements and other appurtenances, on or to, the Properties, insofar as they are used or were obtained in connection with the ownership, operation, maintenance or repair of the Properties or relate to the production, treatment, sale, or disposal of Oil and Gas produced from the Properties or attributable thereto.

1.91 **Third Party**. A Person other than Buyer and its Affiliates or Sellers and their Affiliates.

1.92 **Title Defect**. (i) Any mortgage, deed of trust, lien, Encumbrance, Claim, royalty, obligation, or third party interest with respect to any Alaska Interest, other than those expressly agreed in writing by Sellers to be eliminated in connection with the Alaska Interests Closing

pursuant to the "Liens" disclosure on Exhibit A, and (ii) any expiration, termination or cancellation of Sellers' rights to any Alaska Interest.

1.93 **Transaction Documents**. Defined in Section 18.1.

1.94 **Units**. All rights in any pooled or unitized or communitized acreage by virtue of the Lands being a part thereof, as described on Exhibit A.

1.95 **WARN Act**. Defined in Section 13.2.

1.96 **Well or Wells**. All well bores, both abandoned and unabandoned, including Oil wells, Gas wells, injection wells, disposal wells and water wells associated with the Properties, including wells drilled after the Execution Date.

ARTICLE 2
PURCHASE AND SALE

2.1 **Interests**. Sellers agree to sell the Alaska Interests to Buyer, and Buyer agrees to buy the Alaska Interests from Sellers, for the consideration recited in and subject to the terms of this Agreement.

2.2 **Assumption**. From and after the Alaska Interests Closing, but effective as of the Effective Time, Buyer shall assume and be responsible for all Assumed Liabilities, all on the terms more specifically provided in this Agreement. Buyer shall not acquire and shall have no liability pursuant to this Agreement with respect to the Excluded Liabilities.

ARTICLE 3
PURCHASE PRICE

3.1 **Purchase Price**. The total purchase price for the Alaska Interests will be $2,250,000, subject to adjustment pursuant to Section 3.2 and Section 3.3 below (the "Alaska Interests Purchase Price"). For greater clarity, Buyer hereby acknowledges and agrees that notwithstanding anything to the contrary contained in Section 3.2, Section 3.3 or elsewhere in this Agreement, Sellers shall not be responsible for any costs, expenses, or Liabilities arising or accruing with respect to the Alaska Interests at any time after entry of the Abandonment Order.

3.2 **Increases in Alaska Interests Purchase Price**. The Alaska Interests Purchase Price will be increased by the following amounts:

(a) the amount of any costs and expenses, accounts payable and other disbursements, including royalties, rentals, tariffs, Property Taxes or Production Taxes, and penalties and interest, paid by Sellers with respect to periods at or after the Effective Time and fairly attributable to Buyer pursuant to this Agreement, including any capital expenditures permitted under this Agreement pursuant to Section 6.4(a)(iv)

(b) the amount of all prepaid expenses, including Property Taxes, that are paid by Sellers and fairly attributable to the Alaska Interests for the period of time on or after the Effective Time;

(c) the amount of any taxes paid by Sellers pursuant to Article 11;

(d) the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by Buyer, including proceeds from the sale of Oil and Gas, net of all applicable Property Taxes and Production Taxes and royalties paid by Buyer, that are fairly attributable to Sellers pursuant to this Agreement; and

(e) the amount of Sellers' RDI account assumed by Buyer that relates to post-petition royalties.

3.3 **Decreases in Alaska Interests Purchase Price**. The Alaska Interests Purchase Price will be decreased by the following amounts:

(a) an amount equal to any costs and expenses, accounts payable and other disbursements, including royalties, rentals, tariffs, Property Taxes or Production Taxes, and penalties and interest, that are paid by Buyer with respect to periods prior to the Effective Time and fairly attributable to Seller pursuant to this Agreement (excluding any Cure Amounts, which amounts are payable by Buyer pursuant to Section 6.1);

(b) the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by Sellers, excluding proceeds from the sale of Oil and Gas, net of all applicable Property Taxes, Production Taxes and royalties paid by Sellers with respect to periods from and after the Effective Time, that are fairly attributable to Buyer pursuant to this Agreement; and

(c) the amount of any suspended post-petition royalties liability being maintained by RDI and assumed by Buyer.

ARTICLE 4
BUYER'S REVIEW

4.1 **Buyer's Review Before the Execution Date**.

(a) Prior to the Execution Date, Sellers have made available to Buyer certain data relating to the Alaska Interests and the Properties for Buyer's review. Buyer acknowledges that it thoroughly reviewed all of this material before Buyer submitted its offer to purchase the Alaska Interests and executed this Agreement. Buyer shall notify Sellers in writing if it wishes to review files or data in addition to those previously provided, but Sellers' obligation to provide additional files or data shall be limited to files and data that are reasonably available to it. **SELLERS HAVE NO OBLIGATION TO PROVIDE ACCESS TO, AND BUYER WAIVES ALL CLAIMS TO INSPECT, SELLERS' INTERPRETIVE, PREDICTIVE, CONFIDENTIAL, PRIVATE, PROPRIETARY OR PRIVILEGED INFORMATION OR WORK PRODUCT (INCLUDING PERSONNEL RECORDS), OR INFORMATION THE DISSEMINATION OF WHICH IS RESTRICTED BY APPLICABLE LAW OR CONTRACTS BETWEEN SELLERS AND ANY THIRD PARTY.** Sellers have no

obligation to provide any documents or any other information to Buyer that is available to the general public, whether in the public records or from a Governmental Entity on request.

(b) By entering into this Agreement, Buyer acknowledges and represents that it has reviewed and inspected the Alaska Interests (including the Tangible Assets) and the Property, in each case to its satisfaction to enable it to submit its offer to purchase the Alaska Interests and to execute this Agreement, and that it is not entitled to a reduction in the Purchase Price, indemnification or any other recourse of any kind whatsoever against Sellers or any of their respective Associated Parties with respect to any Title Defects. Buyer has undertaken all appropriate inquiry to its satisfaction, and has made an informed decision to acquire the Alaska Interests on the basis of its own investigations and without reliance on statements or investigations by any other Person, including Sellers, PERL and their respective Associated Parties. Any Title Defect is hereby waived by Buyer and such Title Defect will transfer with the affected Alaska Interest.

4.2 **Abandonment Order**. The Alaska Interests and the Contracts were included among the Abandoned Assets and the Rejected Contracts. Buyer acknowledges that notwithstanding anything to the contrary contained in or incorporated by reference into this Agreement, as of the Execution Date Sellers are not owners, in control of, or operators of the Abandoned Assets and are not party to the Rejected Contracts that were abandoned or rejected pursuant to the Abandonment Order. Sellers expressly disclaim knowledge of and responsibility for the status, condition and changes in status and condition of the Alaska Interests since the entry of the Abandonment Order. Sellers have submitted to the Bankruptcy Court a motion requesting that the Bankruptcy Court reconsider the Abandonment Order and ultimately vacate the Abandonment Order to the extent required for consummation of the sale to Buyer of the Alaska Interests pursuant to the terms of this Agreement. Buyer understands that if the Bankruptcy Court is unwilling to vacate the Abandonment Order, then the Alaska Interests Closing will not occur.

4.3 **Environmental Review**. Prior to the Execution Date, Buyer and its Associated Parties had opportunity to inspect and inventory (i) the Tangible Assets and the Properties with respect to environmental matters and (ii) Sellers' environmental records relating to the Tangible Assets and the Property, and Buyer has conducted such reviews to its satisfaction.

4.4 **Access to Assets and Properties**. Buyer acknowledges that (i) prior to the Execution Date, it has had the opportunity to inspect and inventory the condition of the Tangible Assets and Properties to its satisfaction and (ii) there will be no adjustment of the Purchase Price on the basis of the condition of the Tangible Assets or Properties. Buyer acknowledges that certain of the Tangible Assets observed during Buyer's inspections may be or have been used or replaced before the Alaska Interests Closing.

4.5 **No Representation or Warranty of Accuracy; Disclaimer**.

(a) Sellers make no representation or warranty whatsoever (express, statutory or implied) and expressly disclaim all representations and warranties as to the accuracy or completeness of the files or any other information that they have provided to Buyer or

may provide to Buyer or that have been provided or may be provided by Sellers' Associated Parties or other Persons. Conveyance of the Alaska Interests (including the Tangible Assets) and the Properties shall be without representation or warranty whatsoever (express, statutory or implied) as to title, description, physical condition of the Alaska Interests (including the Tangible Assets) or the Properties (including the environmental condition), of the Alaska Interests (including the Tangible Assets and Properties that are part of the Alaska Interests), quality, value, fitness for purpose, merchantability or otherwise. Buyer shall satisfy itself prior to the Alaska Interests Closing, and at the Alaska Interests Closing will be deemed to have satisfied itself entirely as to the type, condition, quality and extent of the property and property interests that comprise the Alaska Interests (including the Tangible Assets, the Properties and any other property or assets that are part of the Alaska Interests) being sold and conveyed to Buyer pursuant to this Agreement.

(b) **BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN <u>SECTION 16.1</u> OF THIS AGREEMENT, SELLERS HAVE NOT MADE, AND WILL NOT MAKE, ANY REPRESENTATION OR WARRANTY WHATSOEVER (EXPRESS, IMPLIED OR STATUTORY) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT, INCLUDING THE ACCURACY OR COMPLETENESS OF DATA, INFORMATION OR MATERIALS FURNISHED AT ANY TIME TO BUYER OR ANY OF ITS ASSOCIATED PERSONS IN CONNECTION WITH THE ALASKA INTERESTS (INCLUDING THE TANGIBLE ASSETS) OR THE PROPERTIES, OR THE QUALITY OR QUANTITY OF OIL AND GAS RESERVES (IF ANY) ATTRIBUTABLE TO THE ALASKA INTERESTS, OR THE ABILITY OF THE ALASKA INTERESTS TO PRODUCE OIL AND GAS. NONE OF SELLERS' ASSOCIATED PARTIES (NOR CIPL OR ANY OTHER PERSON) IS AUTHORIZED TO MAKE ANY WARRANTY OR REPRESENTATION ON SELLERS' BEHALF. ALL DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLERS ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY, AND RELIANCE ON OR USE OF THEM IS AT BUYER'S SOLE RISK.**

4.6 **<u>Acknowledgments of Buyer</u>**. By proceeding with the transactions contemplated in this Agreement, Buyer shall be deemed to have acknowledged and admitted, that:

(a) Buyer has been given full opportunity to adequately inspect the Tangible Assets and the Properties;

(b) Buyer is aware that the Tangible Assets and the Properties have been used for the exploration, development, production, treating and transporting of Oil and Gas, and that physical changes to the environment may have occurred or will occur as a result of such use and that Sellers have disclosed, and Buyer is further aware, that there exists the possibility that there could have occurred or will occur from such use one or more releases of hazardous substances or releases of chemical substances into, or other pollution or contamination of or into, the ambient air, seawater, surface water, groundwater, soil, seabed or subsurface strata of any real property included in the Properties and of contiguous or a series of contiguous, real properties not a part of the

Properties and that pursuant to Alaska Statute 46.03.780 Buyer may be liable to the State of Alaska for damages based on the injuries to, including the death of, fish, animals, vegetation, or the environment of the State of Alaska;

(c) Buyer has entered into this Agreement based solely on its own investigation of the physical condition of the Tangible Assets and the Properties (including the environmental condition of the Properties and the surrounding environment);

(d) Buyer acknowledges that at the Alaska Interests Closing it will acquire the Alaska Interests, including the Tangible Assets and the Properties, based solely on its own investigation of the physical or other condition thereof and assumes the risk that adverse conditions outside the scope of Sellers' representations and warranties set forth in Section 16.1 may not be revealed by Buyer's own investigation. Buyer, with full knowledge of the foregoing and after conducting the investigations and evaluations referenced in the immediately preceding sentence and elsewhere in this Agreement, **IS ACQUIRING THE ALASKA INTERESTS, INCLUDING THE TANGIBLE ASSETS AND THE PROPERTY, ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS,** and, Buyer, by acquiring the Alaska Interests on an "AS IS, WHERE IS, WITH ALL FAULTS" basis, waives any other rights of indemnification, contribution or recourse it may have against or from Sellers or any of their Associated Parties with respect to the condition of the Alaska Interests, including the environmental condition of the Tangible Assets, the Properties and the surrounding environment and any and all damage to the Tangible Assets, the Properties and the surrounding environment (including as a result of volcanic activity or other acts of God). As part of Buyer's agreement to purchase and accept the Alaska Interests "AS IS, WHERE IS, WITH ALL FAULTS" and not as a limitation on such agreement, except as specifically set forth in this Agreement to the contrary, Buyer hereby unconditionally and irrevocably waives and releases any and all actual or potential rights Buyer might have against Sellers regarding any form of warranty, express or implied, of any kind or type, relating to the Alaska Interests, their improvements or the Property Conditions, and such waiver and release is absolute, complete, total and unlimited in every way. Except as specifically set forth in this Agreement to the contrary, such waiver and release includes a waiver and release of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of habitability, Strict Liability rights, and claims of every kind and type, including claims regarding defects which might have been discoverable, claims regarding defects which were not or are not discoverable, environmental claims, environmental liability claims, and all other extant or later created or conceived of Strict Liability or Strict Liability type claims and rights;

(e) In connection with the waivers, releases and limitations of liability set forth in this Agreement (including in Article 14), Buyer expressly waives any rights under Section 1542 of the California Civil Code, which provides:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the

time of executing the release which if known by him must have materially affected his settlement with the debtor."

Buyer has been advised by its legal counsel as to the significance of this waiver of Section 1542 relating to unknown, unsuspected and concealed Claims, and Buyer acknowledges that it fully understands and agrees to such waiver;

(f) Buyer hereby agrees, represents and warrants that the matters released, waived, and limited herein are not limited to matters which are known or disclosed. In this connection and to the extent permitted by law, including the decision of the Alaska Supreme Court in *Witt v. Watkins*, 579 P.2d 1065 (Alaska 1978), Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Sellers from any such unknown causes of action, claims, demands, debt, controversies, damages, costs, losses and expenses which might in any which way be included in the waivers and matters released as set forth in this Agreement; and

(g) Without limiting clauses (d) and (e) above, Buyer expressly acknowledges the following specific disclaimers:

(i) Buyer has made its own estimates of prospective data such as future Oil and Gas production rates, value of exploration prospects, operating costs and Abandonment Obligations, based on Buyer's own abilities and skills to explore, produce, operate, and abandon the Properties and the Alaska Interests and is not relying on Sellers' own estimates of such data.

(ii) The Properties may contain asbestos, hazardous substances or NORM.

(iii) Portions of the Properties and the Alaska Interests are or may be located in a "Wetland" as defined in the "Federal Manual for Determining Jurisdictional Wetland" or Applicable Laws.

(iv) Portions of the Properties and the Alaska Interests are or may be located in a "Flood Zone" as defined by the U.S. Federal Emergency Management Administration or other Governmental Entities.

(v) Sellers do not represent or warrant that ownership, use, operation, maintenance, improvement or abandonment of any intellectual property rights included within the Alaska Interests or owned or held by CIPL would not infringe any patent, copyright, trademark or trade secret rights of any Person.

By initialing where indicated below, Buyer specifically agrees to the foregoing acknowledgements, disclaimers and releases in this Section 4.6.

BUYER _JH_
(Initials)

4.7 **Independent Evaluation**. Buyer has made an independent evaluation of the Alaska Interests (including the Tangible Assets) and the Properties, and acknowledges that Sellers have made no statements or representations concerning the present or future value of the anticipated income, costs or profits, if any, to be derived from the Properties or the Alaska Interests (including the Tangible Assets), or the quantity and quality of any Oil and Gas or other minerals, if any, that may be produced from the Alaska Interests and the Properties, and that **SELLERS DO NOT IMPLIEDLY OR EXPRESSLY WARRANT ANY DESCRIPTION, TITLE, VALUE, QUALITY OR PHYSICAL CONDITION OF THE ALASKA INTERESTS (INCLUDING THE TANGIBLE ASSETS) OR THE PROPERTIES (INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES), MERCHANTABILITY OR FITNESS FOR PURPOSE OF ANY OF THE ALASKA INTERESTS (INCLUDING THE TANGIBLE ASSETS) OR PROPERTIES, OR OTHER PERSONAL PROPERTY OR FIXTURES LOCATED THEREON OR USED IN CONNECTION THEREWITH.** Buyer further acknowledges that, in entering into this Agreement, it has relied solely upon its independent examination of the Alaska Interests (including the Tangible Assets and the Properties) and the public records relating to the Alaska Interests (including the Tangible Assets and the Properties) and its independent estimates, computations, evaluations, reports, and studies based thereon. Buyer acknowledges that it has made such investigation of the Property Conditions as Buyer deems adequate, and shall rely solely upon its own investigation of such conditions and not upon any statement or opinion by Sellers or any Associated Party of Sellers or any Third Party. Except for representations in Section 16.1, Sellers shall not be responsible for any innocent or negligent misrepresentation or failure to investigate the Alaska Interests on the part of Sellers, any Associated Party of Sellers or any Third Party.

4.8 **Buyer's Confidentiality Obligations**.

(a) Except as set forth in Section 18.8, Buyer will keep confidential all information concerning the Alaska Interests (including the Tangible Assets), as set forth in the Confidentiality Agreement.

(b) In the event of termination of this Agreement, Buyer shall promptly, and in any event within five days of such termination, (i) return to Sellers all documentation or other information concerning the Alaska Interests or otherwise pursuant to or in connection with this Agreement, that it obtained from Sellers or any Associated Party of Sellers or CIPL, (ii) destroy all of its work papers and analyses that incorporate the information, and (iii) be subject to these confidentiality obligations for five years after the Execution Date, all in accordance with the Confidentiality Agreement. However, if the Alaska Interests Closing occurs, then Buyer's confidentiality obligations under this Section 4.8 with respect to the Alaska Interests will not survive the Alaska Interests Closing.

ARTICLE 5
DESCRIPTION AND OTHER ERRORS

If either Party determines, either before or within 30 days after the Alaska Interests Closing, that the description of an Alaska Interest is incorrect or that certain Alaska Interests were erroneously included in or erroneously excluded from the respective definitions thereof, other sales information or any conveyancing instruments, then Sellers and Buyer shall meet and use their respective commercially reasonable efforts to resolve the error without need of further consideration, and shall, as applicable, execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, such other instruments of conveyance and take such other actions as either Party reasonably may request in connection therewith. If the Parties cannot resolve any such purported error within 15 days of the commencement of negotiations, then the issue will be submitted to the Bankruptcy Court for resolution.

ARTICLE 6
CERTAIN COVENANTS BETWEEN EXECUTION DATE AND CLOSING

6.1 **Assumption of Contracts and Leases; Payment of Cure Amounts**.

(a) Sellers and Buyer recognize that the list of Contracts set forth on Exhibit B may not be complete, and agree to cooperate in the continuing evaluation of the contracts, leases and other documents of Sellers that affect the Alaska Interests to determine the complete list of Contracts. Seller retains the right to edit or modify Exhibit A with the advise and consent of Buyer and regulatory agencies at any time prior to the Alaska Interests Closing in order to facilitate timely submission and approval of Lease and overriding royalty interest assignments. If and to the extent the parties agree prior to the Closing that additional oil, gas and mineral leases, assignments, subleases, farmout agreements, unit agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, obligations and other agreements, in each case to the extent that Sellers are parties (or as such agreements are otherwise binding upon Sellers) and that concern or pertain to the Alaska Interests (each of the foregoing, but expressly excluding any agreement that constitutes an Excluded Item, a "Related Agreement" and collectively, the "Related Agreements") should expressly be assigned to and assumed by Buyer, the parties shall list such Related Agreements on Schedule 5, and such Related Agreements shall be treated in the same manner as are Contracts under this Agreement. Obligations due to the counterparty of any Contract or Lease as to which Contract or Lease the Sale Order authorizes assignment to Buyer, as determined by the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, including without limitation all amounts set forth in Schedule 1 ("Cure Amounts"), shall be paid by Buyer to Sellers at the Alaska Interests Closing. Except for their obligation to remit Cure Amounts pursuant to Section 6.1(c), Sellers shall have no liability for Cure Amounts.

(b) At the Alaska Interests Closing and to the extent approved by the Sale Order, the Parties will execute and deliver all documents necessary for Buyer to assume the Contracts and Leases, and Buyer shall assume all of Sellers' obligations and liabilities

under the Contracts and Leases. Buyer's obligations shall apply to all Contracts, whether or not recorded.

(c) At or as soon as practicable following the Alaska Interests Closing, to the extent not previously remitted to counterparties, Sellers shall remit directly to each counterparty as set forth in Schedule 1 all Cure Amounts paid by Buyer to Sellers.

(d) (i) To the extent any of the Contracts or Leases constitutes an executory contract or an unexpired lease under Section 365 of the Bankruptcy Code, such Contracts or Leases shall be deemed assumed by the applicable Seller and assigned by such Seller to Buyer pursuant to Section 365 of the Bankruptcy Code; and (ii) to the extent any of the Contracts or Leases do not constitute an executory contract or unexpired lease subject to assumption and assignment under Section 365 of the Bankruptcy Code, then the rights and obligations under such Contract or Lease shall be transferred to Buyer as part of the sale of the Alaska Interests with such rights and obligations being expressly assumed by Buyer.

6.2 **Third Party Notifications and Regulatory Approvals for the Alaska Interests**.

(a) Buyer acknowledges that the sale of the Alaska Interests may require the providing of notice to, and Consent of, lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, Governmental Entities having jurisdiction (including a borough, municipality, city, or village in the State of Alaska, the State of Alaska, Department of Natural Resources, Division of Oil & Gas, the United States Bureau of Land Management, the Regulatory Commission of Alaska, the United States Environmental Protection Agency, the Alaska Oil and Gas Conservation Commission, the United States Department of the Interior, Bureau of Indian Affairs, the Federal Communications Commission, the State of Alaska, Department of Natural Resources, Mental Health Trust Land Office and the Regulatory Commission of Alaska), or any other Third Party.

(b) Buyer acknowledges that it is and shall be solely responsible for obtaining all Consents applicable to the sale of the Alaska Interests from any Governmental Entities having jurisdiction (including a borough, municipality, city, or village in the State of Alaska, the State of Alaska, Department of Natural Resources, Division of Oil & Gas, the United States Bureau of Land Management, the Regulatory Commission of Alaska, the United States Environmental Protection Agency, the Alaska Oil and Gas Conservation Commission, the United States Department of the Interior, Bureau of Indian Affairs, the Federal Communications Commission, the State of Alaska, Department of Natural Resources, Mental Health Trust Land Office and the Regulatory Commission of Alaska). At least one Business Day prior to the hearing at which the Sale Order is anticipated to be conditionally approved, Buyer shall furnish Sellers with copies, or other acceptable proof, of the granting or receipt of (1) Buyer's qualification to do business in Alaska as reflected by a Department of Commerce Good Standing Certificate, (2) Buyer's qualification certificate or card; incumbency certificate, contact list and Power of Attorney from the Department of Natural Resources; (3) Buyer's completed Mental Health Trust

Questionnaire as required by the Trust Lands Office; (4) Buyer's qualification certificate or card from the Bureau of Land Management; and (5) the Successor Operator Approval.

(c) If Buyer does not furnish Sellers with all Consents applicable to the sale of the Alaska Interests from any Governmental Entities having jurisdiction (including a borough, municipality, city, or village in the State of Alaska, the State of Alaska, Department of Natural Resources, Division of Oil & Gas, the United States Bureau of Land Management, the Regulatory Commission of Alaska, the United States Environmental Protection Agency, the Alaska Oil and Gas Conservation Commission, and State of Alaska, Department of Natural Resources, Mental Health Trust Land Office) at least one Business Day prior to the hearing at which the Sale Order is anticipated to conditionally approved, then Sellers may, at their option, elect to (i) delay the Alaska Interests Closing as to any or all of the Alaska Interests, with no charge to either Party for the delay, to permit Buyer to obtain the Consents; or (ii) waive the condition set forth in Section 7.3(c) and proceed with the Alaska Interests Closing without all Consents.

(d) Sellers shall reasonably cooperate with Buyer at Buyer's expense in obtaining all Consents.

6.3 **Payment of Deposit and Segregation of Alaska Interests Purchase Price**.

(a) Prior to Buyer's execution of this Agreement, Buyer caused $250,000 to be deposited into an account for the benefit of Sellers, to serve as a deposit with respect to the Alaska Interests Purchase Price ("Alaska Interests Deposit"). The Alaska Interests Deposit is non-refundable except as specifically set forth in the Deposit Agreement between PEAO and Buyer. At the Alaska Interests Closing, the Alaska Interests Deposit shall be applied to the Preliminary Alaska Interests Purchase Price.

(b) No later than 1:00 p.m. Pacific time on the Business Day prior to the hearing at which the Sale Order is anticipated to be approved, Buyer will (x) cause to be deposited into Buyer's attorney's trust account immediately available U.S. dollars equal to the difference between (i) the sum of the Alaska Interests Purchase Price and the Cure Amounts and (ii) the Alaska Interests Deposit, and (y) provide Sellers with written evidence of such deposit having been made. Such funds shall remain in the trust account until transferred to Sellers at the Alaska Interests Closing or until termination of this Agreement pursuant to Article 9.

6.4 **Conduct of Business Pending the Alaska Interests Closing**.

(a) Subject in all respects to the requirements and restrictions of, or as may result from or relate to, the Bankruptcy Case and orders entered therein, the Credit Agreements, or specific terms of either this Agreement or that certain letter agreement dated November 5, 2009, as amended on or about the date of this Agreement, between PERL, on the one hand, and Donkel Oil & Gas, LLC and Daniel K. Donkel, on the other hand (which letter agreement is proposed to be attached as Exhibit A to the Sale Order), from the Execution Date to the Alaska Interests Closing Date, except as provided herein

or as otherwise consented to in writing by Buyer, Sellers, on a joint and several basis, will:

(i) not act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice (including paying or causing to be paid all associated costs and expenses, and meant to preserve intact the business and Properties and associated goodwill);

(ii) except as referenced in Exhibit A, not dispose of or relinquish any of the Properties (other than sales of Oil and Gas in the ordinary course; the disposition of used, surplus or obsolete Tangible Assets; relinquishment resulting from the expiration of a non-producing Lease; and the abandonment of a Lease not operated by Sellers or their Affiliated Parties);

(iii) not waive, compromise or settle, or violate, breach or default under, any material right or Claim included in the Properties;

(iv) not make or enter into an agreement to make, terminate or amend an agreement for capital expenditures or workover expenditures with respect to the Properties, except as required by Applicable Law or when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Sellers will promptly notify Buyer of any such emergency expenditures);

(v) not incur Liabilities with respect to the Properties for which Buyer would be responsible after the Alaska Interests Closing, other than transactions in the normal, usual and customary manner, of a nature and in an amount consistent with past practices employed by Sellers with respect to the Properties;

(vi) not take any affirmative action that would result in any of the Properties becoming subject to any new encumbrances;

(vii) not cancel any financial indebtedness owed to Sellers that is fairly attributable to the Properties for the period of time on or after the Effective Time, except for indebtedness owed from any Affiliate of Sellers to Sellers;

(viii) not, except as otherwise provided in this Agreement, amend or terminate, or violate, breach, or default under, any Contract;

(ix) use commercially reasonable efforts to preserve relationships with each Third Party having material business dealings with respect to the Properties;

(x) pay all taxes and assessments with respect to the Properties that become due and payable prior to the Effective Time; and

(xi) comply in all material respects with all Applicable Laws.

(b) Notwithstanding anything in Section 6.4(a) or elsewhere in this Agreement to the contrary, from and after the Execution Date, neither Seller shall have any obligation to repair or otherwise perform maintenance on any Tangible Assets.

6.5 **Sale Procedures**. The sale procedures regarding the transactions contemplated by this Agreement will be governed by the Sale Order and any other applicable orders entered by the Bankruptcy Court.

ARTICLE 7
ALASKA INTERESTS CLOSING

7.1 **Alaska Interests Closing Date**. Subject to the satisfaction of all of the conditions precedent to closing set forth in this Article 7, the purchase and sale of the Alaska Interests contemplated by this Agreement (the "Alaska Interests Closing") shall take place at 611 Anton Boulevard, 14th Floor, Costa Mesa, California, on the date that the Sale Order becomes effective ("Alaska Interests Closing Date"); provided, however, that the Alaska Interests Closing shall in any event be effective as of the Effective Time.

7.2 **Closing Obligations; Deliveries**. At the Alaska Interests Closing the following shall occur:

(a) **Certificate of Buyer**. Buyer shall deliver to Sellers a certificate in form and substance satisfactory to Sellers, effective as of the Alaska Interests Closing Date and executed by Buyer's duly authorized officer, certifying as to (i) Buyer's acknowledgement and agreement to the acknowledgements, disclaimers and releases set forth in Section 4.6, (ii) compliance with the conditions set forth in Section 7.3 and (iii) the incumbency and specimen signature of each officer of Buyer executing this Agreement and the other Transaction Documents to which Buyer is or is intended to be a party.

(b) **Certificate of Sellers**. Each Seller shall deliver to Buyer a certificate in form and substance satisfactory to Buyer, effective as of the Alaska Interests Closing Date and executed by such Sellers' duly authorized officer, certifying as to (i) compliance with the conditions set forth in Section 7.4(a), and (ii) the incumbency and specimen signature of each officer of such Seller executing this Agreement and the other Transaction Documents to which such Seller is or is intended to be a party.

(c) **Assignment and Bill of Sale**. Sellers and Buyer shall execute and deliver counterparts of the Assignment and Bill of Sale. The Assignment and Bill of Sale, when delivered at the Alaska Interests Closing, shall be effective as of the Effective Time, be without warranty of any kind (e.g., title, fitness, condition), and shall restate (or incorporate by reference) the indemnities, releases and waivers contained in this Agreement.

(i) Exhibit A to this Agreement states Sellers' interest in the Alaska Interests, to the best of Sellers' knowledge and belief. The Assignment and Bill of Sale shall not, however, state or warrant the interests in the Alaska Interests assigned to Buyer.

(ii) The Parties shall execute and acknowledge any such other instruments reasonably necessary to effectuate the conveyance of the Alaska Interests to Buyer, including without limitation, separate instruments on any officially approved form for the assignment of the Leases and for each Lease, Easement, franchise, license or similar interest issued by a Governmental Entity.

(d) **Letters in Lieu**. Sellers shall prepare and the Parties shall execute letters-in-lieu-of-transfer orders (or other instruments) to give notice of the transactions hereunder to remitters of proceeds from the sale of Oil and Gas production from the Alaska Interests.

(e) **Consents**. Buyer shall deliver to Sellers evidence reasonably satisfactory to Sellers that Buyer has obtained all required Consents required under Section 6.2 related to the sale of the Alaska Interests.

(f) **Financial Security**. Buyer shall deliver to Sellers evidence satisfactory to Sellers of Buyer's ability to perform fully its financial obligations under this Agreement, together with evidence satisfactory to Sellers that Buyer has otherwise satisfied all requirements of Applicable Law with respect to transfer of ownership and operatorship of the Alaska Interests.

(g) **Payment of Purchase Price and Cure Amounts**. Buyer will pay to Sellers an amount equal to the sum of the Preliminary Alaska Interests Purchase Price and the Cure Amounts, by wire transfer of immediately available funds to an account or accounts specified by Sellers.

(h) **Non-Foreign Affidavit**. PEAO shall execute and deliver to Buyer a Non-Foreign Affidavit in substantially the form attached hereto as Exhibit D.

(i) **Change of Ownership Documentation**. Buyer shall deliver to Sellers evidence reasonably satisfactory to Sellers that Buyer has complied with the requirements of all Applicable Laws relating to the transfer of ownership of the Alaska Interests, including those regarding the assumption of responsibility for the Abandonment Obligations, and each other platform and facility that is included in the applicable Alaska Interests or located on the Property.

(j) **Other Documents**. The Parties shall execute and deliver other documents reasonably required to close the sale of the Alaska Interests and implement the related terms of this Agreement, including assignments, deeds, assumption agreements, additional bills of sale and the like, as well as instruments necessary under operating agreements, plans of unitization and Applicable Laws affecting the Alaska Interests to transfer the Alaska Interests and related obligations from Sellers to Buyer.

(k) **Delivery of Possession**. Sellers shall deliver possession of the Tangible Assets to Buyer at Buyer's expense as soon as practicable after the Alaska Interests Closing Date.

(l) **Conveyance of Overriding Royalty Interest**. Sellers shall cause:

(A) PERL to grant, transfer, assign, convey, execute and deliver to Donkel Oil & Gas, LLC in accordance with 11 AAC 82.605(b) and applicable federal regulations, a portion of that certain overriding royalty interest carved out of each Alaska Interest listed on Schedule 6(i) and (ii) (collectively, "PERL ORRI"), previously conveyed to SPCP Group Alaska LLC pursuant to that Conveyance of Overriding Royalty Interest dated effective January 1, 2007 and being assigned to PERL pursuant to that Conveyance of Overriding Royalty Interest dated on or about the date of this Agreement; and

(B) PEAO to grant, transfer, assign, convey, execute and deliver to Donkel Oil & Gas, LLC in accordance with 11 AAC 82.605(b) and applicable federal regulations, a portion of that certain overriding royalty interest previously carved out of each Alaska Interest listed on Schedule 6(iii) ("PEAO ORRI"); and

(C) PERL or PEAO, as appropriate, to prepare and, upon request of Sellers, to execute and acknowledge any instruments reasonably necessary to effectuate such conveyance and assignment, and reasonably acceptable to Donkel Oil & Gas, LLC to carry out the intent of Section 7.2(l) and 7.3(j), for the assignment of such overriding royalty interests, in the percentages as follows:

(i) a one-half of one percent overriding royalty interest on PEAO's working interest in any and all producing oil and gas leases being acquired by Buyer in Alaska under this Agreement, as more fully described and as set forth in Schedule 6(i) and in the subject transfer document provided for in Section 7.3(j);

(ii) a one percent overriding royalty interest on PEAO's working interest in any and all exploration oil and gas leases being acquired by Buyer in Alaska under this Agreement, as more fully described and set forth in Schedule 6(ii) and in the subject transfer document provided for in Section 7.3(j); and

(iii) a five-tenths of one percent overriding royalty interest owned by PEAO on each of the leases that constitute the Cosmopolitan Unit and Falls Creek, and are being acquired by Buyer under this Agreement, as more fully described and set forth in Schedule 6(iii) and in the subject transfer document provided for in Section 7.3(j).

Such PERL ORRI in (i) and (ii) above and the ORRI Hydrocarbons shall be free and clear of (a) all taxes of any kind (including without limitation ad valorem or property taxes), (b) all costs and expenses associated with acquiring, exploring, developing, maintaining, producing, operating, reworking, recompleting, and remediating the Alaska Interests, (c) all royalties, overriding royalties, production payments, and similar charges burdening the Alaska Interests, and (d) all costs for separating, gathering, compressing, treating, dehydrating, processing or marketing ORRI Hydrocarbons or of transporting ORRI Hydrocarbons to the point of sale in a condition to meet pipeline or transporter specifications and qualifications, except that costs of sale and costs of transportation by

third parties including Cook Inlet Pipe Line Company, or any successor, and by any purchaser of hydrocarbons, arising at or after the Effective Time, shall be allowable deductions in computing the PERL ORRI.

Such PERL ORRI in (i) and (ii) above shall not apply to any oil, gas or other minerals that are unavoidably lost in the production thereof or in the compression or transportation of hydrocarbons prior to the applicable point of sale or which are used by Buyer as working interest owner or the operator of any Well for the production of hydrocarbons or for the compression or transportation thereof prior to the applicable point of sale, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner.

Notwithstanding any provision of this Agreement to the contrary, such PEAO ORRI in (iii) above shall be subject to the terms of that certain Asset Sales Agreement between Forest Alaska Operating LLC and Pioneer Natural Resources Alaska, Inc. dated February 14, 2007 and that certain Overriding Royalty Agreement between Forest Alaska Operating LLC and Pioneer Natural Resources Alaska, Inc. dated February 16, 2007.

It is understood that pursuant to paragraph 31 of the Sale Order, in connection with the conveyance of overriding royalty interests to Donkel Oil & Gas, LLC pursuant to this Section 7.2(l), so long as such conveyances do not constitute an initial separation from the working interest, the State of Alaska shall take no action in accordance with 11 AAC 82.605(b) only with respect to such conveyances.

7.3 **Sellers' Conditions**. The obligations of Sellers to be performed at the Alaska Interests Closing are subject to the satisfaction or waiver in writing by Sellers at or prior to the Alaska Interests Closing, of the following conditions (it being understood that Sellers may not waive Buyer's compliance with Section 7.3(j)) :

(a) **Representations True; Performance of Obligations**. All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Alaska Interests Closing as if such representations and warranties were made at and as of the Alaska Interests Closing, and Buyer shall have performed and satisfied in all material respects all obligations required by this Agreement to be performed and satisfied by it at or prior to the Alaska Interests Closing.

(b) **No Pending Suits**. No suit or other proceeding shall be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the sale of the Alaska Interests or related transactions contemplated by the Agreement. Without limiting the generality of the foregoing, the pending appeal of Donkel Oil & Gas, LLC and Daniel K. Donkel (District Court Case No. 09-cv-00740-JJF, Docket No. 7) shall have been dismissed in its entirety with prejudice, effective as of the Alaska Interests Closing. Donkel Oil & Gas, LLC, Daniel K. Donkel, and Sellers or their affiliates, as appropriate, shall have provided to Rutan & Tucker, LLP, no later than 8:00 a.m. Pacific time on the first Business Day following conditional entry of the Sale Order, an originally executed stipulation for entry of an order dismissing the appeal referenced in the preceding

sentence, with the understanding that Rutan & Tucker, LLP would deliver such stipulation to Sellers' bankruptcy counsel for filing in the appropriate court immediately following the satisfaction or waiver of all conditions to the Alaska Interests Closing other than the effectiveness of the filed conditional Sale Order.

(c) **Consents**. Each Consent related to the Alaska Interests required under Section 6.2(b) shall have been obtained and shall be in full force and effect.

(d) **Insurance**. No later than the Business Day prior to the Alaska Interests Closing Date, Sellers shall have received certificates, dated as of a date no more than five days prior to such date, from Buyer's insurers certifying that (i) Buyer has purchased insurance (on a claims made basis) covering Buyer's ownership and operation of the Tangible Assets and Property in such amounts, and with such deductibles and limits, as is commercially reasonable and (ii) such insurance will be in full force and effect as of the Alaska Interests Closing Date.

(e) **Change of Ownership and Operatorship**. Buyer shall have obtained all regulatory approvals and permits and satisfied all requirements of financial security to own and operate the Alaska Interests.

(f) **Additional Documents**. Buyer shall have delivered or provided to Sellers all contracts, information, approvals, documents and instruments (i) required to be delivered or provided by Buyer pursuant to this Agreement prior to the Alaska Interests Closing or (ii) as Sellers may have reasonably requested.

(g) **Bankruptcy Court Approval**. The Bankruptcy Court shall have (i) issued the Sale Order in a form reasonably acceptable to the parties, and the Sale Order shall not have been reversed, stayed or vacated and (ii) vacated the Abandonment Order to the extent required for consummation of the sale to Buyer of the Alaska Interests, it being understood that effectiveness of the Sale Order would be conditioned upon the entry of an order dismissing the appeal of Donkel Oil & Gas, LLC and Daniel K. Donkel (District Court Case No. 09-cv-00740-JJF, Docket No. 7) as more fully described in Section 7.3(b).

(h) **Actions**. Buyer shall have taken all actions described in Section 7.2 as being required of Buyer.

(i) **Payment of Cure Amounts**. Buyer shall have paid to Sellers all Cure Amounts.

(j) **PERL and PEAO ORRI Conveyances**. To the extent possible, no later than the day after the conditional Sale Order is entered by the Bankruptcy Court but in no event later than at the Alaska Interests Closing, Sellers shall have delivered or caused to be delivered to Rutan & Tucker, LLP, counsel to Sellers, at the address for such counsel listed in Article 17, any and all original duly executed and notarized conveyance of overriding royalty interest or assignment documents pursuant to 11 AAC 82.605(b) and applicable federal regulations from PERL deemed necessary by Sellers to implement and effect the PERL ORRI and PEAO ORRI conveyances required pursuant to Section 7.2(l)

on customarily accepted forms and reasonably acceptable to Donkel Oil & Gas, LLC to carry out the intent and purpose of Section 7.2(l) and Section 7.3(j). It is understood and agreed that Sellers would instruct Rutan & Tucker, LLP to send such documents to Donkel Oil & Gas, LLC upon the effectiveness of the Alaska Interests Closing, for recordation by Donkel Oil & Gas, LLC in the appropriate Alaska recording districts. If this Agreement is terminated prior to the Alaska Interests Closing, it is understood and agreed that such original conveyance and assignment documents would be destroyed by or at the direction of Sellers. It is understood that pursuant to paragraph 31 of the Sale Order, in connection with the conveyance of overriding royalty interests to Donkel Oil & Gas, LLC pursuant to Section 7.2(l), as referenced in this Section 7.3(j), so long as such conveyances do not constitute an initial separation from the working interest, the State of Alaska shall take no action in accordance with 11 AAC 82.605(b) only with respect to such conveyances.

7.4 **Buyer's Conditions**. The obligations of Buyer to be performed at the Alaska Interests Closing are subject to the satisfaction or waiver in writing by Buyer at or prior to the Alaska Interests Closing, of the following conditions:

(a) **Representations True; Performance of Obligations** All representations and warranties of Sellers contained in this Agreement regarding the Alaska Interests shall be true in all material respects at and as of the Alaska Interests Closing as if such representations and warranties were made at and as of the Closing, and Sellers shall have performed and satisfied in all material respects all obligations required by this Agreement to be performed and satisfied by them at or prior to the Alaska Interests Closing.

(b) **No Pending Suits**. No suit or other proceeding shall be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the sale of the Alaska Interests or related transactions contemplated by the Agreement. Without limiting the generality of the foregoing, the pending appeal of Donkel Oil & Gas, LLC and Daniel K. Donkel (District Court Case No. 09-cv-00740-JJF, Docket No. 7) shall have been dismissed in its entirety with prejudice, effective as of the Effective Time.

(c) **Bankruptcy Court Approval**. The Bankruptcy Court shall have (i) issued the Sale Order in a form reasonably acceptable to the parties, and the Sale Order shall not have been reversed, stayed or vacated and (ii) vacated the Abandonment Order to the extent required for consummation of the sale to Buyer of the Alaska Interests, it being understood that the effectiveness of the Sale Order would be conditioned upon the entry of an order dismissing the appeal of Donkel Oil & Gas, LLC and Daniel K. Donkel (District Court Case No. 09-cv-00740-JJF, Docket No. 7) as more fully described in Section 7.3(b).

(d) **Actions**. Sellers shall have taken all actions described in Section 7.2 as being required of Sellers.

ARTICLE 8
FINANCIAL ABILITY

No later than Buyer's execution of this Agreement, Buyer shall provide evidence satisfactory to Sellers that Buyer has cash immediately available at Closing and/or a binding commitment letter from a funding source capable of fulfilling the commitment to provide cash to timely satisfy Buyer's obligations hereunder.

ARTICLE 9
TERMINATION

9.1 **Events of Termination**. This Agreement may be terminated at any time prior to the Alaska Interests Closing:

(a) by mutual written consent of Buyer and Sellers;

(b) by Sellers, if the Alaska Interests Closing has not occurred on or before December 10, 2009 through no fault of Buyer;

(c) by Sellers, if the Alaska Interests Closing has not occurred on or before December 10, 2009 due, in whole or in part, to Buyer's failure to perform any covenant or obligation contained in this Agreement that is required to be performed by such date (including Buyer's failure to obtain any Consents that are the responsibility of Buyer);

(d) by Sellers or Buyer, if the Bankruptcy Court does not enter an order vacating the Abandonment Order to the extent necessary for consummation of the transactions contemplated in this Agreement, or does not enter the Sale Order in a form reasonably acceptable to the parties and which becomes effective, in either case on or before December 10, 2009;

(e) by Sellers, with written notice to Buyer if there is a material violation or breach by Buyer of any covenant, representation, warranty or obligation contained in this Agreement and such violation or breach has not been waived by Sellers or cured by Buyer within seven days after receipt of written notice thereof from Sellers; provided, however, that with respect to a violation of Buyer's financial ability covenant contained in Article 8, no notice shall be required and Sellers shall in their sole discretion be permitted to terminate this Agreement immediately upon such violation without permitting Buyer the opportunity to cure; or

(f) by Buyer, with written notice to Sellers if there is a material violation or breach by Sellers of any covenant, representation, warranty or obligation contained in this Agreement and such violation or breach has not been waived by Buyer or cured by Sellers within seven days after receipt of written notice thereof from Buyer.

9.2 **Effect of Termination**.

(a) **Liability**. If this Agreement is terminated pursuant to Section 9.1, then subject to Section 9.2(b), such termination shall be without liability to any Party.

(b) **Survival of Confidentiality**. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the Confidentiality Agreement shall remain in full force and effect.

ARTICLE 10
CERTAIN OBLIGATIONS AFTER ALASKA INTERESTS CLOSING

After the Alaska Interests Closing, Sellers and Buyer shall each take the following actions:

10.1 **Filing and Recording**. Sellers will decide which Party will file or record the conveyance documents in the appropriate governmental records. The recording Party will provide either the original or photocopies of the filed or recorded document, including the recording data, as agreed to by the Parties, to the non-recording Party. Buyer shall reimburse Sellers for the filing, recording, and other reasonable fees that Sellers incur if Sellers file or record the documents.

10.2 **Copies**. If originals or the last-remaining copies of any data or Records are provided to Buyer, Sellers may have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Alaska Interests are in effect after the Effective Time (or until all of the Abandonment Obligations have been fully satisfied and discharged or a longer period if required by Applicable Law). Sellers may, during this period and at their expense, make copies of the data and records pursuant to a reasonable request. Without limiting the generality of the two preceding sentences, for as long as any Alaska Interests are in effect after the Effective Time (or until all of the Abandonment Obligations have been fully satisfied and discharged or for a longer period if required by Applicable Law), Buyer may not destroy or give up possession of any original or last-remaining copy of the data or Records without first offering Sellers the opportunity, at Sellers' expense, to obtain the original or a copy. After this period expires, Buyer must offer to deliver the data and Records (or copies) to Sellers, at Sellers' expense, before giving up possession or destroying them.

10.3 **Further Assurances**. Buyer and Sellers each shall, from time to time after the Alaska Interests Closing and upon reasonable request from the other Parties, Donkel Oil & Gas, LLC and Daniel K. Donkel, execute, acknowledge and deliver in proper form any conveyance, assignment, transfer or other instrument reasonably necessary to accomplish the sale of Alaska Interests and related obligations contemplated by this Agreement (including the conveyances set forth in Section 7.2(l) and the correction of scrivener's errors in the preparation of documents delivered at the Alaska Interests Closing).

10.4 **Post-Closing Consents**.

(a) If the Alaska Interests Closing occurs without all necessary Consents, Buyer shall use its best efforts and proceed diligently after the Alaska Interests Closing to obtain and promptly provide evidence of such Consents to Sellers.

(b) From and after the Effective Time, Buyer will be responsible for all amounts due under any Contract, including the Related Agreements, related to all or any

portion of the Alaska Interests, regardless of whether such Contract requires approval for assignment.

10.5 **Buyer's Compliance**. From and after the Alaska Interests Closing, Buyer shall comply with (a) all Applicable Laws applicable to Buyer's ownership or operation of the Alaska Interests, and (b) all Contracts, in either case insofar as they concern or pertain to the Alaska Interests. Buyer shall comply with all Applicable Laws applicable to Buyer's operatorship of the Alaska Interests.

10.6 **Allocation of Proceeds, Costs and Expenses**.

(a) All proceeds, receipts, reimbursements, receivables, credits and income attributable to the Alaska Interests, including proceeds from the sale of Oil and Gas production but excluding all Oil and Gas in pipelines or in tanks (including in storage, line fill and tank bottoms, other than Oil and Gas held by CIPL for the account of Sellers) at the Effective Time, to the extent accruing during the period prior to the Effective Time, shall be for the account of Sellers.

(b) All proceeds, receipts, reimbursements, receivables, credits and income fairly attributable to the Alaska Interests, to the extent accruing during the period from and after the Effective Time, together with all Oil and Gas in pipelines or in tanks (including in storage, line fill and tank bottoms, other than Oil and Gas held by CIPL for the account of Sellers) at the Effective Time, shall be for the account of Buyer. Notwithstanding the foregoing, for accounts pertaining to the Alaska Interests held by Sellers in suspense or escrow at the Effective Time, Buyer will pay in full the royalty accounts, if any, that were suspended because the amount due is less than the statutory minimum for payment and, as to all other such accounts, shall retain the funds in the RDI Account and will disburse the funds from time to time after the Alaska Interests Closing upon proof satisfactory to Buyer that the money is due to the Person claiming it.

(c) Except as otherwise provided in this Agreement and subject to the Alaska Interests Purchase Price adjustments in Section 3.2 and Section 3.3, Sellers will be responsible for handling all invoices and making all payments and disbursements before the Alaska Interests Closing Date and Buyer will be responsible for handling all invoices and making all payments and disbursements on or after the Alaska Interests Closing Date.

10.7 **Plugging and Abandoning Wells and Platforms; Remediation; Security for Buyer's Obligations**.

(a) Buyer recognizes, assumes and covenants to either timely perform and accomplish properly, or cause to be timely performed and accomplished properly, in accordance with Applicable Law and the Contracts, all of Sellers' obligations to plug, abandon, decommission, restore and remediate the Alaska Interests (including the Tangible Assets), whether arising before, on or after the Effective Time, including without limitation, obligations, as applicable, to:

(i) obtain plugging exceptions in operator's name for each Well with a current plugging exception, or permanently plug and abandon the Well;

(ii) plug, abandon, and if necessary, reabandon each Well;

(iii) remove all equipment and facilities, including flowlines, pipelines, and platforms;

(iv) close all pits; and

(v) restore and remediate the surface, subsurface, seabed and offshore sites associated with the Tangible Assets and the Properties (all of the foregoing in this Section 10.7(a), "Abandonment Obligations").

(b) Buyer will pay all costs and expenses associated with the obligations assumed under Section 10.7(a). At least one Business Day prior to the Alaska Interests Closing Date, Buyer shall deliver documentation satisfactory to Sellers that Buyer has satisfied all necessary requirements and acquired all necessary approvals required by any Governmental Entity or Third Party in order to own and, where applicable, operate the Alaska Interests. Upon consummation of the Alaska Interests Closing following delivery to Sellers of such satisfactory documentation of approvals as provided in the preceding sentence, the cash funds of Sellers posted to satisfy such performance obligations identified on Schedule 3 shall be transferred to the appropriate account of such Governmental Entity or Third Party on behalf of Buyer in order that Sellers shall have no further obligations under such performance obligations subsequent to the Effective Time. In the alternative, if Buyer is required to provide its own cash funds for any particular performance obligation listed on Schedule 3, and Sellers receive a refund of Sellers' cash funds, then Sellers shall immediately remit such cash funds to Buyer, whether or not Buyer's cash funds are of greater or lesser amount.

10.8 **Preliminary Settlement Statement**. Sellers will prepare, in accordance with this Agreement, a statement ("Preliminary Settlement Statement"), and deliver a copy to Buyer no later than two days prior to the hearing at which the Sale Order is anticipated to be approved, setting forth each adjustment to the Alaska Interests Purchase Price they anticipate to be appropriate as of the Alaska Interests Closing Date to determine the Preliminary Alaska Interests Purchase Price and showing the calculation of such adjustments in accordance with Article 3. Immediately upon receipt of the Preliminary Settlement Statement, Buyer will review such statement and provide written notice to Sellers of Buyer's objection, if any, to any item on the Preliminary Settlement Statement. Buyer's notice will clearly identify the item(s) objected to and the reasons and support for the objection(s). The Parties shall attempt to agree on the amount of the Preliminary Alaska Interests Purchase Price to be paid at the Alaska Interests Closing no later than one Business Day prior to the hearing at which the Sale Order is anticipated to be conditionally approved. If the Parties do not agree by that date, the arithmetic average of Sellers' and Buyer's respective good faith estimates shall be used to determine the adjustments to the Preliminary Alaska Interests Purchase Price. If Buyer does not provide written objection(s) on or before the Business Day prior to the hearing at which the Sale Order is anticipated to be conditionally approved, then the Parties will treat the Preliminary Settlement Statement as correct for purposes of determining the Preliminary Alaska Interests Purchase Price.

10.9 **Final Settlement Statement**.

(a) **Determination of Final Alaska Interests Purchase Price**. After the Alaska Interests Closing, Sellers will prepare, in accordance with this Agreement, a statement ("Final Settlement Statement"), and deliver a copy to Buyer no later than 30 days after the Alaska Interests Closing Date, setting forth its determination of each adjustment to the Alaska Interests Purchase Price but excluding any amounts paid by the Parties under Section 10.10 and Section 10.11, and showing the calculation of such adjustments in accordance with Article 3. Buyer will have five days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Sellers of Buyer's objection to any item on the statement. Buyer's notice will clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the five-day period, the Parties will treat the Final Settlement Statement as correct and the Final Alaska Interests Purchase Price will not be subject to further adjustment. If Buyer provides written objection(s) within the five-day period, the Parties will treat the Final Settlement Statement as correct with respect to the items not objected to, and Buyer and Sellers will meet to negotiate and resolve the objections within three days of Sellers' receipt of Buyer's objections. If the Parties agree on all objections, the Parties will treat the adjusted Final Settlement Statement as agreed upon by the Parties as correct and the Final Alaska Interests Purchase Price will not be subject to further adjustment. Any items not agreed to at the end of such three-day period may, upon either Sellers' or Buyer's written request, be submitted to the Bankruptcy Court for resolution.

(b) **Payment of Final Alaska Interests Purchase Price**. If the Final Alaska Interests Purchase Price is more than the Preliminary Alaska Interests Purchase Price, Buyer will pay such difference to Sellers via wire transfer to an account or accounts specified by Sellers, in immediately available funds, within two Business Days after the Final Settlement Statement has been agreed to by the Parties or determined by the Bankruptcy Court, as applicable. If the Final Alaska Interests Purchase Price is less than the Preliminary Alaska Interests Purchase Price, Sellers will (subject to Section 3.3(c)) pay such difference to Buyer via wire transfer to an account specified by Buyer, in immediately available funds, within two Business Days after the Final Settlement Statement has been agreed to by the Parties or as determined by the Bankruptcy Court, as applicable.

10.10 **Post-Closing Revenues**. Except as expressly provided otherwise in this Agreement, Buyer shall pay to Sellers any and all amounts received after the Alaska Interests Closing by Buyer (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the ownership of the Alaska Interests prior to the Effective Time. Except as expressly provided otherwise in this Agreement, Sellers shall pay to Buyer any and all amounts received after the Alaska Interests Closing by Sellers (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the ownership of the Alaska Interests on or after the Effective Time. The Party responsible for a payment required under this Section 10.10 shall pay the Party entitled to receive payment within ten Business Days after the end of the month in which such amounts were

received by the Party responsible for payment and no further adjustments shall be made with respect to such amounts in the Final Settlement Statement.

10.11 **Post-Closing Expenses**. Except as expressly provided otherwise in this Agreement, Sellers shall reimburse Buyer for any and all costs and disbursements paid after the Alaska Interests Closing by Buyer during the 30-day period immediately following the Alaska Interests Closing Date (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the ownership of the Alaska Interests prior to the Effective Time. Except as expressly provided otherwise in this Agreement, Buyer shall reimburse Sellers for any and all costs and expenses paid after the Alaska Interests Closing by Sellers during the 30-day period immediately following the Alaska Interests Closing Date (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the ownership of the Alaska Interests on or after the Effective Time. The Party responsible for a payment required under this Section 10.11 shall pay the Party entitled to receive payment within ten Business Days after the end of the month in which such amounts were paid by the other Party, and no further adjustments shall be made with respect to such amounts in the Final Settlement Statement. For the avoidance of doubt, Sellers shall pay royalties attributable to proceeds for the month of August 2009 so that Buyer will not need to pay those amounts and seek reimbursement from Sellers.

10.12 **Audits**. Notwithstanding anything in this Agreement to the contrary, (a) Sellers shall have the right to conduct and participate in audits related to joint operations provided for under any operating or other Contract relating to the Alaska Interests in accordance with the terms thereof to the extent any such audit relates to the period of time prior to the Effective Time, (b) Buyer shall have the right to conduct and participate in audits related to joint operations provided for under any operating or other Contract relating to the Alaska Interests in accordance with the terms thereof to the extent any such audit relates to the period of time on or after the Effective Time, and (c) no audit Claim of Sellers or Buyer related to joint operations under any operating or other Contract relating to the Alaska Interests in accordance with the terms thereof is waived or released by Sellers or Buyer under this Agreement, nor shall any indemnity in this Agreement affect any such audit Claim by Sellers or Buyer related to joint operations under any operating or other Contract relating to the Alaska Interests in accordance with the terms thereof to the extent any such audit relates to the period prior to the Alaska Interests Closing Date.

10.13 **Reservation of Claims**. At the Alaska Interests Closing, Sellers shall reserve all Claims, accounts receivable and rights of any kind concerning the Alaska Interests or Properties against any Third Party (to the extent such Claims, accounts receivable and rights would not be a recoupment or setoff against any Assumed Liability), which Claims, accounts receivable or rights accrue before the Effective Time (including those against overriding royalty owners, royalty owners, working-interest owners, and Oil or Gas purchasers), whether discovered before or after the Alaska Interests Closing.

10.14 **Post-Closing Conveyance of Overriding Royalty Interests**. After the Alaska Interests Closing, Buyer shall transfer, assign and convey, or cause to be transferred, assigned and conveyed, in the manner and time frame referenced in Section 10.14(c) below, the following overriding royalty interests ("Post-Closing ORRI") to Donkel Oil & Gas, LLC:

(i) a one percent overriding royalty interest on Buyer's working interest in any oil and gas lease that shall be issued, granted or otherwise executed and delivered to Buyer where such lease arises from, or pursuant to, the properties referenced and included in the exploration license listed in Schedule 7(i); and

(ii) a one percent overriding royalty interest on Buyer's working interest in the oil and gas leases listed in Schedule 7(ii), provided, that a final judgment in the Point Thomson Unit litigation or decision is entered that rescinds or overturns the termination of the subject leases by Alaska DNR and the leases are reinstated.

(a) Such Post-Closing ORRI in (i) and (ii) above and the ORRI Hydrocarbons shall be free and clear of (a) all taxes of any kind (including without limitation ad valorem or property taxes), (b) all costs and expenses associated with acquiring, exploring, developing, maintaining, producing, operating, reworking, recompleting, and remediating the Alaska Interests, (c) all royalties, overriding royalties, production payments, and similar charges burdening the Alaska Interests, and (d) all costs for separating, gathering, compressing, treating, dehydrating, processing or marketing ORRI Hydrocarbons or of transporting ORRI Hydrocarbons to the point of sale in a condition to meet pipeline or transporter specifications and qualifications, except that costs of sale and costs of transportation by third parties including Cook Inlet Pipe Line Company, or any successor, and by any purchaser of hydrocarbons, arising at or after the effective date for conveying such Post-Closing ORRI, shall be allowable deductions in computing the Post–Closing ORRI.

(b) Such Post-Closing ORRI in (i) and (ii) above shall not apply to any oil, gas or other minerals that are unavoidably lost in the production thereof or in the compression or transportation of hydrocarbons prior to the applicable point of sale or which are used by Buyer as working interest owner or the operator of any Well for the production of hydrocarbons or for the compression or transportation thereof prior to the applicable point of sale, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner.

(c) In no event later than forty-five (45) days after Buyer receives notice of the issuance of an oil and gas lease in (i) above or entry of final judgment or decision in (ii) above, Buyer shall deliver or caused to be delivered to Donkel Oil & Gas, LLC, at its then address noted on Buyer's records for receipt of overriding royalties, any and all original duly executed and notarized conveyance of overriding royalty interest or assignment documents necessary to implement and effect the Post-Closing ORRI conveyances on customarily accepted forms and reasonably acceptable to Donkel Oil & Gas, LLC to carry out the intent and purpose of this Section 10.14.

ARTICLE 11
TAXES, COSTS, AND FEES

11.1 **Property Taxes**. Property Taxes will be apportioned between Sellers and Buyer as of the Effective Time. Whether the Alaska Interests are valued based on the previous year's production or any other basis, Buyer is obligated to pay the current year's ad valorem tax assessment and all subsequent Property Taxes, subject to the following apportionment provisions. The basis of the apportionment will be the assessment for the tax year in which the Effective Time occurs or, if that assessment is not known, then the basis of the apportionment will be the assessment for the previous tax year. Buyer will be responsible for all Property Taxes and interest that are applied to the Alaska Interests retroactively after the Effective Time.

11.2 **Production Taxes**. All Production Taxes attributable to the Alaska Interests will be apportioned between the Parties as of the Effective Time. Sellers will be responsible for paying or withholding all Production Taxes that have accrued before the Effective Time and for filing all statements, returns, and documents pertinent to them. Buyer will be responsible for paying or withholding all Production Taxes that accrue or are applied retroactively after the Effective Time; for filing all statements, returns, documents incident to them; and for obtaining reimbursements, if any, relating to those taxes.

11.3 **Other Taxes**. Buyer will pay all applicable state and local sales taxes, use taxes, gross receipts taxes, business license taxes, other taxes (except taxes imposed on Sellers' income), and fees from and after the Effective Time. Buyer will pay all state and local taxes, including penalty and interest, if any, assessed after the Effective Time against any Party attributable to periods after the Effective Time with respect to this transaction or, if paid by Sellers, Buyer will promptly reimburse Sellers for amounts paid if related to the period after the Effective Time. Sellers will pay all applicable state and local sales taxes, use taxes, gross receipts taxes, business license taxes, other taxes (except taxes imposed on Seller's income), and fees prior to the Effective Time. Buyer will pay all state and local taxes, including penalty and interest, if any, assessed after the Effective Time against any Party attributable to periods prior to the Effective Time with respect to this transaction or, if paid by Buyer, Sellers will promptly reimburse Buyer for amounts paid if related to the period prior to the Effective Time. Buyer will pay all documentary stamp taxes and documentary transfer taxes.

ARTICLE 12
POST-CLOSING OPERATIONS

If the Alaska Interests Closing occurs, the provisions of this Article 12 shall apply.

12.1 **Operation**. As of the Alaska Interests Closing, operation of the Alaska Interests will become the responsibility of Buyer.

12.2 **Removal of Signs**. Sellers may either remove their names and signs from any Property, or may require Buyer to do so. If Sellers' name or signs remain on any Property after the Alaska Interests Closing, Buyer shall (a) remove any remaining signs and references to Sellers promptly, but no later than the time required by Applicable Law or 45 days after the Alaska Interests Closing Date, whichever occurs first, (b) install signs complying with

Applicable Laws, including signs showing Buyer as operator of any Alaska Interests of which it is the operator, and (c) notify Sellers of the removal and installation. Sellers reserve a right of access to any Property after the Alaska Interests Closing to remove their signs and names from all the Property, or to confirm that Buyer has done so. If Sellers remove signs because Buyer has not done so, Sellers will charge its costs to Buyer, and Buyer will pay Sellers' invoice within 15 days after receipt.

12.3 **Risk of Loss**. Unless this Agreement is terminated, the risk of loss for damage to or destruction of the Alaska Interests or any of the Property will pass from Sellers to Buyer as of the Effective Time, **INCLUDING DAMAGE OR DESTRUCTION RESULTING IN WHOLE OR IN PART FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLERS OR THEIR ASSOCIATED PARTIES**. Damage to, or destruction of, any of the Alaska Interests or any of the Property will not be cause for Buyer to delay the Alaska Interests Closing or terminate this Agreement.

ARTICLE 13
EMPLOYEES AND PERSONNEL

13.1 **Offers of Employment**.

(a) Buyer may select and offer employment with Buyer to all or a portion of those employees of Sellers or PERL who are identified on a list to be provided by Sellers on or before the Alaska Interests Closing Date (the "Prospective Employees"). Buyer's offers of employment to the selected Prospective Employees shall be made in writing and shall be made during a "Hiring Period" beginning on the date the list of Prospective Employees is provided to Buyer and ending on the Alaska Interests Closing Date. Employment with Buyer is to begin in accordance with all such offers at the Effective Time. Buyer may require that each Prospective Employee submit a formal application for employment. Buyer shall have no obligation under this Agreement to employ any Prospective Employee. Those Prospective Employees who accept Buyer's employment offers and become employees of Buyer on the Alaska Interests Closing Date are the "Affected Employees." Sellers make no representation or warranty, express or implied, regarding the qualifications, capabilities or fitness for duty of any of the Affected Employees. The Prospective Employees who do not become Affected Employees are the "Remaining Employees." Nothing in this Agreement shall affect Buyer's right to terminate the employment of any Affected Employee on or after the date he or she becomes an employee of Buyer, with or without cause, or Sellers' or PERL's right to terminate the employment of any Prospective Employee or Remaining Employee, before or after the Alaska Interests Closing Date.

(b) Buyer shall control and be responsible for the process of selecting from the Prospective Employees those Prospective Employees to whom Buyer makes an offer of employment.

(c) On the Alaska Interests Closing Date, Buyer shall notify Sellers in writing as to the list of Affected Employees.

13.2 **WARN Act Indemnification**. Buyer shall indemnify Sellers and each of their Affiliates against all liabilities arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") and each comparable law of any state, with respect to the Affected Employees. Sellers shall reasonably cooperate with Buyer in taking all actions necessary to comply with the provisions of the WARN Act.

13.3 **General Employee Provisions**.

(a) If any of the arrangements described in this Article 13 are determined by the U.S. Internal Revenue Service or other applicable Governmental Entity, or by a court of competent jurisdiction, to be prohibited by Applicable Law, Sellers and Buyer shall modify such arrangements to as closely as possible retain the intent and economic benefits and burdens of the Parties as reflected herein in a manner which is not prohibited by Applicable Law.

(b) As soon as reasonably practicable after the Alaska Interests Closing Date, and to the extent required for Buyer to comply with the terms of this Article 13, Sellers will provide to Buyer a list of all Affected Employees' length of service used under the employee benefit plans or policies of Sellers or their Affiliates as of the Alaska Interests Closing Date.

(c) If Buyer hires any Remaining Employee within six months after he or she terminates employment with Sellers or PERL, Buyer shall notify Sellers of such event and shall reimburse Sellers or PERL for any severance pay paid by Sellers or PERL to such Remaining Employee immediately after the hire date.

ARTICLE 14
BUYER'S RELEASE, DISCHARGE, AND COVENANT NOT TO SUE; BUYER'S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS; DISPUTE RESOLUTION

14.1 **Buyer's Release and Discharge of Sellers and their Associated Parties**. Buyer releases and discharges Sellers and their Associated Parties from each Claim and Liability relating to the Alaska Interests (including the Tangible Assets), the Properties and the transactions contemplated hereby (including all Abandonment Obligations), regardless of when or how the Claim or Liability arose or accrued, or arises or accrues, or whether the Claim or Liability is foreseeable or unforeseeable. **BUYER'S RELEASE AND DISCHARGE OF SELLERS AND THEIR ASSOCIATED PARTIES INCLUDE CLAIMS AND LIABILITIES RESULTING IN ANY WAY FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLERS OR THEIR ASSOCIATED PARTIES, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, OR CONCURRENT.** The only exception to Buyer's release and discharge of Sellers and their Associated Parties is stated in Section 14.4(c), and the release and discharge are binding on Buyer and its successors and assigns.

14.2 **Buyer's Covenant Not to Sue Sellers or their Associated Parties**. Buyer covenants not to sue Sellers or their Associated Parties with regard to any Claim or Liability relating to the Alaska Interests (including the Tangible Assets), the Properties, and the transactions contemplated hereby (including any Abandonment Obligations), regardless of when or how the Claim or Liability arose or accrued, or arises or accrues, or whether the Claim or Liability is foreseeable or unforeseeable. **BUYER'S COVENANT NOT TO SUE SELLERS OR THEIR ASSOCIATED PARTIES INCLUDES CLAIMS AND LIABILITIES RESULTING IN ANY WAY FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLERS OR THEIR ASSOCIATED PARTIES, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, OR CONCURRENT.** The only exception to Buyer's covenant not to sue Sellers or their Associated Parties is stated in Section 14.4(c), and the covenant is binding on Buyer and its successors and assigns.

14.3 **Buyer's Obligations to Indemnify, Defend, and Hold Sellers and their Associated Parties Harmless**. Buyer will indemnify, defend, and hold harmless Sellers and their Associated Parties for, and will pay to Sellers the amount of, each Claim and Liability relating to, arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement, the Assignment and Bill of Sale or any other certificate or document delivered by Buyer pursuant to this Agreement;

(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, the Assignment and Bill of Sale or any other certificate or document delivered by Buyer pursuant to this Agreement; and

(c) the Alaska Interests (including the Tangible Assets), the Properties, and the transactions contemplated hereby (including all Abandonment Obligations),

regardless of when or how the Claim or Liability arose or accrued, or arises or accrues, or whether the Claim or Liability is foreseeable or unforeseeable. **BUYER'S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD SELLERS AND THEIR ASSOCIATED PARTIES HARMLESS INCLUDE CLAIMS AND LIABILITIES RESULTING IN ANY WAY FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLERS OR THEIR ASSOCIATED PARTIES, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, OR CONCURRENT.** The only exception to Buyer's obligations to indemnify, defend, and hold Sellers and their Associated Parties harmless is stated in Section 14.4(c), and the obligations are binding on Buyer and its successors and assigns.

14.4 **Buyer's Obligations**.

(a) In each instance of Buyer's obligations to release, discharge, indemnify, defend, and hold Sellers and their Associated Parties harmless and its covenant not to sue Sellers or their Associated Parties, the Claims and Liabilities subject to the obligations include the following:

(i) the ownership of the Alaska Interests by Sellers, PERL or their respective Associated Parties, the operation of the Tangible Assets, Alaska

Interests and the Properties by Sellers, PERL or their respective Associated Parties, and the acts or omissions of Sellers, PERL or their respective Associated Parties in connection with the Alaska Interests, the Properties or the Contracts, whether arising or accruing before or after the Effective Time.

(ii) the ownership of the Alaska Interests by Buyer, the operation of the Alaska Interests, Tangible Assets and the Properties by Buyer or its Associated Parties, and the acts or omissions of Buyer or its Associated Parties in connection with the Alaska Interests, the Properties or under this Agreement or the Contracts, whether arising or accruing before or after the Effective Time.

(iii) the acts or omissions of any Third Party relating to the Properties or the Alaska Interests.

(b) Buyer's obligations under this Agreement to release, discharge, indemnify, defend, and hold Sellers and their Associated Parties harmless and its covenant not to sue Sellers or their Associated Parties include Claims and Liabilities arising in any manner from the Assumed Liabilities and the following:

(i) the review, inspection and assessment of the Alaska Interests and the Property by Buyer and its Associated Parties;

(ii) any error in describing the Alaska Interests or the Property, or any error in the conveyance instruments;

(iii) rights and obligations of the Parties or any Third Party under the Contracts;

(iv) closing without a Consent;

(v) failure by any Third Party to approve or consent to any aspect of this transaction;

(vi) obligations to plug and abandon Wells, pipelines and platforms and remediate the Tangible Assets and the Properties;

(vii) payment of Real Property Taxes or other taxes applicable to any of the Alaska Interests and any Property;

(viii) payments or disbursements paid or payable by Sellers or Buyer to any Third Party;

(ix) a physical or environmental condition relating to the Tangible Assets or any Property, including Claims and Environmental Liabilities, or failure to comply with the Environmental Laws;

(x) remediation activities, including damages incurred by Buyer or its Associated Parties during or arising from remediation activities;

(xi) lawsuits filed before the Effective Time, but amended after the Effective Time to include the Alaska Interests or Property or Sellers' ownership of or activities regarding the Alaska Interests or Property; and

(xii) obligations to inspect or to repair or recondition any of the Alaska Interests or Property.

(c) Buyer's obligations to indemnify, defend, and hold Sellers and their Associated Parties harmless do not apply, however, to:

(i) Claims or Liabilities with respect to the Alaska Interests or the Properties that result from a judgment rendered or settlement reached in a lawsuit filed before the Effective Time, but only to the extent that acts or omissions that gave rise to the cause of action are attributable to the conduct or operation or ownership of Sellers or their Associated Parties before the Effective Time;

(ii) Claims that Sellers breached this Agreement or the Transaction Documents;

(iii) Claims arising solely from the Excluded Liabilities; or

(iv) Claims arising solely from alleged criminal conduct or fraud of Sellers or Sellers' Associated Parties.

14.5 **Buyer's Duty to Defend**. Buyer acknowledges that its obligations to indemnify, defend, and hold Sellers and their Associated Parties harmless under this Agreement include obligations to pay the attorneys' fees and court and other costs incurred by Sellers and their Associated Parties in defending all Claims. As to each Claim and Liability, Sellers, at their sole option, may elect to (a) manage their own defense, in which event Buyer shall reimburse Sellers and their Associated Parties for all attorneys' fees and court and other costs reasonably incurred in defending a Claim, upon delivery to Buyer of invoices for these fees and costs; or (b) tender its defense as to any Claim to Buyer, in which event Buyer will be responsible for all aspects of defending the Claim at issue and resulting Liabilities.

14.6 **Dispute Resolution**. Any and all disputes between the Parties relating to, arising out of, in connection with, or attributable to this Agreement, including this Article 14 and the Sale Order, shall be submitted to the Bankruptcy Court for resolution. Any decision of the Bankruptcy Court regarding this Agreement shall be conclusive and will be binding on the Parties and their respective successors and assigns, subject to any rights to rehearing, appeal or certiorari.

14.7 **Retroactive Effect**. In addition to the assumption of liabilities and releases and indemnities in the Agreement applicable to times from and after the Execution Date, Buyer acknowledges that its obligations to release, discharge, defend, and hold Sellers and their Associated Parties harmless and its covenant not to sue Sellers or their Associated Parties apply to matters occurring or arising before the Execution Date to the extent provided in this Agreement.

14.8 **Inducement to Sellers**. **BUYER ACKNOWLEDGES THAT IT HAS EVALUATED ITS OBLIGATIONS UNDER THIS ARTICLE 14 BEFORE IT DETERMINED AND SUBMITTED ITS OFFER TO PURCHASE THE ALASKA INTERESTS AND THAT ITS ASSUMPTION OF THESE OBLIGATIONS IS A MATERIAL INDUCEMENT TO SELLERS TO ENTER INTO THIS AGREEMENT WITH, AND CLOSE THE SALES OF THE ALASKA INTERESTS HEREUNDER.**

ARTICLE 15
ENVIRONMENTAL MATTERS

15.1 **Buyer's Acknowledgment Concerning Possible Contamination of the Tangible Assets and the Properties**. Buyer is aware that the Tangible Assets and the Property have been used for exploration, development, production, processing and transportation of Oil and Gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the Alaska Interests. Equipment and sites included in the Tangible Assets or the Properties may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Properties or included in the Alaska Interests may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Properties. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Tangible Assets and the Properties. Buyer is aware that it may be strictly liable under Alaska Statute §46.03.822 for any hazardous substances that may or have been released on or from the Tangible Assets or the Properties.

BUYER WILL ASSUME ALL LIABILITY FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, AND DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES, AND NORM FROM THE ALASKA INTERESTS AND THE PROPERTIES AND ASSOCIATED ACTIVITIES AND WILL CONDUCT THESE ACTIVITIES IN ACCORDANCE WITH ALL APPLICABLE LAWS, INCLUDING THE ENVIRONMENTAL LAWS.

15.2 **Disposal of Materials, Substances, and Wastes; Compliance with Law**. Buyer shall store, handle, transport and dispose of or discharge all materials, substances, and wastes from the Alaska Interests, Tangible Assets and the Properties (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with Applicable Laws. Buyer shall keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite. When any Lease or other lease included in the Alaska Interests terminates or Buyer subsequently transfers any portion of the Alaska Interests, Buyer shall undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Tangible Assets, Alaska Interests or Properties as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Alaska Interests, Properties or Tangible Assets.

ARTICLE 16
REPRESENTATIONS AND WARRANTIES

16.1 **Representations by Sellers**. Each Seller represents and warrants to Buyer that subject to (i) approval of the Bankruptcy Court, (ii) the entry and continued effectiveness of the Sale Order and any necessary order vacating the Abandonment Order, and (iii) approval of such Seller's respective limited liability company members:

(a) This Agreement and the Transaction Documents to which such Seller is a party have been duly authorized, executed and delivered by such Seller,

(b) This Agreement constitutes, and the Transaction Documents to which such Seller is a party, when executed and delivered by such Seller will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the general principles of equity and all orders entered or to be entered in the Bankruptcy Case and any related proceedings.

16.2 **Representations by Buyer**. Buyer represents and warrants to Sellers as follows:

(a) **Existence**. Buyer is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Alaska.

(b) **Power, Authorization, Execution**. Buyer has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite parties, and this Agreement and the Transaction Documents to which it is a party has been duly executed and delivered by Buyer.

(c) **Qualifications and Bonding**. Buyer is now, and, upon and after the Closing, shall continue to be, qualified with all applicable Governmental Entities to own the Alaska Interests. Buyer will obtain and maintain, all necessary bonds, permits and other authorizations required by any Governmental Entity or Third Party in order to own or operate the Alaska Interests including, but not limited to, those bonds identified on Schedule 3.

(d) **Enforceability**. This Agreement constitutes, and the Transaction Documents to which it is a party, when executed and delivered by Buyer will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar Applicable Laws now or hereafter in effect affecting the enforcement of creditors rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e) **Non-Contravention**. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party and the performance by Buyer of the terms hereof and thereof do not conflict with or result in a violation of:

(i) the Organizational Documents of Buyer, or

(ii) any material agreement, instrument, order, writ, judgment, or decree to which Buyer is a party or is subject.

(f) **Brokers**. Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for broker's fees, finder's fees, agent's commissions, or other similar forms of compensation in connection with this Agreement or any contract or transaction contemplated hereby or thereby for which Sellers shall have any responsibility whatsoever. Buyer releases Sellers and their Associated Parties from, and shall fully protect, indemnify, and defend Sellers and their Associated Parties and hold them harmless from and against, any and all Liabilities relating to, arising out of or connected with, directly or indirectly, commissions, finders' fees, or other remuneration due to any such agent, broker, or finder claiming by, through, or under Buyer or any Affiliate of Buyer.

(g) **Investigation**. Buyer, for itself and on behalf of its Affiliates, investors, shareholders, directors and officers, represents and warrants that it is knowledgeable of the Oil and Gas business and of the usual and customary practices of producers and operators. Buyer has had access to and an opportunity to inspect all relevant information relating to the Alaska Interests and the Properties, sufficient to enable Buyer to evaluate the merits and risks of its acquisition of the Alaska Interests and the Properties. Buyer has had the opportunity to ask questions and receive answers relating to Alaska Interests and the Properties. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer has relied solely upon the representations and warranties made in this Agreement and upon its contractual rights in this Agreement to conduct its own independent, due-diligence investigation of the Alaska Interests and the Properties. **ACCORDINGLY, BUYER, FOR ITSELF AND ON BEHALF OF ITS ASSOCIATED PARTIES ACKNOWLEDGES THAT NEITHER SELLERS NOR ANY ASSOCIATED PARTIES OF SELLERS HAVE MADE, AND SELLERS, FOR THEMSELVES AND FOR THEIR RESPECTIVE ASSOCIATED PARTIES, HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES (OTHER THAN THOSE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT), WHETHER EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE ALASKA INTERESTS AND THE PROPERTIES.**

(h) **Funds Available**. Buyer shall timely meet the deposit requirements of Section 6.3 and the financial ability requirements of Article 8. In addition, at the Alaska Interests Closing, Buyer shall have sufficient funds to enable Buyer to:

(i) pay the Alaska Interests Purchase Price, all Assumed Liabilities and all Cure Amounts; and

(ii) post all bonds and deposits required by the transactions contemplated by this Agreement, including all Governmental Bonds.

(i) **Bankruptcy**. There are no bankruptcy, reorganization or arrangement proceedings pending against, contemplated by, or to the knowledge of Buyer, threatened against Buyer.

(j) **Basis of Buyer's Decision**. Buyer:

(i) has reviewed and investigated the Alaska Interests and the Properties to its satisfaction in order to enter into this Agreement;

(ii) has evaluated the Alaska Interests and the Property to its satisfaction and has made an informed decision, as a prudent and knowledgeable Buyer, to acquire the Alaska Interests;

(iii) is knowledgeable and experienced in the evaluation, acquisition, and operation of oil and gas properties;

(iv) has evaluated the merits and risks of purchasing the Alaska Interests and has formed an opinion based solely upon its knowledge and experience and not in reliance on any statements or actions by Sellers or their Associated Parties; and

(v) is acquiring the Alaska Interests "**AS IS, WHERE IS, WITH ALL FAULTS**."

(k) **Material Factor**. Buyer acknowledges that its representations and warranties contained in this Agreement are a material inducement to Sellers to enter into this Agreement with Buyer, and to close the transactions contemplated hereunder.

ARTICLE 17
COMMUNICATIONS

Unless otherwise provided in this Agreement, any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Sellers:

c/o Pacific Energy Resources Ltd.
Attn: President
111 W. Ocean Boulevard, Suite 1240
Long Beach, California 90802
Telephone: (562) 628-1526
Facsimile: (562) 628-1536

with a copy to:	Rutan & Tucker, LLP Attn: Gregg Amber 611 Anton Blvd., Suite 1400 Costa Mesa, California 92626 Telephone: (714) 641-5100 Facsimile: (714) 546-9035
and to:	Pachulski Stang Ziehl & Jones LLP Attn: Ira D. Kharasch 10100 Santa Monica Blvd., 11th Floor Los Angeles, California 90067 Telephone: (310) 277-6910 Facsimile: (310) 201-0760
If to Buyer:	Cook Inlet Energy, LLC Attn: David Hall, CEO P.O. Box 90834 Anchorage, Alaska 99509 Telephone: (907) 317-8239 Facsimile: (907) 334-6735
with a copy to:	Miller Energy Resources Attn: Scott Boruff, CEO 3651 Baker Highway Huntsville, Tennessee 37756 Telephone: (423) 663-9457 Facsimile: (423) 663-9461
and to:	Sullivan Hazeltine Allinson LLC Attn: William D. Sullivan 4 East 8th Street, Suite 400 Wilmington, Delaware 19801 Telephone: (302) 428-8191 Facsimile: (302) 428-8195

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. Any Party may change any address to which notice is to be given to it by giving Notice as provided above of such change of address.

ARTICLE 18
MISCELLANEOUS

18.1 **Entire Agreement**. This Agreement, the Confidentiality Agreement, the Deposit Agreement and the other documents and instruments and other agreements specifically referred

to herein or delivered pursuant hereto, including the exhibits and the schedules hereto (collectively, the "Transaction Documents"), (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof except for the Confidentiality Agreement and the Deposit Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Alaska Interests Closing in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder. Each Party agrees that (i) the other Party (including its agents and representatives) has made no other representation, warranty, covenant or agreement to or with such Party relating to the transactions contemplated hereby other than those expressly set forth in the Transaction Documents, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated hereby, other than those referred to in clause (i) above.

18.2 **Successors and Assigns; Amendment; Survival**. This Agreement is binding on and inures to the benefit of the Parties and their respective successors, heirs, representatives, and assigns and may be supplemented, altered, amended, modified, or revoked only in writing signed by both Parties. Neither the assignment of this Agreement nor of any Alaska Interests or any part or portion thereof will relieve Buyer of its obligations under this Agreement unless and to the extent Sellers consent in writing to release Buyer, which consent may be withheld for any reason. All of the covenants, agreements, representations and warranties, and indemnities made by each Party contained in this Agreement shall survive the Alaska Interests Closing.

18.3 **Exclusive Remedy**. If the Alaska Interests Closing occurs, the express indemnities set forth in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement or any Claim arising out of, resulting from or related to the transactions contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Associated Parties to release, waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including Claims under state or federal securities Laws and Claims available at common law, in equity or by statute.

18.4 **Choice of Law**. This Agreement and its performance shall be construed in accordance with, and enforced under, the internal laws of the State of Alaska, without regard to choice of law rules of any jurisdiction, including Alaska.

18.5 **Assignment**. Neither this Agreement nor the rights and obligations under it may be assigned or delegated by Buyer without Sellers' prior written consent, which consent may be withheld for any reason, and an attempted assignment or delegation is null and void; provided, however, that Buyer may assign this Agreement to a wholly-owned subsidiary so long as Buyer remains primarily liable for any and all obligations of Buyer hereunder.

18.6 **No Admissions**. To the fullest extent permitted by Applicable Laws, including Federal Rule of Civil Procedure Rule 408, neither this Agreement, nor any part of it, nor any performance hereunder, nor any payment of any amount hereunder, shall constitute or may be construed as a finding, evidence of, or an admission or acknowledgment of (a) any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, by either Sellers

or Buyer or their respective Associated Parties or (b) any rights, claims or positions asserted by any Third Party.

18.7 **No Third Party Beneficiaries**. The only third party beneficiaries of this Agreement are the Associated Parties of Sellers and solely respect to Article 14. Except as set forth in the immediately preceding sentence, there are no Third Party beneficiaries of this Agreement.

18.8 **Public Communications**. Unless provided otherwise in this Agreement, no Party shall make or issue, or cause to be made or issued, any press release or public communication concerning this Agreement or the transactions contemplated by this Agreement without the other Parties' prior written consent, which consent shall not be unreasonably withheld; provided, however, that, upon giving the other Parties at least 24-hours' advance notice, any Party (or an Affiliate of such Party) may make or issue, or cause to be made or issued, any press release or public communication as may be required by Applicable Laws or the public disclosure requirements applicable to such Party or any Affiliate of such Party; provided further, however, that prior notice or written consent shall not be required in connection with Sellers' press release and public disclosures to be made in connection with the Alaska Interests Closing.

18.9 **Headings and Titles**. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

18.10 **Bulk Transfer Law**. Buyer waives compliance with the provisions of any applicable bulk sales or bulk transfers Law.

18.11 **Severability**. The provisions of this Agreement are severable at Sellers' option. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid or otherwise unenforceable, then Sellers may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

18.12 **Counterparts**. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall be considered one instrument.

18.13 **Not to Be Construed Against the Drafter**. Each Party acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

18.14 **No Waiver**. No waiver by either Party of any part of this Agreement shall be deemed to be a waiver of any other part of this Agreement or a waiver of strict performance of the waived part in the future.

18.15 **Expenses**. Except as otherwise expressly provided herein, all expenses incurred by each Party in connection with the transaction contemplated herein, including, without limitation, attorney's fees, are for the account of the Party incurring the same, and the Party

incurring such expenses shall defend, indemnify, and hold harmless the other Party from and against such expenses.

18.16 **Time of Essence**. Time is of the essence in the performance of this Agreement.

18.17 **No Partnership**. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties.

18.18 **Foreign Trade Law Compliance**. Both Parties agree that all imports, exports, and re-exports, if any, under this Agreement shall be undertaken in accordance with all Applicable Laws of the United States with respect to foreign trade and export control. Both Parties further agree to fully cooperate in complying with such Applicable Laws and in assisting the other Party with such compliance. If licenses of any kind are required, including United States trade or export licenses, exports/re-exports and/or technology sharing will occur only after such license(s) have been obtained. Buyer shall notify Sellers of any request of a United States Governmental Entity for information, documentation, or data relating to any contract that Buyer has entered into with Sellers. Buyer shall provide responses to requests from a United States Governmental Entity for information, documentation, or data of any kind to such entity promptly upon request. Copies of the responses to a United States Governmental Entity shall be provided to Sellers promptly upon Sellers' request.

Sellers are relying upon the representations and warranties of Buyer that it shall fully comply with all United States foreign trade and export control laws and regulations including any prohibitions on the transfer or release of products or technology contrary to such Applicable Laws or regulations.

18.19 **Rules of Construction**. For purposes of this Agreement:

(a) Unless the context otherwise requires, (i) "or" is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Party includes its successors and permitted assigns; (vii) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variants, and the rule *ejusdem generis* shall not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples; (viii) the words "hereof," "herein," and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ix) any reference to dollars shall be a reference to U.S. dollars.

(b) References in this Agreement to Articles, Parts, Sections, or other subdivisions are, unless otherwise specified, to corresponding Articles, Parts, Sections, or other subdivisions of this Agreement. Neither the captions to Articles, Parts, Sections, or other subdivisions of this Agreement (including the section headings of this

Section 18.19(b)), nor the Table of Contents, shall be deemed to be a part of this Agreement or this Section 18.19(b).

(c) All Exhibits and Schedules to this Agreement are hereby incorporated by reference herein, form a part of this Agreement, and shall have the same force and effect as if actually set out in the body of this Agreement. All references to this Agreement shall include all Exhibits and Schedules, as well as all attachments incorporated herein. All references in this Agreement to Exhibits and Schedules refer to the Exhibits and Schedules to this Agreement, unless expressly provided otherwise.

(d) In the event of a conflict between (i) the provisions of this Agreement and (ii) the provisions of any other document, the provisions of this Agreement shall control and prevail as between the Parties.

(e) References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be references to the same as it may from time to time be changed, amended, modified, amended and restated, or extended.

(Signature Page Follows)

The Parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Execution Date.

Dated: November 24, 2009

PACIFIC ENERGY ALASKA OPERATING LLC

By: ______________________

Name: Gerry Tywoniuk

Title: Acting Chief Executive Officer

Dated: November 24, 2009

PACIFIC ENERGY ALASKA HOLDINGS, LLC

By: ______________________

Name: Gerry Tywoniuk

Title: Acting Chief Executive Officer

Dated: November ____, 2009

COOK INLET ENERGY, LLC

By: ______________________

Name: David Hall

Title: Chief Executive Officer

The Parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Execution Date.

Dated: November ____, 2009

PACIFIC ENERGY ALASKA OPERATING LLC

By: ______________________________
Name: Gerry Tywoniuk
Title: Acting Chief Executive Officer

Dated: November ____, 2009

PACIFIC ENERGY ALASKA HOLDINGS, LLC

By: ______________________________
Name: Gerry Tywoniuk
Title: Acting Chief Executive Officer

Dated: November 23, 2009

COOK INLET ENERGY, LLC

By: D. Hall
Name: David Hall
Title: Chief Executive Officer

674/023353-0033
1045194

Exhibit A
to
Purchase and Sale Agreement
(*Alaska Group 1*)

DESCRIPTION OF THE ALASKA INTERESTS

Lease/Lessor	**Original Lessee (interest delineated in description assigned to PEAO)**	**Lease Date**	**Interest Assigned and Property Description**
Bureau of Land Management			
BLM A 035017	Ralph H. Cottis	10/1/1958	**100.000% Record Title Interest** **100.000% Operating Rights in "Shallow Rights"** **60.000% Operating Rights in "Deep Rights"** West Foreland Township 8 North, Range 14 West, Seward Meridian, State of Alaska Section 16: Fractional SE/4 SW/4, Fractional S/2 SE/4 Section 21: Fractional E/2, E/2 W/2 Section 22: Fractional SW/4 SW/4 Section 27: Fractional NW/4, Fractional N/2 SW/4 Section 28: NE/4, E/2 NW/4, NE/4 SW/4, N/2 SE/4 Protracted Survey U.S. Survey 4522 U.S. Survey 4523 U.S. Survey 4524, Lot 1 U.S. Survey 11865 containing 857 acres, more or less.

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
MMS Oil and Gas Lease			
OCS-Y-01665	Forcenergy Inc.	8/1/1997	**0.5000% Overriding Royalty Interest *** COSMOPOLITAN: Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act from the United States Department of Interior, Minerals Management Service, effective August 1, 1997, identified as serial number OCS-Y-01665 whose leased area is described as: "That portion of Block 6163, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 4, 1995, shown as Federal 8(g) Area B on Supplemental Official OCS Block Diagram dated January 03, 1994, containing 1,546.208235 hectares, and that portion of Block 6213, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 04, 1995, shown as Federal 8(g) Area C on Supplemental Official OCS Block Diagram dated February 3, 1994, containing 259,420981 hectares.
MMS Oil and Gas Lease OCS-Y-01664	Forcenergy Inc.	8/1/1997	**0.5000% Overriding Royalty Interest *** COSMOPOLITAN: Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act from the United States Department of Interior, Minerals Management Service, effective August 1, 1997, identified as serial number OCS-Y-01664 whose leased area is described as: "That portion of Block 6113, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 4, 1995, shown as Federal 8(g) Area B on Supplemental Official OCS Block Diagram dated January 03, 1994, containing 2,084.249688 hectares; and That portion of Block 6114, OCS Official Protraction Diagram NO 05-02, Seldovia, approved January 04, 1995, shown as Federal

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			8(g) Area B on the Supplemental Official OCS Block Diagram dated January 03, 1994, containing 62.294910 hectares."
State Oil and Gas Leases			
State of Alaska ADL 384404	Stewart Petroleum Company	1/1/1995	**0.43750% Overriding Royalty Interest *** Cosmopolitan Unit, Tract 4 T. 3 S., R. 15W., Seward Meridian, Alaska Section 22: Protracted, All, 640 Acres; Section 23: Protracted, All, 640 Acres; Section 26: Surveyed, Fractional, All, 11.13 acres; Section 26: Protracted, All, tide and submerged lands, 628.87 acres; Section 27: Protracted, All 640 Acres containing 2,560.00 acres, more or less.
State of Alaska ADL 384403	Stewart Petroleum Company	1/1/1995	**0.43750% Overriding Royalty Interest *** Cosmopolitan Unit, Tract 3 T. 3 S., R. 15W., Seward Meridian, Alaska Section 20: Protracted, All, within the computed Alaska seaward boundary, listed as "state acreage' on Alaska's seaward boundary diagram approved by the state on Feb. 4, 1993, 203.80 acres; Section 21: Protracted, All, 640 acres; Section 28: Protracted, All 640 acres; Section 29: Protracted, All, within the computed Alaska seaward boundary, listed as "state acreage" on Alaska's seaward boundary diagram approved by the state on Feb. 4, 1993, 419.20 acres; Section 32: Protracted, All, within the computed Alaska seaward boundary, listed as "state acreage" on Alaska's seaward boundary diagram approved by the state on Feb. 4, 1993, 535.69 acres

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 33: Protracted, W/2, 320.00 acres; containing 2,758.69 acres, more or less
State of Alaska ADL 18790	Superior Oil company	9/1/1962	**0.418750% Overriding Royalty Interest** * Cosmopolitan Unit, Tract 7 T. 3 S., R. 15 W., Seward Meridian, Alaska Section 33: E/2, 320 acres; Section 34: All, 640 acres; Section 35; Fraction (all shorelands (if any), tidelands, and submerged lands, including such shorelands (if any) and tidelands as may underlie the portion of Stariski Creek that runs through this section), 479.99 acres; T. 4 S., R. 15 W., Seward Meridian, Alaska Section 2: Fraction, (all tidelands and submerged lands), 378.98 acres; Section 3: All, 640 Acres; Section 4: All, 640 Acres; Section 10: All, 640 Acres; Section 11: Fraction, (all tidelands and submerged lands), 220.39 acres; Containing 3,959.26 acres, more or less.
State of Alaska ADL 387102	Arco Alaska Inc.	2/1/1996	**0.5000% Overriding Royalty Interest** * Cosmopolitan Unit, Tract 1 T. 3 S., R. 15W., Seward Meridian, Alaska Section 15: Protracted, All, 640 Acres; Section 16: Protracted, All within the computed Alaska seaward boundary, listed as "state acreage' on Alaska's seaward boundary diagram approved by the state on Feb. 4, 1993, 466.64 acres; Section 17: Protracted; All within the computed Alaska seaward boundary, listed as "state acreage" on Alaska's seaward boundary diagram approved by the state on

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Feb. 4, 1993, 2.50 acres; containing 1,109.14 acres, more or less
State of Alaska ADL 389230	Arco Alaska Inc.	2/1/2000	**0.5000% Overriding Royalty Interest** * Cosmopolitan Unit, Tract 6 T. 4 S., R. 15W., Seward Meridian, Alaska Section 5: Protracted, All tide and submerged land within the computed Alaska seaward boundary, listed as "state acreage' on Alaska's seaward boundary diagram approved by the state on Feb. 9, 1993, 634.15 acres; Section 6: All tide and submerged land within the computed seaward boundary, listed as "state acreage' on Alaska's seaward boundary diagram approved by the state on Feb. 9, 1993, 52.73 acres; Section 7: Protracted, All tide and submerged land within the computed seaward boundary, listed as "state acreage" on Alaska's seaward boundary diagram approved by the state on Feb. 9, 1993, 258.35 acres; Section 8: Protracted, All, 640 Acres; Section 9: Protracted, All, 640 Acres; Section 16: Protracted, All, 640 Acres; Section 17: Protracted, All, 640 Acres; Section 18: Protracted, All tide and submerged land within the computed seaward boundary, listed as "state acreage" on Alaska's seaward boundary diagram approved by the state on Feb. 9, 1993, 530.49 acres; containing 4,035.72 acres, more or less
State of Alaska ADL 389525	Phillips Alaska, Inc.	5/1/2001	**0.5000% Overriding Royalty Interest** * Cosmopolitan Unit, Tract 8 (Partial) T. 4 S., R. 15 W., Seward Meridian, Alaska

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 19: Protracted, N/2. 311.00 acres. containing 311.00 acres, more or less
State of Alaska ADL 389526	Phillips Alaska, Inc.	5/1/2001	**0.5000% Overriding Royalty Interest *** Cosmopolitan Unit, Tract 9 T. 4 S., R. 16 W., Seward Meridian, Alaska Section 13: Protracted, All, as listed as "state acreage" on Alaska's seaward boundary diagram approved by the state on February 2, 1993, 16.68 acres; Section 24: Protracted. N/2, as listed as "state acreage" on Alaska's seaward boundary diagram approved by the state on February 2, 1993, 84.02 acres; Containing 100.70 acres, more or less
State of Alaska ADL 390368	Forest Oil Company	10/1/2003	**100% Working Interest** Kustatan T. 7 N., R. 14 W., Seward Meridian, Alaska Section 4: Unsurveyed. All tide and submerged lands, 8.75 acres; Section 4: Unsurveyed. The beds of the unnamed lakes located within the S2NE4 and SE4, 41.11 acres; Section 9: Unsurveyed, All tide and submerged lands, 441.57 acres; U.S. Survey 12121, Lot 1 and that portion of Lot 2 lying within Sections 3, 4, 9 & 10, 310.37 acres; U. S. Survey 4527, Lot 1 and 3, 161.09 acres; containing 962.89 acres, more or less.
State of Alaska ADL 388233	Anadarko Petroleum Corporation and Arco Alaska, inc.	2/1/1997	**30% & 70% Working Interest** Three Mile Creek Unit Tract 4 T. 13 N., R. 11 W., Seward Meridian, Alaska, Tract A

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Segment 1: As to a **30% working interest** in 2,800.00 acres, more or less, and described as follows: Section 22: Unsurveyed, SE/4; 160 acres; Section 23: Unsurveyed, SW/4; 160 acres; Section 26: Unsurveyed, All; 640 acres; Section 27: Unsurveyed, E/2, SW/4; E/2 NW/4; 560 acres Section 34: Unsurveyed, All; 640 acres; Section 35: Unsurveyed, All; 640 acres; Segment 2: As to a **30% working interest** in 200.00 acres, more or less, and described as follows: Section 22: Unsurveyed, SE/4NE/4; 40.00 acres; Section 23: Unsurveyed, NW/4; 160.00 acres; Segment 3: As to a **70% working interest** in 160.00 acres, more or less, and described as follows: Section 23: Unsurveyed, SE/4; 160 acres; Segment 4: As to a **70% working interest** in 160.00 acres, more or less, and described as follows: Section 23: Unsurveyed, NE/4; 160 acres; entire tract containing 3,320 acres, more or less.
State of Alaska ADL 359111	Richard E. Wagner	12/1/1983	**100% Working Interest** West McArthur River Unit, Tract 1 T. 8 N., R. 14 W., Seward Meridian, Alaska Section 3: Protracted, All; 640.00 acres;

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 4: Protracted, All; 640.00 acres; Section 5: Unsurveyed; All tide & submerged lands; 465.00 acres; Section 8: Unsurveyed; All tide & submerged lands; 130.00 acres; Section 9: Unsurveyed; All tide & submerged lands; 630.00 acres; Section 10: Protracted, All; 640.00 acres; Section 15: Protracted, All; 640.00 acres; Section 16: Unsurveyed, All; tide & submerged lands; 390.00 acres containing 4,175.00 acres, more or less
State of Alaska ADL 359112	Richard E. Wagner	12/1/1983	**100% Working Interest** West McArthur River Unit, Tract 2 T. 8 N., R. 14 W., Seward Meridian, Alaska Section 21: Unsurveyed; All tide & submerged lands; 125.00 acres; Section 22: Unsurveyed; All tide & submerged lands; 635.00 acres; Section 23: Protracted, All; 640.00 acres; Section 27: Unsurveyed, All; tide & submerged lands; 495.00 acres; Section 34: Unsurveyed, All; tide & submerged lands; 260.00 acres; containing 2,155.00 acres, more or less
State of Alaska ADL 390078 EXPLORATION LICENSE	Forest Oil Corporation	11/1/2003	**100% Interest in Exploration License** **South Susitna Exploration License No. 2** T. 19 N., R. 6 W., S.M. Sections 1-18; All T. 19 N., R. 7 W., S.M. Sections 1-3 & 10-15; All T. 19 N., R. 8 W., S.M. Sections 1-36; All T. 19 N., R. 9 W., S.M. Sections 1-13, 16-18, 20-36, All; Section 14, All, Excluding U.S. Survey 3998, Lot 1;

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 15, All, Excluding U.S. Survey 3998, Lot 1 & 2; Section 19, All, Excluding U.S. Survey 3997; U.S. Survey 3998, Lot 1; T. 19 N., R. 10 W., S.M. Sections 1-3, 10-15, 22-27 & 34-36, All; T. 20 N., R. 5 W., S.M. Sections 4-9, 16-21 & 28-33, All; T. 20 N., R. 6 W., S.M. Sections 1-36, All; T. 20 N., R. 7 W., S.M. Sections 1-36, All; T. 20 N., R. 8 W., S.M. Sections 1-36, All; T. 20 N., R. 9 W., S.M. Sections 1-36, All; T. 20 N., R. 10 W., S.M. Sections 1-3, 10-15, 22-27 & 34-36, All; T. 21 N., R. 5 W., S.M. Sections 4-9, 16-21 & 28-33, All; T. 21 N., R. 6 W. S.M. Sections 1-3, 5-8, 10-36, All; Section 4, All, Excluding U.S. Survey 3900; Section 9, All, Excluding U.S. Survey 3900; T. 21 N., R. 7 W., S.M. Sections 1-36, All; T. 21 N., R. 8 W., S.M. Sections 1-36, All; T. 21 N., R. 9 W., S.M. Sections 1, 2, 5-7, 11-14, 17-22, 24-36, All; Section 3, All, Excluding U.S. Survey 3990; Section 4, All, Excluding U.S. Survey 3990 & 3991; Section 8, All, Excluding U.S. Survey 2938; Section 9, All, Excluding U.S. Survey 3990; Section 10, All, Excluding U.S. Survey 3990; Section 15, All, Excluding U.S. Survey 3989; Section 16, All, Excluding U.S. Survey 3989; Section 23, All, Excluding U.S. Survey 3992; T. 21 N., R. 10 W., S.M. Sections 1-3, 10-15, 21-28 & 33-36, All; T. 22 N., R. 5 W., S.M. Sections 4-6, 8-16, 19, 21 & 30-33; Section 7, All, Excluding U.S. Survey 4784;

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 17, All, Excluding U.S. Survey 4783 & 4784; Section 20, 28 & 29, All, Excluding U.S. Survey 4783; U.S. Survey 4784, Lots 3, 5, 7 & 9, 14 & 17; T. 23 N., R. 6 W., S.M. Sections 1-36, All; T. 22 N., R. 7 W., S.M. Sections 1-36, All; T. 22 N., R. 8 W., S.M. Sections 1-36, All; T. 23 N., R. 6 W., S.M. Sections 1-36, All; T. 23 N., R. 7 W., S.M. Sections 1-36, All. Total Acreage 471,474.23
State of Alaska ADL 390578	Forest Oil Corporation	6/1/2005	**100% Working Interest** **North Alexander Prospect** Tract CI2004-596 T. 14 N., R. 8 W., Tract A, Seward Meridian, Alaska. Section 4, Unsurveyed, All, 640.00 Acres; Section 5, Unsurveyed, All, 640.00 Acres; Section 6, Unsurveyed, All, 619.76 Acres; Section 7, Unsurveyed, All, 621.52 Acres; Section 8, Unsurveyed, All, 640.00 Acres; Section 9, Unsurveyed, All, 640.00 Acres; Section 16, Unsurveyed, All, 640.00 Acres; Section 17, Unsurveyed, All, 640.00 Acres; Section 18, Unsurveyed, All, 623.28 Acres; This Tract (CI2004-596) contains 5,704.56 Acres, More or Less.
State of Alaska ADL 390585	Forest Oil Corporation		**100% Working Interest** **North Ivan Prospect** Tract CI2004-642 T. 15 N., R. 8 W., Tract A, Seward Meridian, Alaska.

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 19, Unsurveyed, All, Including The Bed of Ivan River, 615.00 Acres; Section 20, Unsurveyed, All, 640.00 Acres; Section 21, Unsurveyed, All, 640.00 Acres; Section 28, Unsurveyed, All, 640.00 Acres; Section 29, Unsurveyed, All, 640.00 Acres; Section 30, Unsurveyed, All, Including The Bed of Ivan River, 616.00 Acres; Section 31, Unsurveyed, All, Including The Bed of Ivan River, 618.00 Acres; Section 32, Unsurveyed, All, 640.00 Acres; Section 33, Unsurveyed, All, 640.00 Acres; This Tract (CI2004-642) Contains 5,689.00 Acres, More or Less.
State of Alaska ADL 17595	Pan American Petroleum Corp.	2/1/1962	**50% Working Interest** **Raptor Prospect** New Segment 2 T. 9 N., R. 12 W., Seward Meridian, Alaska. Sec. 17: All; 640 Acres; Sec. 18: All; 634 Acres; Sec. 19: N1/2, SW1/4SW1/4, N1/2SW1/4, SE1/4SE1/4, N1/2SE1/4 556.5 Acres; Sec. 20: All; 640 Acres. Containing 2,470.5 Acres
State of Alaska ADL 390370	Forest Oil Corporation	10/1/2003	**100% Working Interest** **Raptor Prospect** Tract CIA 2003-284 T. 9 N., R. 12 W., Seward Meridian, Alaska. Section 3, Protracted, All, 640.00 Acres; Section 10, Protracted, All, 640.00 Acres; This Tract (CIA 2003-284) Contains 1,280.00 Acres, More or Less

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
State of Alaska ADL 390379	Forest Oil Corporation	10/1/2003	**100% Working Interest** **Raptor Prospect** Tract CIA 2003-371 T. 10 N., R. 12 W., Seward Meridian, Alaska. Section 29, Protracted, All, 640.00 Acres; Section 30, Protracted, All, 627.00 Acres; Section 31, Protracted, All, 629.00 Acres; Section 32, Protracted, All, 640.00 Acres; This Tract (CIA 2003-371) Contains 2,536.00 Acres, More or Less.
State of Alaska ADL 390555	Forest Oil Corporation	6/1/2005	**100% Working Interest** **Tutna Prospect** Tract CI2004-373 T. 10 N., R. 13 W., Tract A, Seward Meridian, Alaska. Section 4, Unsurveyed, All, 640.00 Acres; Section 9, Unsurveyed, All Including The Bed Of Middle River And Excluding U.S. Survey 4551, 432.41 Acres; T. 10 N., R. 13 W., Seward Meridian, Alaska. Section 9, Unsurveyed, All Tide And Submerged Lands, 202.59 Acres; Special Surveys U.S. Survey 4551, 5.00 Acres; This Tract (CI2004-373) Contains 1,280.00 Acres, More or Less.
State of Alaska ADL 390556	Forest Oil Corporation	6/1/2005	**100% Working Interest** **Tutna Prospect** Tract CI2004-374

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			T. 10 N., R. 13 W., Tract A, Seward Meridian, Alaska. Section 5, Unsurveyed, All Including The Bed Of Middle River, 640.00 Acres; Section 6, Unsurveyed, All Including The Bed Of Middle River, 620.00 Acres; Section 7, Unsurveyed, All, 622.00 Acres; Section 8, Unsurveyed, All Including The Bed Of Middle River, 640.00 Acres; This Tract (CI2004-374) Contains 2,522.00 Acres, More or Less
State of Alaska ADL 390557	Forest Oil Corporation	6/1/2005	**100% Working Interest** **Tutna Prospect** Tract CI2004-377 T. 10 N., R. 13 W., Tract A, Seward Meridian, Alaska. Section 17, Unsurveyed, All, 397.38 Acres; Section 18, Unsurveyed, All Excluding U.S. Survey 4552, 619.00 Acres; Section 19, Unsurveyed, All, 484.06 Acres; Section 20, Unsurveyed, All, 17.31 Acres; T. 10 N., R. 13 W., Seward Meridian, Alaska. Section 17, Unsurveyed, All Tide And Submerged Lands, 242.62 Acres; Section 19, Unsurveyed, All Tide And Submerged Lands, 140.94 Acres; Section 20, Unsurveyed, All Tide And Submerged Lands, 622.69 Acres; Special Surveys U.S. Survey 4552, 5.00 Acres; This Tract (CI2004-377) Contains 2,529.00 Acres, More or Less.
State of Alaska ADL 391108	Forest Oil Corporation	10/01/2007	**50% Working Interest** **Raptor Prospect**

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Tract: CI2006-285 T. 9 N., R. 12 W., Seward Meridian, Alaska. Section 5, Protracted, All, 640.00 acres; Section 6, Protracted, All, 630.00 acres; Section 7, Protracted, All, 632.00 acres; Section 8, Protracted, All, 640.00 acres; This Tract (CI2006-285) contains 2,542.00 acres, more or less.
State Of Alaska ADL 390571	Forest Oil Corporation	6/1/2005	**100% Working Interest** **Pretty Creek** Tract CI2004-544 T. 13 N., R. 9 W., Tract A, Seward Meridian, Alaska. Section 1, Unsurveyed, SW4SW4 Including The Bed Of Lewis River, 40.00 Acres; Section 2, Unsurveyed, S2S2 Including The Bed Of Theodore River, 160.00 Acres; Section 11, Unsurveyed, All Uplands Including The Bed Of Theodore River And Excluding U.S. Survey 3956, 492.88 Acres; Section 12, Unsurveyed, All Uplands Within The W2W2, 95.21 Acres; T. 13 N., R. 9 W., Seward Meridian, Alaska. Section 11, Unsurveyed, All Tide And Submerged Lands, 133.22 Acres; Section 12, Unsurveyed, All Tide And Submerged Lands Within The S2S2, NE4SE4, NW4SW4, 224.78 Acres; Special Surveys U.S. Survey 3956, 13.90 Acres; This Tract (CII2004-544) Contains 1,159.99 Acres, More or Less.
State of Alaska MHT 9300062	Forest Oil Corporation	1/1/2006	**100% Working Interest** **Three Mile Creek**

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Tract 12, Mental Health Tract: T. 13 N, R. 10 W., Seward Meridian, Alaska Section 4: Unsurveyed, All, Excluding the Beluga River (625.00 Acres) Section 5: Unsurveyed, All (640.00 Acres); Section 6: Unsurveyed, SE1/4 (160.00 Acres); Section 7: Unsurveyed, NE1/4, S1/2, Excluding the Beluga River, (402.00 Acres); Section 8: Unsurveyed, All, Excluding the Beluga River (596.00 Acres) Section 9: Unsurveyed, All, Excluding the Beluga River (555.00 Acres) Section 16: Unsurveyed, All (640.00 Acres); Section 17: Unsurveyed, All (640.00 Acres); Section 18: Unsurveyed, All, Excluding The Beluga River (599.00 Acres) This Tract Contains 4,857.00 Acres, More or Less.
MHT 9300063	Forest Oil Corporation	1/1/2006	**100% Working Interest** **Three Mile Creek** Tract 37, Mental Health Tract T. 13 N, R. 11 W., Seward Meridian, Alaska Section 1: Surveyed, W1/2NW1/4 (80.00 Acres); Section 2: Surveyed, All (640.00 Acres); Section 3: Surveyed, All, Excluding the Beluga River (605.00 Acres); Section 10: Surveyed, All, Excluding the Beluga River (580.00 Acres); Section 11: Surveyed, All, 640.00 Acres; Section 13: Unsurveyed, SE1/4, Excluding the Beluga River (139.00 Acres); Section 14: Surveyed, All, Excluding the Beluga River (587.00 Acres); By the United States Department Of The Interior, Bureau (35.00 Acres); of Land Management in Anchorage, Alaska on January 8, 1992

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			By the United States Department Of The Interior, Bureau (35.00 Acres); of Land Management in Anchorage, Alaska on January 8, 1992 Section 15: Surveyed, All, Excluding the Beluga River (635.00 Acres) Tract 37 contains 4,857.00 Acres, more or less. According to the Federal Amended Survey Plat accepted by the United States Department Of The Interior, Bureau of Land Management in Anchorage, Alaska on January 8, 1992
State Of Alaska ADL 390579	Forest Oil Corporation	6/1/2005	**100% Working Interest** **Olsen Creek** Tract CI2004-608 T. 14 N., R. 10 W., Seward Meridian, Alaska. Section 1, Unsurveyed, All, 640.00 Acres; Section 2, Unsurveyed, All, 640.00 Acres; Section 3, Unsurveyed, All, 640.00 Acres; Section 10, Unsurveyed, All, 640.00 Acres; Section 11, Unsurveyed, All, 640.00 Acres; Section 12, Unsurveyed, All, 640.00 Acres; Section 13, Unsurveyed, All, 640.00 Acres; Section 14, Unsurveyed, All, 640.00 Acres; Section 15, Unsurveyed, All, 640.00 Acres; This Tract (CI2004-608) Contains 5,760.00 Acres, More or Less.
State Of Alaska ADL 390549	Forest Oil Corporation	10/1/2005	**100% Working Interest** **West Foreland** Tract CII2004-302 T. 9 N., R. 14 W., Tract A, Seward Meridian, Alaska. Section 3, Unsurveyed, All Uplands, Excluding U.S. Survey 4555, Lot 1 & 2, 565.71 Acres;

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 4, Unsurveyed, All Uplands, 640.00 Acres; Section 9, Unsurveyed, All Uplands, 585.86 Acres; Section 10, Unsurveyed, All Uplands, 104.33 Acres; T. 9 N., R. 14 W., Seward Meridian, Alaska. Section 3, Unsurveyed, All Tide And Submerged Lands, 65.26 Acres; Section 9, Unsurveyed, All Tide And Submerged Lands, 54.14 Acres; Section 10, Unsurveyed, All Tide And Submerged Lands, 535.67 Acres; Special Surveys U.S. Survey 4555, Lots 1 & 2, 9.03 Acres; This Tract (CI2004-302) Contains 2,560.00 Acres, More or Less
State Of Alaska ADL 390551	Forest Oil Corporation	06/1/2005	**100% Working Interest** **Maverick** T. 9 N., R. 14 W., Seward Meridian, Alaska Section 29, Unsurveyed, All Tide and Submerged Lands, 328.95 acres; Section 32, Unsurveyed, All Tide and Submerged Lands, 188.97 acres; Special Surveys U.S. Survey 4566, 2.00 acres; Contains 519.92 Acres, more or less.
State Of Alaska ADL 390735	Forest Oil Corporation	10/1/2006	**100% Working Interest** **West Foreland** Tract CI2005-309 T. 9 N., R. 14 W., Tract A, Seward Meridian, Alaska. Section 29, Unsurveyed, All Uplands, 318.00 Acres; Section 30, Unsurveyed, All, 637.00 Acres; Section 31, Unsurveyed, All, 639.00 Acres;

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Section 32, Unsurveyed, All Uplands Excluding U.S. Survey 4556 and 4566, 453.00 Acres; Tract CI2005-309 contains 2,047.00 Acres, more or less.
State Of Alaska ADL 390749	Forest Oil Corporation	10/1/2006	**100% Working Interest** **Pretty Creek** Tract CI2005-601 T. 14 N., R. 9 W., Tract A, Seward Meridian, Alaska. Section 5, Unsurveyed, All, 640.00 Acres; Section 6, Unsurveyed, All, 620.00 Acres; Section 7, Unsurveyed, All, 622.00 Acres; Section 8, Unsurveyed, All, 640.00 Acres; This Tract (CI2005-601) Contains 2,522.00 Acres, More or Less.
State of Alaska ADL 17602			**70.0000% Working Interest** **Non-unitized Acreage** **Sabre Prospect** NEW SEGMENT 1 T. 8 N., R. 14 W., S.M. Section 2:ALL, 640.00 ACRES; Section 11: ALL, 640.00 ACRES; CONTAINING 1,280.00 ACRES, MORE OR LESS.
State of Alaska ADL 18758			**70.000% Working Interest** **Non-unitized Acreage** **Sabre Prospect** New Segment 1 Section 35: SE4SE4, 40.00 Acres; Section 36: S2, SE4NW4, 360.00 acres

Lease/Lessor	**Original Lessee (interest delineated in description assigned to PEAO)**	**Lease Date**	**Interest Assigned and Property Description**
			Containing 400.00 acres, more or less. Pertains to all depths.
State of Alaska ADL 17597			**50.000% Working Interest** **Non-unitized Acreage** **Segment 1** T 10 N, R13 W, SM Section 14: ALL 640 Acres Section 15: ALL 640 Acres Section 22: ALL 640 Acres Section 23: ALL 640 Acres Containing 2,560 Acres, More or Less. **Segment 2** T 10 N, R 13 W, SM Section 27: N/2 NE/4, W/2 400 ACRES Section 28: ALL 640 ACRES Section 33: ALL 640 ACRES Section 34: W/2, 320 Acres Containing 2,000 Acres, More or Less.
State of Alaska ADL 384314	Peter G. Zamarello	4/23/1997	**1.00000% Overriding Royalty Interest *** **Falls Creek Prospect** Ninilchik Unit, Tract 2 Tract 78-014 T. 2 N., R. 12 W., Seward Meridian, Alaska Section 19, Protracted, All, 626 Acres; Section 20, Unsurveyed, All Tide And Submerged Lands, 456.20 Acres; Section 21, Surveyed, NW1/4NE1/4, N1/2NE1/4NE1/4SE1/4, NE1/4NW1/4, 85 Acres; Section 28, surveyed, SE1/4, 160 Acres; Section 29, Unsurveyed, All Tide and Submerged Lands, 260.78 Acres; Section 30, Protracted, All, 627 Acres; Section 31, Surveyed, Fractional, All, 29.57 Acres; Section 31, Unsurveyed, All Tide And

Lease/Lessor	Original Lessee (interest delineated in description assigned to PEAO)	Lease Date	Interest Assigned and Property Description
			Submerged Lands, 599.43 Acres; Section 32, Surveyed, Fractional, Lot 2, SE1/4, NE1/4SW1/4, 222.51 Acres; Section 32, Unsurveyed, All Tide And Submerged Lands, 51.96 Acres; Section 33, Surveyed, NE1/4, SW1/4SE1/4, E1/2W1/2, NW1/4NW1/4, 400 Acres; This Tract Contains 3,518.45 Acres More or Less.
State of Alaska ADL 18730			**50.0000% Working Interest** **Non-unitized Acreage** New Segment 3 T. 9 N., R. 13 W., S.M. Section 26, E2, 320.00 acres; Section 35, all, 640.00 acres; Containing 960.00 acres, more or less. Pertains to all depths.
State of Alaska ADL 18777			**50.0000% Working Interest** **Non-unitized Acreage** New Segment 1 T. 9 N., R. 13 W., S.M. Section 7, All, 632.00 Acres; Section 18, N2, SW4, 474.00 Acres; Containing 1,106.00 Acres, more or less. Pertains to all depths.
State of Alaska ADL 17594			**50.0000% Working Interest** **Non-unitized Acreage** Segment 3

Lease/Lessor	**Original Lessee (interest delineated in description assigned to PEAO)**	**Lease Date**	**Interest Assigned and Property Description**
			T 9 N., R. 13 W., S.M. Section 17: NW4, 160.00 Acres; Containing 160.00 Acres, more or less. Pertains to all depths

* Percentage shown reflects conveyance by PEAO of a five-tenths of one percent overriding royalty interest to Donkel Oil & Gas, LLC as contemplated by Schedule 6(iii).

Terminated Leases, pending appeal decision from Alaska DNR

These leases were terminated by Alaska DNR and are currently under appeal as part of the Point Thomson litigation.

State Of Alaska ADL 47567	Pennzoil, FOC, Colorado Oil & Gas	10/1/1969	**5.2000% Working Interest** **Point Thomson** Terminated, appeal pending. C23-152 T9N-R22E-U.M. Section 3: 640.00, Acres, All Section 4: 640.00 Acres, All Section 9: 640.00 Acres, All Section 10: 640.00 Acres, All Total Acres – 2,560.00
State Of Alaska ADL 47562	Pennzoil, FOC, Colorado Oil & Gas, Newmont, Al-Aquitaine	10/1/1969	**5.2000% Working Interest** **Point Thomson** Terminated, appeal pending. C23-147 T. 10 N.-R. 22 E.-U.M. Section 27: 640.00 Acres, All Section 28: 640.00 Acres, All Section 33: 640.00 Acres, All Section 34: 640.00 Acres, All Total Acres - 2,560.00

Liens and Title Defects

Title Defects

1. Each of the Leases is in good standing insofar as it covers the lands described in Exhibit A as being within each said lease or "segment" thereof.

2. PEAO holds in each Lease (insofar as each lease covers the lands described in Exhibit A as being within each said lease or "segment" thereof) the undivided percentage working interest or overriding royalty interest that is described in Exhibit A as being held therein by PEAO.

3. The Department of Natural Resources, Division of Mining, Land and Water requested a $250,000 performance bond from PEAO to cover authorizations for certain right-of-ways numbers ADL 32549, 32916, 34813, 35400, 220602, 221085, 227954, and 228217 pursuant to the decision of the Commissioner of Alaska DNR dated May 1, 2008. PEAO appealed the decision on the basis that such request was not supported nor authorized under any provision of Alaska law of regulation thereunder. PEAO and the State of Alaska endeavored to resolve the issue and PERL offered by letter dated December 16, 2008, to add such authorizations to PERL's performance guarantees on file with Alaska DNR. As of the Execution Date, Alaska DNR has neither responded to nor rejected such offer. As of the Execution Date, the right-of-way authorizations remain in the name of Forest Alaska Operating, L.L.C. (which has changed its name to Pacific Energy Alaska Operating LLC).

4. A dispute relative to the leases formerly known as the Corsair leases, the assignment of such leases to Escopeta and the status of the contingent interest under the farmout agreement retained by PEAO remains unresolved. Escopeta claimed in a letter to PERL dated August 3, 2009, that Pacific Energy breached the terms of the farm-out agreement by failing to deliver to Escopeta the five leases free and clear of all rental payments due in 2008 and 2009, and that Escopeta was therefore cancelling the farm-out agreement. However, by a separate letter to PERL dated August 6, 2009, Escopeta advised PERL to disregard the August 3, 2009 letter because it was, in light of the fact that Pacific Energy is in bankruptcy proceedings, sent in error. Notwithstanding the August 6, 2009 letter, it is PERL's understanding that Escopeta is still claiming a breach by Pacific Energy under the farm-out agreement for failing to deliver to Escopeta the five leases free and clear of all rental payments due in 2008 and 2009.

Liens

Liens under the DIP Credit Facility and the Second Lien Credit Agreement; provided, however, that any liens pursuant to the DIP Credit Facility and the Second Lien Credit Agreement will be extinguished at Closing, and (a) the Alaska Interests being transferred to Buyer, and (b) the overriding royalty interests being conveyed by PERL and PEAO to Donkel Oil & Gas, LLC pursuant to Section 7.2(l) of the Agreement, shall be transferred and conveyed free and clear of any and all Liens, Claims, Liabilities, interests, other encumbrances and Title Defects relating to or in connection with the DIP Credit Facility and the Second Lien Credit Agreement.

Owned Real Property*

GRANTOR	GRANTEE	GRANT DATE	RECORDING DISTRICT	PROSPECT NAME	RECORDING BOOK	PAGE
HEIRS OF GLADYS ELVSAAS	FORCENERGY INC	4/20/2000	ANCHORAGE	REDOUBT SHOAL Lot 2, USS 12121 according to the official plat on file in the BLM located within the Anchorage Recording District, Third judicial District, State of AK, containing 161.613 acres more or less.	975	678
FRED H ELVSAAS	FORCENERGY INC	1/28/2000	ANCHORAGE	REDOUBT SHOAL Lot 1, USS No. 4527, according to the official plat on file at the BLM, located within the Anchorage Recording District, Third Judicial District, State of AK, containing 160.545 acres.	975	662
FRED H ELVSAAS	FORCENERGY INC	11/13/1998	ANCHORAGE	REDOUBT SHOAL Parcel 1: USS 1999 according to the official plat on file in the BLM located in the Anchorage Recording District, Third Judicial District, State of AK, containing 15.197 acres more or less. Parcel 3:USS 4527, Lot 2 according to the official plat on file in the BLM, located within the Anchorage Recording District, Third Judicial District, State of AK containing 4.581 acres more or less.	3364	205

* All interests herein assigned to PEAO by Forest Oil Corporation or Forest Alaska Operating LLC.

Real Property Leases*

Surface Leases

LESSOR	LESSEE	LEASE DATE	RECORDING DISTRICT	PROSPECT NAME	RECORDING BOOK	PAGE
SALAMATOF NATIVE ASSOCIATION	FOREST OIL CORPORATION	8/1/2002	ANCHORAGE	REDOUBT SHOAL		
SALAMATOF NATIVE ASSOCIATION	FORCENERGY INC	8/27/1999	ANCHORAGE	WEST FORELAND		

*All interests herein assigned to PEAO by Forest Oil Corporation or Forest Alaska Operating LLC

Rights-of-Way*

					RECORDING	
LESSOR or GRANTOR	LESSEE or GRANTEE	LEASE DATE	RECORDING DISTRICT	PROSPECT NAME	BOOK	PAGE
LORENCE B. SNODGRASS ET UX	STEWART PETROLEUM	11/6/1962	ANCHORAGE			
LORENCE SNODGRASS AND NINA	MARATHON OIL COMPANY	5/23/1978	ANCHORAGE			
UNION OIL COMPANY OF CALIFORNIA AND FOREST OIL CORPORATION	FOREST OIL CORPORATION	9/29/2005	ANCHORAGE	TRADING BAY		
COOK INLET REGION INC	STEWART PETROLEUM COMPANY	3/31/1995	ANCHORAGE	1995 SUBSURFACE PIPELINE EASEMENT Connecting West McArthur To Trading Bay (Subject to 1/1/1990 West Foreland General Agreement)		
COOK INLET REGION INC	FOREST OIL CORPORATION	10/28/2002	ANCHORAGE	KUSTATAN TO TRADING BAY SUBSURFACE EASEMENT AGREEMENT		
SALAMATOF NATIVE ASSOCIATION	FOREST OIL CORPORATION	8/1/2002	ANCHORAGE			
BARBARA M, STEVENS REPRESENTED BY THE BIA A-47826	FOREST OIL CORPORATION	11/13/2002	ANCHORAGE	WEST MCARTHUR RIVER Section 21, T.8N, R.14W., S.M.; Survey 45201	2003-021223-0	

					RECORDING	
LESSOR or GRANTOR	**LESSEE or GRANTEE**	**LEASE DATE**	**RECORDING DISTRICT**	**PROSPECT NAME**	**BOOK**	**PAGE**
HEIRS OF ALEC DOLCHOK AND SHERIAN E. MARTIN REPRESENTED BY THE FIELD REPRESENTATIVE, BIA AA-8272-B	FOREST OIL CORPORATION	09/04/2002	ANCHORAGE	WEST MCARTHUR RIVER	2002-065363-0	
SALAMATOF NATIVE ASSOCIATION	FORCENERGY	8/27/1999		T21N R14W Sec. 3, 4, 9, 10 T8N R14W Sec. 16, 21, 28,33,34 – 50 ft wide transportation corridor comprising approx. 80 acres s.m., Kenai pen.bor.		
COOK INLET REGION	STEWART PETROLEUM COMPANY	1/1/1990		SUBSURFACE ACCESS EASEMENT covering T8N R14W Sec 16, SM Commencing at a point in the SW/corner of the airstrip locally known as the Pan American Petroleum Airstrip (abandoned), said corner being the true point of beg.; then N 48 deg 30'W, approx. 1800'; then N 52 deg 45'E. approx 1300' to the mean high water line of Cook Inlet; then in a SE'ly direction along the mean high water line of Cook Inlet, approx 3750'; then N48 deg 30'W, approx 1850 to the true point of beg., all located within the Anchorage Recording District, Third Judicial District, AK The Subsurface estate to a depth of 2000 feet from the existing surface contour in the above desc. Property. (Subject to 1/1/1990 West Foreland General Agreement).	2019	708
SALAMATOF NATIVE ASSOCIATION INC.	STEWART PETROLEUM COMPANY	1/1/19990		T8N R14W Sec 5, 8, 9, 16, 17, S.M. AK surface lease easement containing approximately 700 acres.	2019	706

* All interests herein assigned to PEAO by Forest Oil Corporation or Forest Alaska Operating LLC.

Platforms, Wells and Equipment

WEST McARTHUR RIVER FIELD, associated infrastructure, pipelines and the following wells:

Well
1A
2A
3ST
4D
5
6
7A

WEST FORELAND FIELD, associated infrastructure, pipelines and the following wells:

Well
1
2(Lower)
2D(Upper)

THREE MILE CREEK, associated infrastructure, pipelines and the following wells:

Well
1
2

KUSTATAN FIELD, associated infrastructure, pipelines and the following well:

Well
1

Equipment and Tools[1]

Item	E#	Equipment Name	Model No.	Serial No.
1	A19	Motor grader	Caterpillar 14G	96U05980
2	A11	Motor grader	Caterpillar 14G	96U705
3	A12	Crawler	Caterpillar D-6	04X08385
4	A22	Crawler	Caterpillar D-7H LGP	7ME00676
5	A13	Bucket loader	Caterpillar 966C	76J2806
6	A24	Bucket loader	Caterpillar 966F1	1SL01399
7	A14	Skid steer loader	Bobcat 863	514414261
8	A26	Skid steer loader	Bobcat s250	521313258
9	A17	#1Crewcab Flatbed Truck	Ford F550 2000	1FDAW57F31EB36746
10	b2503	#2Crewcab Pickup	Ford F350 2002	1FTSW31F72EB31928
11	b2504	#3Crewcab Pickup	Ford F350 2002	3FTSW31FX2MA14709
12	b2505	#4Crewcab Pickup	Ford F350 2002	1FTSW31F02EB30720
13	b2506	#5Crewcab Pickup	Ford F350 2002	1FTSW31F32EA97115
14	A18	Extended Cab Pickup	Ford F250 1997	1FTHX26F6VEC56000
15	A36	#1Kawasaki Mule 4X4	KAF950A3 2510 Diesel	JK1AFDA152B508080
16	A37	#2Kawasaki Mule 4X4	KAF950A3 2510 Diesel	JK1AFDA182B508073
17	A38	#3Kawasaki Mule 4X4	KAF950A3 2510 Diesel	JK1AFDA112B508075
18	A39	#4Kawasaki Mule 4X4	KAF950A3 2510 Diesel	JK1AFDA172B508081
19	A40	Honda ATV	Rubicon	47BTE260314029254
20	A09	Honda ATV	Fourtrax	47BTE2243X4004503
21	A10	Snow machine	Skidoo Scandic 1999	1430-00047
22	A2	1991 Diesel SUV	Surburban 4dr Chev	1GNGV266J8LF15996
23	A57	Welding Truck	Ford F350+portable unit	2FTJW36MOKCB56405
24	A52	International Fuel TruckS	1954	1HTLDZ5N7JH584462
25	A53	International Vac Truck	4070B	103322228
26	A8	Mack Truck 1982	End Dump	DML821SX 001023
27	A7	Mack Vac Truck 1981	Vac Truck	DMM6866S1353
28	A3	Gas Crewcab (Pink lady)	Ford F350 1993	2FTJW36H8PLB01629
29	A43	Light Plant #1	Mag005Nightbuster	4000 10474
30	A44	Light Plant #2	Mag007Nightbuster	10476
31	A27	Snow Blower	Boss	N/A
32	A58	Frost Fighter	Totem diesel 500K BTU	1120046
33	A59	Frost Fighter Trailer	Totem diesel 1M BTU	GJ513785
34	A35	Replacement Excavator	Hitachi EX150	1333489
35	A60	Generator	Deutz	7878610
36	A47	Generator	Caterpillar XQ350	E46-JVN89
37	A61	Air Compressor	I\R 185	4FVCBAA41U319265
38	A48	Spill response boat '16	Honda Jet Lowe Boat	OMCL0928J001

[1] To the extent that such property is in existence upon return of the equipment to Sellers through a reversal or vacation of the Abandonment Order, all such property will be conveyed to Buyer through a Letter Agreement between the Parties and by way of a Master Conveyance of such property.

Item	E#	Equipment Name	Model No.	Serial No.
39	A29	Sander	2½ yd	00-06-7399
40	A45	Heater	Tioga	88111246
41	A30	Diesel man lift	JLG 450AJ	300046524
42	A31	Electric scissor lift	JLG 2646E2	200067236
43	A46	Spill trailer w/spill & equipment	Spill Response Van	53126
44	A49	Equipment trailer	15 Ton	N/A
45	A32	#1Portable housing unit 2 bedroom + office		N/A
46	A33	#2Portable housing unit 2 bedroom + office		N/A
47	A34	Atco portable	tools storage	N/A
48	A1		1989 Ford F350	2FTJW36MXKCB08278
49	A4		1999 Ford F350	1FTSW31F6X3A68053
50	A5	Fuel truck	1974 Chevrolet	CHM9341169628
51	A6	Vac truck – 60 bbl	1974 International	25947DGA18253
52	A16	Backhoe	1975 JD	002859T
53	Crane		RTT656S	39142

54 All of Seller's miscellaneous equipment located in Alaska or associated with Alaskan operations.

55 All of Seller's miscellaneous power tools located in Alaska or associated with Alaskan operations.

56 All of Seller's miscellaneous hand tools located in Alaska or associated with Alaskan operations.

57 All of Seller's miscellaneous equipment storage and tool storage located in Alaska or associated with Alaskan operations.

Computers and Data

1 All of Seller's miscellaneous servers, computer and IT hardware equipment located in Alaska or associated with Alaskan operations.

2 All of Seller's miscellaneous computer and IT software located in Alaska or associated with Alaskan operations.

3 All of Sellers miscellaneous data and data storage located in Alaska or associated with Alaskan operations.

4 All of Seller's miscellaneous printers, plotters, computer tables, furniture, and any other related equipment or supplies related to computers and data located in Alaska or associated with Alaskan operations.

Working Interests in Leases, Wells, Product, Camps and Related Infrastructure

1 All of Seller's Working Interest in all West McArthur River Unit leases, wells, camps related infrastructure and rights in all contracts & agreements supporting their operations.
2 All of Seller's Working Interest in all West Foreland Field leases, wells, production facility, related infrastructure and rights in all contracts & agreements supporting their operations.
3 All of Seller's Working Interest in the Kustatan Field lease, KF #1 well, camp, production facility related infrastructure and rights in all contracts & agreements supporting their operations.
4 All of Seller's rights, title and fee interest in the ~360 acres of real property located on the west side of Cook Inlet where the Kustatan Production Facility is situated.
5 All of Sellers Working Interest in the Mosquito Station and related infrastructure.
6 All of Seller's overriding royalty interests in all Leases located in Alaska.
7 All of Sellers rights, interests and royalty interests in any crude oil stored in any and all of the storage tanks located in any of the Alaskan facilities and natural gas banked with Aurora Gas.

Furniture, Fixtures and Supplies

1 All of Seller's Furniture located in Alaska or associated to Alaskan operations (other than furniture located in the Anchorage office).
2 All of Seller's Fixtures located in Alaska or associated to Alaskan operations.
3 All of Seller's Office, Janitorial, Kitchen (including camp food), Camp, Welding, Lubricants, Paint Welding, Spill Response and any other supplies in Alaska or associated to Alaskan operations.

Employee Records and Agreements

1 Copies of employee records and agreements of employees retained by Buyer to manage and operate Alaska operations, facilities and offices.
2 Copies of all records and agreements related to contract employees associated with Alaska operations.

Bonds

1 All of Seller's rights and interest in any cash bonds or accounts established to fund reclamation, decommissioning, remediation, or abandonment of any Alaska facilities, infrastructure, wells or platforms to be acquired by Buyer through this agreement, to the extent returned by the State of Alaska or other Governmental Entities in connection with the reversal or vacation of the Abandonment Order.

Seismic Data – Owned - Oct. 2009

2D/ 3D	Survey Prefix	No. Lines	Survey Name	Year	Line Numbers	Basin	Forest Data Owners	Miles	Field Tapes	SEGY Tapes	OBS Doc's	Pacific Data Ownership
2D	97BP (97BPR)	16	Boulder Point	1997	01-13,15,17,19	Cook Inlet	Proprietary	140.84	Y	Y	Y	PAC 100%
2D	97CB	1	Chickaloon Bay	1997	003	Cook Inlet	Proprietary	17.03	Y	Y	Y	PAC 100%
2D	97KAL	10	Kalgin Island	1997	01-10	Cook Inlet	Proprietary	147.94	Y	Y	Y	PAC 100%
2D	97ST	5	Starichkof	1997	01-05	Cook Inlet	Proprietary	33.55	Y	Y	Y	PAC 100%
2D	97TB	3	Trading Bay	1997	05-07	Cook Inlet	Proprietary	50.86	Y	Y	Y	PAC 100%
2D	98HAL	1	Halibut	1998	1	Cook Inlet	Proprietary	18.41	?	Y	?	PAC 100%
2D	98NI	3	North Ivan	1998	02-04	Cook Inlet	Proprietary	18.52	Y	Y	Y	PAC 100%
2D	98SMGS	5	S. Middle Ground Shoal	1998	1-5	Cook Inlet	Proprietary	57.34	?	Y	?	PAC 100%
2D	98TU(98TUT)	4	Tutna	1998	01-04/(02)	Cook Inlet	Proprietary	17.07	Y	Y	Y	PAC 100%
2D	FERB97	2	Redoubt Bay	1997	01,02	Cook Inlet	Proprietary	13.72	Y	Y	Y	PAC 100%
2D	OIO_06	11	Olsen/ Ivan/ Otter	2006	1, 2-11	Cook Inlet	FOC/Aurora Proprietary	99.33	Y	Y	Y	PAC 100% Line 1 - no restrictions
2D	SSU_06	9	South Susitna	2006	1-4,6-10	Susitna	Proprietary	94.42	Y	Y	Y	PAC 100%

2D/ 3D	Survey Prefix	No. Lines	Survey Name	Year	Line Numbers	Basin	Forest Data Owners	Miles	Field Tapes	SEGY Tapes	OBS Doc's	Pacific Data Ownership
2D	MLK	4	Middle Lake	2007	01, 02, 03, 04	Cook Inlet	Proprietary	17.84	Y	Y	Y	PAC 100%
2D	97RB	3	Redoubt Bay	1997	02,09(09A,09 B),10	Cook Inlet	Proprietary	31.79	Y	Y	Y	PAC 100%
2D	98RB	1	Redoubt Bay	1998	11	Cook Inlet	Proprietary	6.02	Y	Y	?	PAC 100%
2D	CC	3	Coffee Creek	1997	01, 02, 03	Cook Inlet	Proprietary	25.13	Y	Y	Y	PAC 100% Subject to restrictions
2D	98HA	2	Hanna	1998	001,002	Cook Inlet	95%FOC 5% Unocal	12.4	Y	Y	?	PAC 100%
2D	98MA	3	Marie	1998	01-03	Cook Inlet	95%FOC 5% Unocal	26.42	Y	Y	?	PAC 100%
2D	97WMH	14	West McArthur Hazard	1997	1-14	Cook Inlet	Proprietary	24.26	Y	Y	Y	PAC 100%
2D	RHR	8	Redoubt High Resolution	1998	011,012,021,031 , 040,041,050,051	Cook Inlet	Proprietary	7.85	Y	Y	Y	PAC 100%
2D	RHZ	15	Redoubt Shoals Hazard	1998	01-15	Cook Inlet	Proprietary	27.86	Y	Y	Y	PAC 100%
2D	WFHR2000		West Foreland High Res Pipeline Survey	2000		Cook Inlet	Proprietary		Y	Y	Y	PAC 100%
2D			Corsair Prospect	2003		Cook Inlet	Proprietary		Y	Y	Y	PAC 100%
2D			Raptor Prospect	2003		Cook Inlet	Proprietary		Y	Y	Y	PAC 100%

2D/ 3D	Survey Prefix	No. Lines	Survey Name	Year	Line Numbers	Basin	Forest Data Owners	Miles	Field Tapes	SEGY Tapes	OBS Doc's	Pacific Data Ownership
2D			Valkyrie Prospect	2003		Cook Inlet	Proprietary		Y	Y	Y	PAC 100%
2D	984C (98FC)	3	4C	1998	03,04,12	Cook Inlet	Unocal FOC	17.09	Y	Y	Y	PAC 100%
2D	Test Names		Copper River Seismic Parameter Test Survey	2002	Test Names	Copper River	50% FOC 50% Anschutz		Y	Y	Y	
2D	RWC	3	Copper River Basin	2004	104, 204, 304	Copper River	PTNR	18.02	N	Y	N	PAC 100% No Restrictions
2D	TMC04	6	3 Mile Creek	2004	01 - 06	Cook Inlet	30% FOC 70% Aurora	29.48	N	Y	N	PAC 100% Subject to restrictions
2D	OC04	3	Olsen Creek	2004	01, 03, 04	Cook Inlet	70% FOC 30% Aurora	14.73	N	Y	N	PAC 100% Subject to restrictions
3D	RU3D		Redoubt 3D	1997	1 - 210 1 - 425	Cook Inlet	Proprietary	44.3	Y	Y	Y	
3D	WMAC3D		West McArthur 3D	1997	1 - 120 1 - 239	Cook Inlet	Proprietary	16.8	Y	Y	Y	PAC 100%
3D	WF3D_06		West Foreland 3D	2006	1 - 193 1 - 406	Cook Inlet	Proprietary	23.25	Y	Y	Y	PAC 100% Subject to restrictions
3D	NMGS3D		North Middle Ground Shoal 3D	1998	1 - 706	Cook Inlet	50% FOC 50% Unocal	44.7	Y	Y	Y	PTNR
3D	WMAC3D/ TB3D		West McArthur3D merged w/TBAY3D	2000	1 - 239	Cook Inlet	Proprietary WMAC Only	33.66	Y	Y	Y	PAC 100%

Seismic Data – Licensed - Oct. 2009 [1]

2D / 3D	Survey Prefix	No. Lines	Survey Name	Year	Line Numbers	Basin	Forest Data Owners	Miles	Field Tapes	SEGY Tapes	OBS Doc's	New Owner or Owner's Agent	Pacific Data Ownership
2D	8265	1	8265 (MR-8) Middle River	1969	8	Westside Cook Inlet	Licensed	5.3	Y	Y	Y	Chevron	Licensed - Transfer
2D	8306	6	8306 - Susitna Basin North	1970	1,2,3,4,4A,16	Susitna	Licensed	89.61	Y	Y	Y	Chevron	Licensed - Transfer
2D	8307	0	Line renamed to 8306		See 8306 line 2	Susitna	Licensed	0	-	-	-	Chevron	Licensed - Transfer
2D	8340	3	8340 - Long Lake	1971	6,8,9	Westside Cook Inlet	Licensed	19.86	Y	Y	Y	Chevron	Licensed - Transfer
2D	8341	7	8341 - McArthur	1971	11-17	Westside Cook Inlet	Licensed	65.63	Y	Y	Y	Chevron	Licensed - Transfer
2D	8343	12	8343 - Kahiltna	1971	2-9,12,13,14,15	Susitna	Licensed	105.2	Y	Y	Y	Chevron	Licensed - Transfer
2D	GULF68	19	GULF68	1968	5,6,8,10-22,24-26	Susitna Flats	Licensed	135.18	Y	Y	Y	Chevron (Unocal)	Licensed - Transfer
2D	MR80	2	Middle River 80	1980	005, 006	Cook Inlet	License - Trade from Unocal	7.93	N	Y	N	Chevron (Unocal)	Licensed - Transfer
2D	PEC	4	PEC 61	1961/62	A, B, C, D	Susitna Basin	License - Trade from Unocal	51.58	N	Y	N	Chevron (Unocal)	Licensed - Transfer
2D	SB77	8	Susitna Basin 77	1977/78	1-8	Susitna Basin	License - Trade from Unocal	99.93	N	Y	N	Chevron (Unocal)	Licensed - Transfer
2D	SB78	9	Susitna Basin 78	1978/79	8A,9-16	Susitna Basin	License - Trade from Unocal	62.45	N	Y	N	Chevron (Unocal)	Licensed - Transfer
2D	TC-81	5	Tyonek 81	1981	1-5	Cook Inlet	License - Trade from Unocal	23.06	N	Y	N	Chevron (Unocal)	Licensed - Transfer
2D	UD	3	UD 66	1966	1-3	Cook Inlet	License - Trade from Unocal	16.19	N	Y	N	Chevron (Unocal)	Licensed - Transfer
2D	UGC	27	UGC 63	1962/63	AA,AB,AC,AD,BU, E-Z	Cook Inlet	License - Trade from Unocal	270.25	N	Y	N	Chevron (Unocal)	Licensed - Transfer

(1) Assignment of licensed seismic data is subject to written consent from Union Oil and Chevron. Such consent is to be acquired by Buyer after the Alaska Interests Closing.

COMPUTER WORKSTATIONS

FOC Name	Managed By		PERL Name
ANC01544	Shared Laptop	Laptop	ALSK-ANC-001
ANC01545	Larry Casarta	Laptop	ALSK-ANC-002
ANC01607	Shared Laptop	Laptop	ALSK-ANC-003
ANC01652	Paul Winslow #2	Desktop	ALSK-ANC-004
ANC01659	HSE Consultant	Desktop	ALSK-ANC-005
ANC01660	Anchorage Recept	Desktop	ALSK-ANC-006
ANC01741	Calee Robison	Desktop	ALSK-ANC-007
ANC01742	Conference Room	Desktop	ALSK-ANC-008
ANC01743	Bob Elder	Desktop	ALSK-ANC-009
ANC01745	x2136 - Guest	Desktop	ALSK-ANC-010
ANC01747	Production Assistant	Desktop	ALSK-ANC-011
ANC01748	ANCDataroom2	Desktop	ALSK-ANC-012
ANC01762	x2155 - Guest	Desktop	ALSK-ANC-013
ANC01763	x2138 - Guest	Desktop	ALSK-ANC-014
ANC01765	Carleigh Lester	Desktop	ALSK-ANC-015
ANC02028	Shared PC 1	Desktop	ALSK-ANC-016
ANC02048	x2132 - Guest	Desktop	ALSK-ANC-017
ANC02052	ANCDataroom	Desktop	ALSK-ANC-018
ANC02061	Barbara Kruk #2	Desktop	ALSK-ANC-019
ANC02072	Theresa Rubey	Desktop	ALSK-ANC-020
ANC02173	Conference Room	Desktop	ALSK-ANC-021
ANC02181	IT Consultant	Desktop	ALSK-ANC-022
ANC02253	Barbara Kruk #1	Desktop	ALSK-ANC-023
ANC02312	Shared Laptop	Laptop	ALSK-ANC-024
ANC02396	Jim Arlington	Desktop	ALSK-ANC-025
ANC02434	Shared PC 2	Desktop	ALSK-ANC-026
ANC02570	Rebekah Haynes	Desktop	ALSK-ANC-027
ANC02759	Paul Winslow #1	Desktop	ALSK-ANC-028
ANC02760	Greg Kirkland	Desktop	ALSK-ANC-029
ANC02833	Larry Casarta	Desktop	ALSK-ANC-030
ANC02877	Renee Varley	Desktop	ALSK-ANC-031
ANC02916	Leonard Gurule	Laptop	ALSK-ANC-032
ANC02937	Leonard Gurule	Desktop	ALSK-ANC-033
FLD01750	wmru2	Desktop	ALSK-WMR-039
FLD01752	wmruop	Desktop	ALSK-WMR-040
FLD01754	Richard Scritchfield	Desktop	ALSK-KPF-041
FLD01755	kpfleadop	Desktop	ALSK-KPF-042
FLD01761	wmruleadop	Desktop	ALSK-WMR-043
FLD01811	Kustatan1	Desktop	ALSK-KPF-044
FLD01926	wmru2	Desktop	ALSK-WMR-045
FLD01981	David Hall	Laptop	ALSK-KPF-046
FLD02167	Jim Newstead	Desktop	ALSK-KPF-047
FLD02275	Tom Hall/Jim Newstead	Desktop	ALSK-KPF-048
FLD02533	kpfop	Desktop	ALSK-KPF-049
FLD02614	David Hall	Desktop	ALSK-KPF-050

FOC Name	Managed By		PERL Name
No Asset Tag	Kitchen PC	Desktop	ALSK-KPF-051

Anchorage Office Hardware	
Printers	
	HP Color LaserJet 5500DN
	HP LaserJet 9050
	HP LaserJet 4350
	HP LaserJet 2200dtn
	HP LaserJet 1200
	Epson Stylus Color 3000
Plotters	
	HP DesignJet 1050C
Scanners	
	Neurascanner
	HP ScanJet 8250
Copiers	
	Canon Imagerunner 600
Faxes	
	Canon LaserClass 3170
Phone System	
	Avaya Definity
	Avaya Definity Expansion Cabinet
4 -	Avaya Wireless Access Points (1 - Not in Service)
	Avaya Wireless Phone
	Avaya Wireless Voice Processor
41 -	Avaya 6416D+ handsets
2 -	Avaya 6408D+ handsets
1 -	Avaya Console
Switches/Hubs	
	3Com 3824 - GigE switch
4 -	3Com SuperStack3 - 24 port switch (1 - IP Voice)
2 -	Cisco Catalyst 2960 - 48 port 10/100
	Cisco Catalyst 2960G - 24 port 10/100/1000
Network/Communications	
	Adtran 120e DSU
	Cisco 2611 (Gateway)
	Cisco 2800 Series Router
	Cisco PIX 515e
	Echo Canceller
	Paradyne 9192
	Vanguard 6455 Router

Anchorage Office Hardware	
Servers	
4 -	Compaq ML350 Servers
	HP DL320 Server
	HP DL360 Server
2 -	HP DL380 Servers
	Dell Poweredge 2900
	Dell Poweredge 2950
Other	
	APC SmartUPS RT 5000
	Proxima 9250+ Projector
	CalComp DrawingBoard V
	Sharp XR-32x Projector
	Spectra Logic 10K Library - w/2 AIT3 Drives
	Spectra Logic T24 Library - w/2 LTO3 Drives

WMRU Hardware	
Printers	
	Brother MFC 4800 - Fax
	HP DeskJet 3845
	Brother MFC-440CN - Fax
Copiers	
	Xerox Workcenter XD125F
Phone System	
	Nortel Norstar M0X8A
	Norstar Fast RAD
	Nortel CallPilot 100
Switches/Hubs	
	Netgear DS108 - 8 port hub
	3Com SuperStack3 - 24 port switch
Network/Communications	
	Vanguard 6455 Router
	Lynx sc6 Radio (Not in Service)

Kustatan Hardware	
Printers	
	Brother MFC-440CN - Fax
	Brother MFC-420CN - Fax
3 -	HP DeskJet 990cse
	HP DeskJet 1220c
Phone System	
	Nortel Norstar M0X8A
	Norstar Fast RAD
	Nortel CallPilot 100
Switches/Hubs	
2 -	Cisco 2950
2 -	3Com SuperStack3 - 24 port switch
Network/Communications	
	Vanguard 6455 Router
4 -	Tellular SX5E units
	Lynx sc6 Radio - uplink to XTO
Servers	
3 -	Dell Poweredge 1650
	Dell Poweredge 2950

XTO Hardware	
Network/Communications	
	Vanguard 6455 Router
	Echo Canceller
3 -	Microwave Dishes (2 - Not in Service)
3 -	Lynx sc6 Radio (2 - Not in Service)
Other	
	Toshiba Laptop (Echo Canceller Management)

UNIX WORKSTATIONS

Equipment	Equipment Type	Serial Number	Quantity
Ultra2	Workstation	726F185C	1
Ultra2	Workstation	931T1297	1
Ultra2	Workstation	839T0119	1
Ultra2	Workstation	625F06E1	1
Ultra80	Workstation	052C0BEA	1
SunBlade1000	Workstation	151C0942	1
SunBlade1000	Workstation	151C08A6	1
SunBlade1000	Workstation	151C08BD	1
SunBlade1000	Workstation	151C0941	1
A1000	Disk Array	043H33CB	1
E250 (Kira)	Server	038H4C2F	1
E450 (Denali)	Server	043H49A7	1
	Monitors	N/A	7
	Keyboards	N/A	7+
	Mice	N/A	7+
	Cables	N/A	?

Exhibit B
to
Purchase and Sale Agreement
(*Alaska Group 1*)

CERTAIN CONTRACTS COMPRISING THE ALASKA INTERESTS

Crude Oil Purchase Agreement Between PEAO and Tesoro Refining and Marketing Company dated March 13, 2009.

Gas Transportation and Measurement Station Usage Agreement between Forest Oil Corporation and Aurora Gas, LLC Dated October 27, 2005.

Asset Sales Agreement between Forest Alaska Operating LLC and Pioneer Natural Resources Alaska, Inc. Dated February 14, 2007.

Overriding Royalty Agreement between Forest Alaska Operating LLC and Pioneer Natural Resources Alaska, Inc. Dated February 16, 2007.

Joint Operating Agreement for Three Mile Creek Exploration Unit, Cook Inlet, Alaska by and between Aurora Gas, LLC, and Forest Oil Corporation Dated January 1, 2004.

Farmout Agreement between Escopeta Oil Company, L.L.C. and PERL dated February 11, 2009.

West Foreland General Agreement with Salamatof Native Association, Inc., Cook Inlet Region, Inc. and Stewart Petroleum Company, dated January 1, 1990, together with associated Surface and Subsurface Access Easements executed among Salamatof Native Association, Inc., Cook Inlet Region, Inc. and Forest Oil Corporation.

Response Action Contract between PEAO and Cook Inlet Spill Prevention and Response, Inc.

Point Thomson Unit Joint Operating Agreement.

Fuel Gas Purchase and Exchange Agreement between Marathon Oil Company and Pacific Alaska Operating LLC, effective August 13, 2009.

Oil Spill Responder/Coordinator Contract between Pacific Energy Resources Ltd. and The O'Brien Group.

West Foreland #1-West Foreland Field Compensatory Royalty Agreement, dated effective as of April 1, 2001, by and between the United States of America, through the Secretary of Interior, acting on its own behalf, and on behalf of Cook Inlet Region, Inc. (CIRI), the State of Alaska, and PEAO as successor-in-interest to Forest Oil Corporation.

West Foreland #2 Well - West Foreland Field Royalty Sharing Agreement Effective December 14, 2004 by and between the United States of America, through the Secretary of Interior, acting on its own behalf, and on behalf of CIRI, the State of Alaska, and PEAO as successor-in-interest to Forest Oil Corporation.

Three Mile Creek Gas Balancing Agreement dated August 2005, between Aurora Gas, LLC and Forest Oil Corporation – made an additional exhibit to that certain Joint Operating Agreement dated effective January 1, 2004.

NMGS 3-D Seismic Agreement, dated July 1, 1998, between Forcenergy and Unocal.

Redoubt Shoal 3-D Seismic Agreement, dated July 1, 1998, between Union Oil Company of California and Forcenergy Inc.

Kustatan to Trading Bay Subsurface Easement Agreement, entered into on October 28, 2002, between Cook Inlet Region, Inc. and Forest Oil Corporation (assigned from Forest Oil Corporation to PEAO), along with related Kustatan Subsurface Easement dated December 5, 2002.

Surface Use and Easement Agreement dated August 27, 1999, and Amendment #1, effective August 1, 2002, between Salamatof Native Association, Inc. and Forest Oil Corporation, and related agreements (except Lease and Right-of-Way Agreement effective January 1, 2000 between Salamatof Native Association, Inc., as Lessor, and Forest Oil Corporation and Union Oil Company of California, as Lessees).

Amended and Restated Trading Bay Facilities Agreement effective as of September 1, 2009 by and between Union Oil Company of California and PEAO.

Standby Trust Agreement effective January 14, 2008 between PERL and First National Bank Alaska, a national bank, the "Trustee" for the benefit of U.S. Environmental Protection Agency.

Grant of Easement for Right of Way (A-47826 and AA-8272-B) between PEAO and Bureau of Indian Affairs, Branch of Realty.

Software Maintenance Contract between PEAO and Spectra Logic Corporation.

Software License between PEAO and Symantec Corporation.

Radio Tower and Communications services contract between PEAO and XTO Energy.

Container rental contract between PEAO and Industrial Refuse Inc.

Office Landline and Internet services contract between PEAO and ACS.

Seismic Data Trade and License Agreement, NMGS Area, Cook Inlet Basin, 2002 between Union Oil Company of California and Forest Oil Corporation, dated December 10, 2002.

Data License Agreement between Union Oil Company of California and Forest Oil Corporation, dated December 29, 2004 (Assignment of this agreement is subject to written consent from Union Oil, to be acquired by Buyer after the Alaska Interests Closing).

Seismic Data Use License between Chevron USA Inc. and Forest Oil Corporation, dated December 30, 2004 (Assignment of this agreement is subject to written consent from Chevron, to be acquired by Buyer after the Alaska Interests Closing).

Data Storage, Trade and License Agreement (Cook Inlet Basin Alaska) dated as of October 1, 2001 by and between Forest Oil Corporation, BP Exploration (Alaska) Inc. and Union Oil Company of California.

Exhibit C
to
Purchase and Sale Agreement
(*Alaska Group 1*)

FORM OF ASSIGNMENT AND BILL OF SALE

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

(Space Above This Line For Recorder's Use Only)

ASSIGNMENT AND BILL OF SALE

STATE OF CALIFORNIA §

COUNTY OF ORANGE §

This Assignment and Bill of Sale ("Assignment") is effective as of November __, 2009, at 7:00 a.m. Pacific Time ("Effective Time"), and is from PACIFIC ENERGY ALASKA OPERATING LLC, a Delaware limited liability company, with an address of 111 West Ocean Boulevard, Suite 1240, Long Beach, California 90802 ("PEAO") to COOK INLET ENERGY, LLC, an Alaska limited liability company with an address of P.O. Box 90834, Anchorage, Alaska 99509 ("Buyer").

ARTICLE I
Definitions

Capitalized terms used herein, but not otherwise defined, shall have the respective meanings assigned to them in the Purchase and Sale Agreement, dated as of November ____, 2009, between PEAO, Pacific Energy Alaska Holdings, LLC and Buyer ("Purchase Agreement").

ARTICLE II
Grant

For Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (subject to adjustment in accordance with the Purchase Agreement) and other good and valuable consideration, the receipt and sufficiency of which PEAO acknowledges, PEAO hereby bargains, sells, assigns and conveys to Buyer, its successors and assigns, the Alaska Interests, subject to the terms of this Assignment, the Purchase Agreement, and each other Related Agreement, including the exhibits, schedules and attachments to each of the foregoing, and subject to any

and all applicable instruments of record in the Official Records of the Recording Districts of the State of Alaska, and the DNR and the RCA, excluding, however, the Excluded Items.

TO HAVE AND TO HOLD the Alaska Interests from and after the Effective Time, subject to the exceptions, reservations and limitations set forth herein and in the Purchase Agreement, unto Buyer, its successors and assigns forever.

ARTICLE III
Acceptance and Assumption

Section 1. Buyer accepts this Assignment and, except to the extent specifically excepted or reserved by PEAO, hereby assumes and agrees to perform all of PEAO's obligations and liabilities under each Contract comprising the Alaska Interests (including compliance with express and implied covenants and payment of costs, rentals, shut-in-payments, minimum royalties, and production royalties). Buyer's obligations under this Article III apply to all applicable agreements and instruments, whether recorded or not.

Section 2. Buyer hereby accepts the rights and obligations of operator with respect to the Alaska Interests and Properties transferred to Buyer under the Purchase Agreement.]

ARTICLE IV
Certain Representations and Covenants by Buyer

Section 1. Buyer represents that it has acquired the Alaska Interests for its own benefit and account and has not acquired the Alaska Interests with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws.

Section 2. If Buyer sells, transfers, or otherwise disposes of the Alaska Interests or fractional undivided interests in them in the future, it will do so in compliance with Applicable Laws.

Section 3. Buyer will comply with all Applicable Laws applicable to Buyer's ownership and/or operation of the Alaska Interests.

Section 4. If any of the terms of any document affecting or comprising the Alaska Interests requires that a third party (including any Governmental Entity) concur with, consent to or approve any part of the assignment made by this Assignment, Buyer will obtain such concurrence, consent or approval at its sole cost, risk and expense.

ARTICLE V
Other Provisions

Section 1. This Assignment is in all respects subject to the terms, conditions and provisions of the Purchase Agreement. The terms of this Assignment shall not expand, limit or modify any of the provisions of the Purchase Agreement, and to the extent of any conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall prevail in all instances. Nothing in this Assignment shall be deemed to amend or supersede

the Purchase Agreement in any respect. The provisions of the Purchase Agreement are not intended to, and shall not be merged into, or waived by, this Assignment.

Section 2. The provisions of this Assignment are severable. If a court of competent jurisdiction finds any part of this Assignment to be void, invalid, or otherwise unenforceable, this holding will not affect other portions that can be given effect without the invalid, void or otherwise unenforceable portion.

Section 3. All covenants and agreements in this Assignment bind and inure to the benefit of the respective successors and assigns of PEAO and Buyer, are covenants running with the land, and are effective as stated, whether or not the covenants and agreements are memorialized in other assignments and other conveyances executed and delivered by the parties and their respective successors and assigns from time to time.

Section 4. Recitation of or reference to any encumbrance, burden, defect, agreement or other instrument in this Assignment, or incorporated by reference into this Assignment, does not operate to ratify, confirm, revise, or reinstate the encumbrance, burden, defect, agreement or instrument if it has previously lapsed, expired or otherwise terminated. The inclusion of any reference to any encumbrance, burden, defect, agreement or instrument shall not operate to subject any such interest to any such encumbrance, burden, defect, agreement or other instrument except to the extent that such encumbrance, burden, defect, agreement or other instrument is valid and presently subsisting with respect to such interest; nor shall the reference to any such encumbrance, burden, defect, agreement or other instrument be deemed to constitute a recognition by the parties that any such encumbrance, burden, defect, agreement or other instrument is valid except to the extent that such encumbrance, burden, defect, agreement or other instrument is presently in force and effect.

Section 5. This Assignment and its performance will be construed in accordance with, and governed by, the internal laws of the State of Alaska, without regard to the choice of law rules of any jurisdiction, including those of the State of Alaska.

Section 6. The word "includes" and its syntactical variants mean "includes, but not limited to" and its corresponding syntactical variants. The rule of ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

Section 7. All exhibits, schedules and attachments referenced in and attached to this Assignment are incorporated herein.

Section 8. This instrument may be executed in counterparts, all of which together will be considered one instrument. This Assignment may be recorded in the real property records of any county, and may be filed with the DNR, the RCA and any other federal, state or local governmental department or agency.

Section 9. All parties producing, purchasing or receiving any hydrocarbons produced from or attributable to the Alaska Interests, or having such, or proceeds therefrom in their possession for which they or others are accountable to Buyer by virtue of the provisions of this Assignment, are authorized and directed to treat and regard Buyer as the assignee and transferee

of PEAO and entitled in PEAO's place and stead to receive such hydrocarbons and all proceeds therefrom; and such parties and each of them shall be fully protected in so treating and regarding Buyer, and shall be under no obligation to see to the application by Buyer of any such proceeds or payments received by it.

Section 10. Separate assignments of the Alaska Interests may be executed on officially approved forms by PEAO to Buyer, in sufficient counterparts to satisfy Applicable Laws. Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers and privileges set forth or incorporated herein as fully as though they were set forth in each such assignment. The Alaska Interests conveyed by such separate assignments are the same as, and not in addition to, the Alaska Interests conveyed herein.

Section 11. Any depth limitations, unit designations, unit tract descriptions, descriptions of undivided leasehold interests and well names contained in, or incorporated by reference into, this Assignment shall not be deemed to expand, limit or otherwise modify the interests being assigned and conveyed pursuant to this Assignment.

Section 12. Some of the land descriptions contained in, or incorporated by reference into, this Assignment may refer only to a portion of the land covered by a particular lease. Reference is made to the land descriptions contained in the applicable recorded documents of title. To the extent that the land descriptions contained in, or incorporated by reference into, this Assignment are incomplete, incorrect or not legally sufficient, the land descriptions contained in the recorded documents of title are incorporated herein by this reference.

Section 13. References in, or incorporated by reference into, this Assignment to instruments on file in the public records are made for all purposes. Unless provided otherwise, all recording references are to the official real property records of the county or counties in which the Alaska Interests are located and in which records such documents are or in the past have been customarily recorded, whether deed records, oil and gas records, oil and gas lease records, conveyance records or other records.

[Signatures begin on next page]

This Assignment and Bill of Sale is executed on the dates indicated below, but effective as of 7:00 a.m. Pacific time on November ____, 2009.

PACIFIC ENERGY OPERATING LLC	**COOK INLET ENERGY, LLC**
By:______________________________	By:______________________________
Name: Gerald Tywoniuk	Name: David Hall
Title: Acting Chief Executive Officer	Title: Chief Executive Officer
Date: November ____, 2009	Date: November ____, 2009

State of Alaska)
Third Judicial District)

On November ____, 2009, before me, ____, Notary Public, personally appeared David Hall, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Alaska that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature________________________________ (Seal)

State of California)
County of ____________)

On November _____, 2009, before me, ____, Notary Public, personally appeared Gerald Tywoniuk, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature________________________________ (Seal)

Exhibit D
to
Purchase and Sale Agreement
(*Alaska Group 1*)

FORM OF NON-FOREIGN AFFIDAVIT

Non-Foreign Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by Pacific Energy Alaska Operating LLC, a Delaware limited liability company ("PEAO"), PEAO hereby certifies the following:

1. PEAO is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and income tax regulations);

2. PEAO's U.S. taxpayer identification number is 20-5497021; and

3. The address of PEAO's principal executive office is:

111 W. Ocean Boulevard, Suite 1240
Long Beach, California 90802

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury, I declare that I have examined this affidavit and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of PEAO.

Date: November _____, 2009

____
Name:
Title:

Schedule 1
to
Purchase and Sale Agreement
(*Alaska Group 1*)

CURE AMOUNTS TO BE PAID BY BUYER AT CLOSING

Counterparty	Agreement	Estimated Cure Amount (A)
ACS P.O. Box 19666 Anchorage, AK 99519-6663	Office Landline and Internet	$3,585.00 (B)
Aurora Gas LLC 6051 North Course Drive Suite 200 Houston, TX 77043	Joint Operating Agreement (Three Mile Creek)	$174,782.00 (billed through August 2009)
Aurora Gas LLC 6051 North Course Drive Suite 200 Houston, TX 77043	Gas Trans. & Measurement Agreement (Oct 2005)	$0.00
BP Exploration (Alaska) Inc. Attn: Krissell Crandall or R.L. Skillern 900 E. Benson Blvd. Anchorage, AK 99508 P.O. Box 196612 Anchorage, AK 99516-6612	Data Storage, Trade and License Agreement (Cook Inlet Basin Alaska)	$0.00
Branch of Realty Bureau of Indian Affairs West-Central Alaska Field Office 3601 C Street, Suite 1100 Anchorage, AK 99503-5947	Grant of Easement for Right of Way (A-47826)	$0.00
Branch of Realty Bureau of Indian Affairs West-Central Alaska Field Office 3601 C Street, Suite 1100 Anchorage, AK 99503-5947	Grant of Easement for Right of Way (AA-8272-B)	$0.00
Bureau of Land Management/West Foreland 222 W. 7th Ave. #13 Anchorage, AK 99513	Oil & Gas Lease BLM-A-035017/West Foreland (Land Owner)	$510,566.69 (C)

Counterparty	Agreement	Estimated Cure Amount [(A)]
Bureau of Land Management/West Foreland 222 W. 7th Ave, #13 Anchorage, AK 99513	West Foreland # 1-West Foreland Field Compensatory Royalty Agreement (See same agreement below listed under the DNR)	$0.00
Bureau of Land Management/West Foreland 222 W. 7th Ave, #13 Anchorage, AK 99513	West Foreland # 2-West Foreland Field Royalty Sharing Agreement (See same agreement below listed under the DNR)	$0.00
Cook Inlet Region, Inc. PO Box 93330 Anchorage, AK 99509-9330	West Foreland General Agreement and related agreements and pipeline easements	$0.00
Cook Inlet Region, Inc. PO Box 93330 Anchorage, AK 99509-9330	West Foreland BLM-A-035017	See same oil & gas lease above listed under Bureau of Land Management [(C)] Per Cook Inlet Region, Inc. section of Sale Order $47,589.00 [(D)]
Cook Inlet Region, Inc. PO Box 93330 Anchorage, AK 99509-9330	West Foreland General Agreement, related agreements and pipeline easements	Per Cook Inlet Region, Inc. section of Sale Order $6,187.00 Additional amount owing $2,296.63 Equals total amount owing $8,483.63
Cook Inlet Region, Inc. PO Box 93330 Anchorage, AK 99509-9330	Kustatan to Trading Bay easements (subsurface rights)	$23,992.00
Cook Inlet Spill Prevention and Response, Inc. P.O. Box 7314 Nikiski, AK 99535	Response Action Contract	$11,705.21
Exxon Mobil 3301 C. St. #400 Anchorage, AK 99503-3958	Point Thomson Unit Joint Operating Agreement	$0.00

Counterparty	Agreement	Estimated Cure Amount [(A)]
Escopeta Oil & Gas Corp. 5005 Riverway, Suite 440 Houston, TX 77056	Letter Agreement Regarding Farm-Out (Feb 2009)	$0.00
Industrial Refuse Inc. 44196 Kalifornsky Beach Road Soldotna, AK 99669	Container Rentals	$809.32
The Medema Family Trust c/o Max D. Medema 2800 Kempton Hills Dr. Anchorage, AK 99516	Agreement Regarding Throughput West McArthur River Pipeline	$1,890.81 [(E)]
Salamatof Native Association P.O. Box 2682 Kenai, AK 99611	West Foreland General Agreement and related agreements and pipeline easements (surface rights)	Per Salamatof Native Association section of Sale Order $5,531.00 Additional amount owing $2,954.00 Equals total amount owing $8,485.00
Salamatof Native Association P.O. Box 2682 Kenai, AK 99611	Amendment #1 Surface Use and Easement Agreement (orig. agreement is dated August 27, 1999, amendment is effective August 1, 2002)	$50,000.00
State of Alaska/Redoubt 801 W. 10th Street Suite 302 Juneau, AK 99811	Oil & Gas Lease ADL-390368 (Redoubt - Kustatan)	$2,889.00
Spectra Logic Corporation 1700 55th Street Boulder, CO 80301	Software Maintenance Contract	$0.00
Symantec Corporation P.O. Box 60000 San Francisco, CA 94160	Software License	$0.00
Tesoro 300 Concord Plaza Drive San Antonio, TX 78218	Oil Sales Contract	$0.00
The O'Brien's Group, Inc. P. O. Box 8500 Philadelphia, PA 19178-2591	Oil Spill Responder/Coordinator Contract	$0.00

Counterparty	Agreement	Estimated Cure Amount [(A)]
Union Oil Company of California Attn: Kevin Tabler 909 West 9th Avenue Anchorage, AK 99501	Data Storage, Trade and License Agreement (Cook Inlet Basin Alaska)	$0.00
United States EPA Region 10 1200 6th Street Seattle, WA 98101	Stand-By Trust Agreement	$0.00
XTO Energy P.O. Box 730587 Dallas, TX 75373-0587	Radio Tower and Communications Services	$0.00

(A) Cure amounts are calculated as of October 13, 2009, with August 31, 2009 production, and are subject to upward adjustment based upon a reconciliation of amounts owed through the Alaska Interests Closing Date.

(B) Represents prepetition portion of cure amount only. Sellers will be responsible for post petition amounts which are estimated to be $1,411 as of October 13, 2009 through the Effective Time.

(C) This dollar amount includes Cook Inlet Region, Inc.'s ("CIRI") portion of royalty payable and is subject to further reconciliation. The amount of $510,566.69 shall be paid to the United States Department of Interior, Minerals Management Service ("MMS"), as agent for the Bureau of Land Management ("BLM") as administrator of Oil & Gas Lease BLM-A-035017/West Foreland, in full satisfaction of any unpaid royalty cure claims that may be owed to MMS or BLM with reference to Lease BLM-A-035017/West Foreland. Buyer reserves all rights to contest the amount of the unpaid royalty cure owing to BLM and CIRI with respect to the foregoing, subject to the administrative review and appellate process available through the MMS under applicable regulations and non-bankruptcy law. To the extent funds are refundable or represent an overpayment, such funds will first be paid to Sellers by Buyer to reimburse Sellers' related professional fees and expenses incurred after the Effective Time in support of Buyer's contest, and any funds remaining thereafter will be the property of Buyer. Additionally, Buyer is responsible only for prepetition royalties and royalties incurred after the Effective Time. Sellers will be responsible for post petition amounts which are estimated to be $3,797 as of October 13, 2009.

[D] This amount is actually included within the amount noted in [C] above. The CIRI portion should be shown at $29,547 as of October 31, 2009, not $47,589, but again is included in [C] above. However, the Sale Order states that the Buyer shall cure the prepetition amount owed to CIRI within 10 days of the Alaska Interests Closing Date, and shall cure any additional amounts owed as of the Alaska Interests Closing within 30 days of reconciliation and establishment of a final amount due (the reconciliation is to be completed by December 31, 2009).

[E] Represents prepetition portion of cure amount only. Seller will be responsible for post petition amounts, which are estimated to be $4080.73 as of October 13, 2009 through the Effective Time. The Medema Family Trust ("Medema") asserts that its throughput agreement must be assumed as it runs with the land. As set forth in the Sale Order, Medema, Sellers and Buyer reserve all of their rights with respect to whether the Medema throughput agreement must be assumed and cured. However, Buyer agrees to escrow the asserted cure amount provided by Sellers with respect to the Medema throughput agreement pending further review and resolution of this issue.

Schedule 2
to
Purchase and Sale Agreement
(*Alaska Group 1*)

CERTAIN EXCLUDED ITEMS

1. Seller's right, title and interest in that certain oil and gas platform built by the Superior Oil Company (Superior) in the E/2 of Section 34-10N-13W under the authority granted under ADL 17597 in or about 1966, known as the Spurr Platform (together with all associated facilities, materials and equipment) as acquired by the Forcenergy Inc. by virtue of that Assignment and Bill of Sale dated December 22, 1998. Seller acquired Forest's interest in the Spurr Platform in August 2007.

2. Any residual permit obligations or agreements regarding the Coffee Creek Exploration Site.

3. Encumbrances on WMRU pipeline throughput by Enbridge Pipelines or WPS Energy Services

4. Sellers' right, title and interest in those certain State of Alaska, Department of Natural Resources, Division of Mining, Land & Water easements and tideland lease associated with the Trading Bay Facility, and specifically referenced as ADL 34813, ADL 35400, ADL 220602, ADL 221085, ADL 224467, ADL 32916, and ADL 32549.[A]

5. Middle Lake Prospect Leases:

State of Alaska MHT 9300047
State of Alaska MHT 9300048
State of Alaska MHT 9300049
State of Alaska MHT 9300050
State of Alaska MHT 9300051
State of Alaska MHT 9300052
State of Alaska MHT 9300053

[A] These authorizations pertain to properties abandoned September 2, 2009.

Schedule 3
to
Purchase and Sale Agreement
(*Alaska Group 1*)

PERFORMANCE BONDS

Account Type	Bank	Balance	Notes
EPA Bond	First National Bank Alaska	$490,000.00	Irrevocable Letter of Credit Standby Agreement (EPA). Cash collateralized with account #22504955 at First National Bank Alaska. Cash deposited 12/14/07
Blanket	Department of Natural Resources, Division of Oil and Gas	$100,000.00	Cash Performance Guarantee signed Jan. 30, 2008. Cash deposited with Alaska DNR 12/14/2007
Blanket	Department of Natural Resources, Division of Oil and Gas	$500,000.00	Performance Guarantee. Cash deposited with Alaska DNR 12/14/2007
Drilling & Operating Bond	AK Oil & Gas Conservation Commission	$200,000.00	Cash deposited with DNR 12/14/2007
Bureau of Land Management Bond	Bureau of Land Management	$25,000.00	Lease A 035017

The items in the foregoing Performance Bonds table are included as Alaska Interests to the extent such items are returned to Sellers through a reversal or vacation of the Abandonment Order; otherwise, such items are not included as Alaska Interests.

Schedule 4
to
Purchase and Sale Agreement
(*Alaska Group 1*)

RDI ACCOUNT AND RELATED INFORMATION

Cash on deposit with RDI for 2009 suspended or escrowed royalties as of October 31, 2009:

$7,880

Liability for 2009 suspended or escrowed royalties as of October 31, 2009:

$13,479

Schedule 5
to
Purchase and Sale Agreement
(*Alaska Group 1*)

RELATED AGREEMENTS

None.

Schedule 6
to
Purchase and Sale Agreement
(*Alaska Group 1*)

SCHEDULE OF PREVIOUSLY CREATED OVERRIDING ROYALTY INTERESTS TO BE CONVEYED BY PACIFIC ENERGY RESOURCES LTD. AND/OR PACIFIC ENERGY ALASKA OPERATING, LLC TO DONKEL OIL & GAS, LLC PURSUANT TO ARTICLE 7, SECTION 7.2(l)

(i) a one-half of one percent overriding royalty interest on PEAO's working interest in any and all producing oil and gas leases being acquired by Buyer in Alaska under the Agreement, as follows:

BLM A 035017
ADL 388233
ADL 359111
ADL 359112
ADL 390368

(ii) a one percent overriding royalty interest on PEAO's working interest in the following exploration oil and gas leases being acquired by Buyer in Alaska under the Agreement:

ADL 390578	ADL 391108	ADL 390749
ADL 390585	ADL 390571	ADL 17602, Segment 1
ADL 17595, Segment 2	MHT 9300062	ADL 18758, Segment 1
ADL 390370	MHT 9300063	ADL 17597, Segments 1, 2
ADL 390379	ADL 390579	ADL 18730, Segment 3
ADL 390555	ADL 390549	ADL 18777, Segment 1
ADL 390556	ADL 390551	ADL 17594, Segment 3
ADL 390557	ADL 390735	

(iii) a five-tenths of one percent overriding royalty interest owned by PEAO on each of the following leases that constitute the Cosmopolitan Unit and Falls Creek prospect and are being acquired by Buyer under the Agreement:

MMS Oil and Gas Lease	**State Oil and Gas Leases**	
OCS-Y-01665	ADL 384404	ADL 387102
OCS-Y-01664	ADL 384403	ADL 389230
	ADL 18790	ADL 389525
	ADL 384314	ADL 389526

Schedule 7
to
Purchase and Sale Agreement
(*Alaska Group 1*)

SCHEDULE OF OVERRIDING ROYALTY INTERESTS
TO BE CONVEYED BY BUYER TO DONKEL OIL & GAS, LLC
PURSUANT TO ARTICLE 10, SECTION 10.14

(i) **a one percent overriding royalty interest on Buyer's working interest in any oil and gas lease that shall be issued, granted or otherwise executed and delivered to Buyer where such lease arises from, or pursuant to, the properties referenced and included in the following exploration license:**

ADL 390078

(ii) a one percent overriding royalty interest on Buyer's working interest in the following oil and gas leases, provided, that a final judgment in the Point Thomson Unit litigation or decision is entered that rescinds or overturns the termination of the subject leases by Alaska DNR and the leases are reinstated:

ADL 47562
ADL 47567